WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE PART OF AN EFFECTIVE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT OFFERS TO SELL NOR SOLICITATIONS OF OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-89978
                                                   Registration No. 333-89978-01

                   Subject to Completion, dated March 7, 2003

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2002)

                                (VALERO LP LOGO)

                             5,750,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

--------------------------------------------------------------------------------

We are offering to sell up to 5,750,000 common units representing limited partner interests in Valero L.P. Our common units are listed on the New York Stock Exchange under the symbol "VLI." The last reported sale price of our common units on the New York Stock Exchange on March 6, 2003 was $36.72 per unit.

 Investing in the common units involves risk. "Risk Factors" begin on page S-19 of this prospectus supplement and on page 4 of the accompanying prospectus.

                                                                PER COMMON
                                                                   UNIT          TOTAL
                                                              ---------------   --------
Public offering price.......................................     $              $
Underwriting Discount.......................................     $              $
Proceeds to Valero L.P. (before expenses)...................     $              $

We have granted the underwriters a 30-day option to purchase up to 862,500 common units on the same terms and conditions as set forth above to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common
units on or about           , 2003.

--------------------------------------------------------------------------------
LEHMAN BROTHERS
       GOLDMAN, SACHS & CO.
              MORGAN STANLEY
                     SALOMON SMITH BARNEY
                            UBS WARBURG
                                   CREDIT SUISSE FIRST BOSTON
                                         RBC CAPITAL MARKETS
                                              SANDERS MORRIS HARRIS

            , 2003

     [Map showing assets proposed to be contributed to Valero Logistics as well as Valero Logistics' current asset portfolio including its refined product pipelines, crude oil pipelines, natural gas liquid pipelines, hydrogen pipeline, refined product terminals and crude oil storage facilities in Colorado, Kansas, New Mexico, Oklahoma, Texas and California as well as the Valero Energy refineries interconnected with the Valero Logistics pipelines.]

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common unit offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this common unit offering. If the description of the common unit offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement. The sections captioned "Where You Can Find More Information" and "Validity of the Securities" in the accompanying prospectus are superseded in their entirety by the similarly titled sections included in this prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Where You Can Find More Information...   ii
Summary...............................  S-1
Risk Factors..........................  S-19
The Transactions......................  S-23
Use of Proceeds.......................  S-34
Capitalization........................  S-35
Price Range of Common Units and
  Distributions.......................  S-36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-37
Business..............................  S-54
Tax Considerations....................  S-67
Underwriting..........................  S-68
Notice to Canadian Residents..........  S-71
Validity of the Securities............  S-72
Experts...............................  S-72
Index to Financial Statements.........  F-1

                                        PAGE
                                        ----
                 PROSPECTUS
About Valero L.P. and Valero Logistics
  Operations..........................     1
About this Prospectus.................     1
Where You Can Find More Information...     1
Forward-Looking Statements............     3
Risk Factors..........................     4
Use of Proceeds.......................    16
Ratio of Earnings to Fixed Charges....    16
Description of Common Units...........    17
Cash Distributions....................    18
Description of Debt Securities........    25
Book Entry, Delivery and Form.........    35
Tax Considerations....................    37
Investment in Us by Employee Benefit
  Plans...............................    51
Plan of Distribution..................    52
Validity of the Securities............    53
Experts...............................    53
Change in Independent Public
  Accountants.........................    53

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the common units offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement.

     In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us, our financial condition and results of operations.

     - Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002;

     - the description of our common units contained in our registration statement on Form 8-A, filed on March 30, 2001; and

     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus supplement and until all of the securities offered by this prospectus have been sold.

     You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the address below. You may also obtain these documents through our website at www.valerolp.com.

                               Investor Relations
                                  Valero L.P.
                                One Valero Place
                            San Antonio, Texas 78212
                           Telephone: (210) 370-2000

                                    SUMMARY

     The summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements included in this prospectus supplement. Please read "Risk Factors" beginning on page S-19 of this prospectus supplement and beginning on page 4 of the accompanying prospectus for more information about important risks that you should consider before buying our common units. Unless the context otherwise indicates, the information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option, that the public offering price of the common units will be $36.72 per unit, the last reported sale price of our common units on March 6, 2003, and that we will redeem 3,809,750 common units from Valero Energy upon consummation of this offering. In this prospectus supplement, unless the context otherwise indicates, the terms "Valero L.P." and "we," "us," "our" and similar terms mean Valero L.P., together with our operating subsidiary, Valero Logistics Operations, L.P. The term "Valero Energy" means, depending on the context, Valero Energy Corporation, one or more of its consolidated subsidiaries, or all of them taken as a whole, but excluding Valero L.P. and its operating subsidiary.

                                  VALERO L.P.

     We are a publicly traded Delaware limited partnership formed in 1999. We were originally formed under the name of "Shamrock Logistics, L.P.," and changed our name to "Valero L.P." effective January 1, 2002, upon completion of Valero Energy Corporation's acquisition of Ultramar Diamond Shamrock Corporation on December 31, 2001. In April 2001, we completed our initial public offering of 5,175,000 common units. Valero Energy, a Delaware corporation, currently owns an aggregate 71.6% limited partner interest in us. Our operations are controlled and managed by our general partner, an indirect wholly owned subsidiary of Valero Energy. We own and operate most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee, Three Rivers and Ardmore refineries. We transport crude oil and other feedstocks to these refineries and transport refined products from these refineries to our terminals or to interconnections with third party pipelines for further distribution to Valero Energy's company-operated convenience stores or wholesale customers located in Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states. Our pipeline, terminalling and storage assets consist of:

     - approximately 783 miles of crude oil pipelines, including approximately 31 miles jointly owned with third parties, and five major crude oil storage facilities with a total storage capacity of approximately 3.3 million barrels;

     - approximately 2,846 miles of refined product pipelines, including approximately 1,996 miles jointly owned with third parties, and twelve refined product terminals (including one asphalt terminal), one of which is jointly owned, with a total storage capacity of approximately 3.2 million barrels; and

     - a 25-mile crude hydrogen pipeline connected to Valero Energy's Texas City refinery.

     We generate revenues by charging tariffs for transporting crude oil and refined products through our pipelines and by charging a fee for use of our terminals. We do not own any of the crude oil or refined products transported through our pipelines, and we do not engage in the trading of crude oil or refined products. As a result, we are not directly exposed to any risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations.

     During the year ended December 31, 2002, we transported an average of 348,023 barrels per day through our crude oil pipelines and an average of 295,456 barrels per day through our refined product pipelines and handled an average of 175,559 barrels per day in our refined product terminals. Our revenues for the year ended December 31, 2002 were approximately $118.5 million, a 20% increase from our revenues for the year ended December 31, 2001 of approximately $98.8 million. Operating income for the year ended

December 31, 2002 was approximately $57.2 million, a 23% increase from our operating income for the year ended December 31, 2001 of approximately $46.5 million.

     Concurrently with this offering, Valero Logistics is proposing to offer $250 million of senior notes in a private placement to institutional investors. With a portion of the proceeds from the proposed private placement, we will redeem a sufficient number of common units from Valero Energy to reduce Valero Energy's aggregate ownership interest in us to 49.5% or less. We will use the remainder of these proceeds, together with the net proceeds from this offering and borrowings under Valero Logistics' bank credit facility, to pay for the contribution to us by Valero Energy of 58 crude oil and intermediate feedstock storage tanks for $200 million and three refined product pipeline systems in South Texas for $150 million. The discussions in this prospectus supplement of our business as of the date hereof do not include the assets to be contributed to us. Please read "-- Summary of the Transactions" beginning on page S-4, "The Transactions" beginning on page S-23 and "Use of Proceeds" on page S-34 of this prospectus supplement.

BUSINESS STRATEGIES

     The primary objective of our business strategies is to increase our cash available for distribution to unitholders. We intend to achieve this primary objective by:

     - sustaining high levels of volumes in our pipelines, terminalling and storage assets;

     - increasing volumes in our existing pipelines and shifting volumes to higher tariff pipelines;

     - increasing our pipeline and terminal capacity through expansions and new construction;

     - pursuing selective strategic and accretive acquisitions that complement our existing asset base; and

     - continuing to improve our operating efficiency.

COMPETITIVE STRENGTHS

     We believe we are well positioned to successfully execute our business strategies due to the following competitive strengths:

     - Our pipelines provide the principal access to and from Valero Energy's McKee, Three Rivers and Ardmore refineries located near Amarillo, Texas, Corpus Christi, Texas and Ardmore, Oklahoma, respectively.

     - Our refined product pipelines serve Valero Energy's marketing operations in the southwestern and Rocky Mountain regions of the United States. These operations are concentrated in fast-growing metropolitan areas in the states of Texas, Colorado, New Mexico, Arizona and other mid-continent states.

     - We believe our pipeline, terminalling and storage assets are modern, efficient and well maintained, with 50% of our pipeline ownership mileage having been built since 1990.

     - Our pipelines have available capacity that provides us the opportunity to increase volumes and cash available for distribution to unitholders from existing assets.

     - Our revolving credit facility, coupled with our ability to issue new partnership units, provides us with financial flexibility to pursue expansion and acquisition opportunities.

OUR RELATIONSHIP WITH VALERO ENERGY

     Our operations are strategically located within Valero Energy's refining and marketing supply chain for Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states of the United States, but we do not own or operate any refining or marketing operations. Valero Energy is dependent upon us to provide transportation services that support the refining and marketing operations in the markets served by Valero Energy's McKee, Three Rivers and Ardmore refineries. At the same time, we are dependent on the continued use of our pipelines, terminals and storage facilities by Valero Energy and the ability of Valero

Energy's refineries to maintain their production of refined products. Valero Energy accounted for 99% of our revenues for the years ended December 31, 2001 and 2002. Although we intend to pursue third party business as opportunities may arise, we expect to continue to derive most of our revenues from Valero Energy for the foreseeable future. Valero Energy has advised us that it currently does not intend to close or dispose of the refineries currently served by our pipelines, terminals and storage assets (McKee, Three Rivers and Ardmore) or any of the refineries that will be served by our pipelines, terminals and storage assets upon the closing of the crude oil tank contribution and the South Texas pipeline contribution (Corpus Christi and Texas City, Texas and Benicia, California) or to cause any changes that would have a material adverse effect on these refineries' operations.

     Description of Valero Energy's Business. Valero Energy is one of the top three U.S. refining companies in terms of refining capacity. Valero Energy acquired Ultramar Diamond Shamrock Corporation on December 31, 2001, and now owns and operates 12 refineries, three of which are served by our pipelines and terminals:

     - the McKee refinery, which has a current total capacity to process 170,000 barrels per day of crude oil and other feedstocks, making it the largest refinery located between the Texas Gulf Coast and the West Coast;

     - the Three Rivers refinery, which has a current total capacity to process 98,000 barrels per day of crude oil and other feedstocks; and

     - the Ardmore refinery, which has a current total capacity to process 85,000 barrels per day of crude oil and other feedstocks.

     Valero Energy markets the refined products produced by these three refineries primarily in Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states through a network of company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

     Our Pipelines and Terminals Usage Agreement with Valero Energy. In connection with our initial public offering and as a result of Valero Energy's acquisition of Ultramar Diamond Shamrock, Valero Energy has generally agreed to transport, until April 1, 2008, at least 75% of the aggregate volumes of crude oil shipped to, and at least 75% of the aggregate volumes of refined products shipped from, the McKee, Three Rivers and Ardmore refineries in our crude oil pipelines and refined product pipelines, respectively, and to use our refined product terminals for terminalling services for at least 50% of the refined products shipped from these refineries. For the year ended December 31, 2002, Valero Energy used our pipelines to transport 97% of its crude oil and other feedstocks shipped to, and 80% of the refined products shipped from, the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 59% of all refined products shipped from these refineries. In addition, Valero Energy has agreed, until April 1, 2008, to remain the shipper for its crude oil and other feedstocks and refined products transported in our pipelines, and not to challenge our tariff rates for the transportation of crude oil and refined products.

     Valero Energy's obligation to use our pipelines and terminals will be suspended if Valero Energy ceases to own the refineries, if material changes in market conditions occur that have a material adverse effect on Valero Energy or if we are unable to handle the volumes due to operational difficulties with our pipelines or terminals.

     In connection with the crude oil tank contribution and South Texas pipeline contribution, together referred to as the contributions, we will enter into additional handling and throughput agreements with Valero Energy. Please read "The Transactions" beginning on page S-23 of this prospectus supplement.

     Valero Energy owns Valero L.P.'s general partner. Valero Energy owns and controls Riverwalk Logistics, L.P., which serves as our general partner with a 2% general partner interest. Currently, Valero Energy also indirectly owns an aggregate 71.6% limited partner interest in us. At the closing of this common unit offering and following our redemption of most of its common units, Valero Energy's indirect aggregate interest in us will decrease to 49.5% or less, which includes its 2% general partner interest. Please read "-- Summary of the Transactions" below.

     As a result of Valero Energy's ownership of our general partner, conflicts of interest are inherent in our relationship with Valero Energy. Please read "Risk Factors -- Risks Inherent in Our Business -- Valero Energy and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to the detriment of our security holders" on page 10 of the accompanying prospectus.

     Omnibus Agreement. At the closing of our initial public offering, we entered into an omnibus agreement with Valero Energy that governs potential competition between us and Valero Energy. Valero Energy has agreed, for so long as it controls our general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil and other feedstocks or refined products, including petrochemicals, or operating crude oil storage or refined product terminalling assets in the United States. This restriction does not apply to:

     - any business retained by Ultramar Diamond Shamrock (and now part of Valero Energy) at the closing of our initial public offering or any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock on December 31, 2001;

     - any business with a fair market value of less than $10 million;

     - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided that we have been offered and declined the opportunity to purchase this business; or

     - any newly constructed pipeline, terminalling or storage assets that we have not offered to purchase within one year of construction at fair market value.

     Also under the Omnibus Agreement, Valero Energy has agreed to indemnify us for environmental liabilities related to assets transferred to us in connection with our initial public offering that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001 (excluding liabilities resulting from any changes in law after April 16, 2001).

                          SUMMARY OF THE TRANSACTIONS

GENERAL

     Immediately upon the closing of the common unit offering and subject to the conditions described below:

     - Valero Energy will contribute the 58 crude oil and intermediate feedstock storage tank assets, as described below, to Valero Logistics for $200 million in cash;

     - Valero Energy will contribute the South Texas refined product pipelines and terminals, as described below, to Valero Logistics for $150 million in cash;

     - Valero Logistics will issue $250 million aggregate principal amount of senior notes, guaranteed by us, in a private placement to institutional investors;

     - Valero Logistics will borrow approximately $33.9 million under its revolving credit facility;

     - we will redeem from Valero Energy, at a price per unit equal to the net proceeds per unit from this common unit offering, before expenses, 3,809,750 common units; and

     - we will amend our partnership agreement as described below.

     The following table sets forth an estimated breakdown of the sources and uses of the funds to be used in these transactions (assuming a public offering price of $36.72 per unit, the last reported sale price of our common units on March 6, 2003):

                                                                 AMOUNTS
                                                              -------------
                                                              (IN MILLIONS)
SOURCES OF FUNDS:
  Valero L.P. common unit offering(1).......................     $211.1
  Valero Logistics senior notes offering(1).................      250.0
  Borrowings under Valero Logistics' revolving credit
     facility...............................................       33.9
  Valero L.P.'s net general partner capital
     contribution(2)........................................        1.5
                                                                 ------
                                                                 $496.5
                                                                 ======
USES OF FUNDS:
  Crude oil tank contribution...............................     $200.0
  South Texas pipeline contribution.........................      150.0
  Redemption of common units from Valero Energy.............      133.9
  Estimated transaction expenses (including underwriting
     discounts and commissions).............................       12.6
                                                                 ------
                                                                 $496.5
                                                                 ======

---------------

(1) Before deducting underwriting discounts and commissions and other transaction expenses.

(2) Reflects the general partner's capital contribution to maintain its 2% general partner interest in us upon the issuance of common units in this offering, reduced by the amount paid to the general partner in redemption of a portion of its general partner interest concurrently with the redemption of common units from Valero Energy.

CRUDE OIL TANK CONTRIBUTION

     We have entered into two contribution agreements with Valero Energy pursuant to which, upon closing of this common unit offering and the proposed private placement of senior notes and upon satisfaction of customary closing conditions, Valero Energy will contribute 58 crude oil and intermediate feedstock storage tanks and related assets to us for $200 million in cash.

     The tank assets consist of all of the tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment and appurtenances associated with the specified crude oil tanks and intermediate feedstock tanks located at Valero Energy's:

     - West plant of the Corpus Christi refinery in Corpus Christi, Texas, which has a current total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

     - Texas City refinery in Texas City, Texas, which has a current total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

     - Benicia refinery in Benicia, California, which has a current total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

The Corpus Christi refinery consists of two plants, the West plant and the East plant, with a combined total capacity to process 340,000 barrels per day of crude oil and other feedstocks. Since June 1, 2001 (the date Valero Energy began operating the East plant), Valero Energy has operated both plants as one refinery. Unless otherwise indicated, references to the Corpus Christi refinery include both the West and the East plants.

     The 58 crude oil and intermediate feedstock storage tanks at these refineries have approximately 11.0 million barrels of storage capacity in the aggregate. Valero Energy will agree to pay Valero Logistics a fee, for an initial period of ten years, for 100% of specified feedstocks delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery and to use Valero Logistics for handling all deliveries to these refineries as long as Valero Logistics is able to provide the handling and throughput services.

     For a more detailed discussion of the crude oil tank contribution, please read "The Transactions -- Crude Oil Tank Contribution" beginning on page S-23 of this prospectus supplement.

SOUTH TEXAS PIPELINE CONTRIBUTION

     We have entered into a contribution agreement with Valero Energy pursuant to which, upon closing of this common unit offering and the proposed private placement of senior notes and upon satisfaction of customary closing conditions, Valero Energy will contribute the South Texas pipeline system, comprised of the Houston pipeline system, the San Antonio pipeline system and the Valley pipeline system and related terminalling assets, to us for $150 million in cash. The three pipeline systems that make up the South Texas pipeline assets are intrastate common carrier refined product pipelines that connect Valero Energy's Corpus Christi and Three Rivers refineries to the Houston, San Antonio and Rio Grande Valley, Texas markets.

     In connection with the South Texas pipeline contribution, Valero Energy will commit, for an initial period of seven years with respect to gasoline, distillate and raffinate only, to transport in our pipelines certain percentages of refined product production and to use our terminals for certain percentages of throughput in our pipelines.

     For a more detailed discussion of the South Texas pipeline contribution, please read "The Transactions -- South Texas Pipeline Contribution" beginning on page S-26 of this prospectus supplement.

PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES

     On March 7, 2003, we announced a proposed private placement of $250 million in aggregate principal amount of senior notes to be issued by Valero Logistics. The senior notes are being offered only to qualified institutional investors in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The senior notes will be unsecured and guaranteed by us. This prospectus supplement and the accompanying prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any senior notes offered in the private placement. There is no assurance that this private placement will be completed or, if it is completed, that it will be completed for the amount contemplated. The private placement is conditioned upon the consummation of this common unit offering, and this common unit offering is conditioned upon the consummation of the private placement.

REDEMPTION OF COMMON UNITS OWNED BY VALERO ENERGY AND AMENDMENT TO PARTNERSHIP AGREEMENT

     Common Unit Redemption. Immediately following the closing of the offerings, we will redeem from Valero Energy 3,809,750 common units for approximately $133.9 million to reduce Valero Energy's aggregate ownership interest in us to 49.5% or less. We will redeem the common units at a price per unit equal to the net proceeds per unit we receive in this public offering of common units before expenses. Immediately following the redemption, we will cancel the common units redeemed from Valero Energy. We will also redeem the corresponding portion of Valero Energy's general partner interest so that it maintains its 2% general partner interest.

     Amendment to Partnership Agreement. Immediately upon closing of the offerings, we will amend our partnership agreement to provide that our general partner may be removed by the vote of the holders of at least 58% of our outstanding common units and subordinated units, excluding the common units and subordinated units held by affiliates of our general partner. We will also amend our partnership agreement to provide that the election of a successor general partner upon any such removal be approved by the holders of a majority of the common units, excluding the common units held by affiliates of our general partner.

     For a more detailed discussion of the common unit redemption and partnership agreement amendment, please read "The Transactions -- Redemption of Common Units Owned by Valero Energy and Amendment to Partnership Agreement" beginning on page S-33 of this prospectus supplement.

CONFLICTS COMMITTEE APPROVAL

     The conflicts committee of the board of directors of Valero GP, LLC, the general partner of our general partner, approved the contributions based in part on an opinion from its independent financial advisor that the consideration to be paid by us pursuant to the transaction agreements related to each of the contributions is fair from a financial point of view to us and our public unitholders. The conflicts committee also concluded that the pricing mechanism in this common unit offering would produce a fair price for the redemption.

                              RECENT DEVELOPMENTS

FINANCIAL OUTLOOK AND EXPECTED CASH AVAILABLE FOR DISTRIBUTION

     Due to a combination of circumstances in the first two months of 2003, Valero Energy reduced its production at several of its refineries, including the McKee, Three Rivers and Ardmore refineries, by as much as 15%, for economic reasons. The primary reason for the reduction was the unfavorable impact the oil workers' strike in Venezuela had on crude oil and other feedstock supplies in the market, which caused sweet crude oil and other feedstock processing economics to be unfavorable. The oil workers' strike in Venezuela has reduced the amount of Venezuelan crude oil received by the Three Rivers refinery under its purchase agreement with PDVSA, the national oil company of Venezuela. In addition, beginning in mid-March of 2003, a 20-day plant-wide maintenance turnaround of the Ardmore refinery will lower pipeline throughputs related to that refinery.

     As a result of Valero Energy's reduction in refinery production during the first quarter of 2003, throughput in our pipelines and terminals in the first quarter of 2003 is expected to be lower than throughput levels in the fourth quarter of 2002 and comparable to throughput levels in the first quarter of 2002. Accordingly, net income per unit applicable to our limited partners for the first quarter of 2003 is expected to be in the range of $0.55 per unit, which compares to $0.50 per unit in the first quarter of 2002 and $0.74 per unit in the fourth quarter of 2002. Based on the net income expected to be generated during the first quarter of 2003, we expect to have sufficient cash available for distribution to distribute $0.70 per unit for the first quarter of 2003.

     More recently however, a combination of strong refining and marketing fundamentals and increased crude oil availability have improved conditions substantially from earlier this year. If these improved conditions continue, we expect average pipeline and terminal throughput levels for the remainder of 2003 to return to average historical levels.

     Management expects that the contributions, the redemption and the adjustment to terminalling fees discussed below will result in an increase in cash available for distribution that we believe will be sufficient to enable management to make a recommendation to the board of directors to increase the quarterly distribution to $0.75 per unit commencing with the distribution with respect to the second quarter of 2003. However, any increase in the cash distribution to unitholders must be approved by the board of directors based on the actual amount of cash available for distribution at the time. Management's expectations with respect to cash available for distribution and distribution levels are based on the following assumptions:

     - We will consummate this common unit offering and Valero Logistics will issue $250 million aggregate principal amount of senior notes and will borrow $33.9 million under its revolving credit facility;

     - Average daily throughput volumes for 2003 in the tank assets will be 7% higher than average daily throughput volumes for those assets in 2002 due to higher refining margins and no turnarounds at the related refineries;

     - Average daily throughput volumes for 2003 in the South Texas pipelines and terminals will be 4% higher than average daily throughput volumes for those assets in 2002 as a result of the October 2002 expansion of the Corpus Christi to Houston refined product pipeline;

     - The tariffs and terminalling fees charged for use of these assets will be at least those set forth in the contractual arrangements with Valero Energy;

     - Annual operating expenses related to the crude oil tank contribution will be equal to the $4.2 million in fees that we have agreed to pay Valero Energy plus $6.3 million of additional expenses, including maintenance capital expenditures;

     - Annual operating and general and administrative expenses related to the South Texas pipeline contribution will be approximately $2 million less than those for the year ended December 31, 2002 mainly as a result of the exclusion of volumetric gains and losses and allocation of overhead;

     - Average daily throughput volumes in, and annual operating expenses related to, our existing assets will be substantially similar to those for the year ended December 31, 2002; and

     - Our business will not be materially adversely affected by refinery shutdowns, labor disturbances, general economic conditions, terrorist actions, environmental releases, changes in laws, accidents or similar factors.

     While management believes these assumptions are reasonable in light of management's current beliefs concerning future events, these assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those management anticipates. If our assumptions are not realized, then actual cash available for distribution could be insufficient to enable us to increase our distribution. Consequently, any statements about cash available for distribution or distribution levels should not be regarded as a representation by us or the underwriters that we will have sufficient cash available for distribution to make these distributions or that we will increase our current distribution levels to unitholders.

ADJUSTMENT TO TERMINALLING FEES

     In conjunction with the contributions, we reviewed our existing pipeline tariff rates and terminalling fees, including the additive blending fee that we charge for blending additives into gasoline and diesel fuel. Based on this review, we have reached agreement with Valero Energy, effective January 1, 2003, to increase the additive blending fee that we charge for blending additives into gasoline and diesel fuel at our 12 currently owned refined product terminals to $0.12 per barrel for the remaining term of the pipelines and terminals usage agreement. Assuming that this additional additive blending fee had been in effect during the year ended December 31, 2002, and assuming no change in the number of barrels of refined product that we blended, we would have generated an additional $1.5 million in operating income.

ACQUISITION OF THE TELFER ASPHALT TERMINAL

     In January 2003, we purchased an asphalt terminal in Pittsburg, California from Telfer Oil Company for $15.0 million. The asphalt terminal assets include two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer acquisition, we entered into a six-year terminal storage and throughput agreement with Valero Energy. The agreement includes an exclusive lease by Valero Energy of the asphalt storage tanks and related equipment for a monthly fee per barrel of storage capacity, Valero Energy's right to move asphalt through the terminal for a per barrel throughput fee with a guaranteed minimum annual throughput of 280,000 barrels, and Valero Energy's reimbursement to us of related costs, including utilities.

RATING AGENCY ACTION

     On March 6, 2003 Moody's Investors Service downgraded Valero Logistics' 6.875% senior notes due 2012 from Baa2 to Baa3, with a stable outlook. The downgrade was prompted by Moody's downgrade of the ratings of Valero Energy's debt from Baa2 to Baa3 on the same date. Moody's stated that the ratings of Valero Logistics were tied to Valero Energy's ratings because of Valero Energy's ownership interest in and control of us and Valero Logistics, the strong operational links between Valero Energy and Valero Logistics and the reliance of Valero Logistics on Valero Energy for over 90% of its revenues. On March 7, 2003, Standard and Poor's affirmed the debt rating of the 6.875% senior notes at BBB, with a negative outlook.

AMENDED REVOLVING CREDIT FACILITY

     Valero Logistics has entered into an amended revolving credit facility for up to $175 million with JPMorgan Chase Bank and other lenders. The amended revolving credit facility is currently scheduled to expire January 15, 2006. Upon completion of this common unit offering and the related transactions, we expect to have approximately $33.9 million outstanding under the credit facility.

     Borrowings under the credit facility may be used for working capital and general partnership purposes. The credit facility also allows Valero Logistics to issue letters of credit for an aggregate amount of $75 million.

     For a more detailed description of Valero Logistics' amended revolving credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" beginning on page S-46 of this prospectus supplement.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

     Valero Energy owns and controls Riverwalk Logistics, our general partner. Valero Energy also currently indirectly owns an aggregate 73.64% ownership interest in us.

     - Riverwalk Logistics, our general partner and an indirect wholly owned subsidiary of Valero Energy, currently owns and will own after this common unit offering, a 2% general partner interest in us and the incentive distribution rights pursuant to our amended partnership agreement;

     - UDS Logistics, the sole limited partner of Riverwalk Logistics and an indirect wholly owned subsidiary of Valero Energy, currently owns an aggregate 71.27% limited partner interest in us and, based on the assumptions set forth below, will own an aggregate 47.16% limited partner interest in us after the closing of the redemption transaction and this common unit offering;

     - Valero GP, LLC, an indirect wholly owned subsidiary of Valero Energy, is the general partner of Riverwalk Logistics and currently owns a 0.37% limited partner interest in us and will own a 0.34% limited partner interest in us after the closing of the redemption transaction and this common unit offering. Valero GP, LLC performs all management and operating functions for us; and

     - We currently own and will continue to own, a 99.99% limited partner interest in Valero Logistics and 100% of Valero GP, Inc., which is the sole general partner of Valero Logistics with a 0.01% general partner interest. Valero GP, Inc. performs all management and operating functions for Valero Logistics.

     The chart on the following page depicts our organization and ownership structure after giving effect to the redemption transaction and this common unit offering and assumes:

     - the redemption of 3,809,750 common units currently held by UDS Logistics;

     - the offering of 5,750,000 common units; and

     - the net contribution from our general partner of approximately $1.5 million, which represents its capital contribution to maintain its 2% general partner interest in us upon the issuance of common units in this offering, reduced by the amount paid to our general partner in redemption of a portion of its general partner interest concurrently with the redemption of common units from UDS Logistics.

                                    (CHART)
---------------

(1) Valero GP, LLC does not have voting rights with respect to these 73,319 common units.

(2) Valero Logistics Operations, L.P. owns a 50% interest in Skelly-Belvieu Pipeline Company, L.L.C. The remaining 50% interest is owned by ConocoPhillips.

                                  THE OFFERING

Common units offered by Valero
L.P...........................   5,750,000 common units

Units to be outstanding after
this common unit offering and
the redemption of common
units.........................   11,624,822 common units

                                 9,599,322 subordinated units

Use of proceeds...............   We estimate that we will receive net proceeds
                                 from this common unit offering of approximately
                                 $202.1 million, or approximately $232.5 million if the underwriters' over-allotment option is exercised in full. We plan to use net proceeds from this common unit offering, together with the proceeds of the proposed private placement of senior notes by Valero Logistics and the borrowings under the amended revolving credit facility, to fund the:

                                 - crude oil tank contribution;

                                 - South Texas pipeline contribution; and

                                 - redemption of common units from Valero
                                   Energy.

                                 The proceeds from any exercise of the
                                 underwriters' over-allotment option will be used to pay off borrowings under the revolving credit facility or for working capital and general partnership purposes.

Distribution policy...........   Under our partnership agreement, we must
                                 distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

                                 On February 14, 2003, we paid a quarterly cash distribution for the fourth quarter of 2002 of $0.70 per unit or $2.80 per unit on an annualized basis.

                                 When quarterly cash distributions exceed $0.60 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 50% if the quarterly cash distributions exceed $0.90 per unit. For a description of our cash distribution policy, please read "Cash Distributions" in the accompanying prospectus.

Subordination period..........   The subordination period will end once we meet
                                 the financial tests in the partnership
                                 agreement, but it generally cannot end before March 31, 2006. There is no provision in our partnership agreement for early conversion of a portion of the subordinated units.

                                 When the subordination period ends, all
                                 subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Estimated ratio of taxable
income to distributions.......   We estimate that if you own the common units
                                 you purchase in this common unit offering through the record date for the distribution with respect to the fourth calendar quarter of 2005, you will be allocated, on a cumulative basis, an amount of federal taxable income for the period 2003 through 2005 that will be less than 20% of the cash distributed to you with respect to that period. Please read "Tax
                                 Considerations" beginning on page S-67 of this prospectus supplement for the basis of this estimate.

Risk factors..................   An investment in our common units involves
                                 risks. Please read "Risk Factors" beginning on page S-19 of this prospectus supplement and page 4 of the accompanying prospectus.

New York Stock Exchange
symbol........................   VLI

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table provides selected financial data that was derived from our audited financial statements, as well as selected operating data. This data does not include any results from the contributions, nor does it give effect to the redemption transaction or the related financings associated with these transactions. The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included elsewhere in this prospectus supplement. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, please read "Valero South Texas Pipelines and Terminals Business Financial Statements" beginning on page F-31. Financial data for the crude oil tank contribution is unavailable as these assets have historically not been accounted for separately and have not been operated as an autonomous business unit. Please read "The Transactions" beginning on page S-23 for more information on the contributions.

     Prior to July 1, 2000, our pipeline, terminalling and storage assets were owned and operated by Ultramar Diamond Shamrock Corporation (now part of Valero Energy), and such assets serviced Ultramar Diamond Shamrock's McKee and Three Rivers refineries located in Texas, and the Ardmore refinery located in Oklahoma. These assets and their related operations were referred to as the Ultramar Diamond Shamrock Logistics Business. Effective July 1, 2000, Ultramar Diamond Shamrock transferred the Ultramar Diamond Shamrock Logistics Business, along with certain liabilities, to Shamrock Logistics Operations, L.P. (now Valero Logistics Operations, L.P.), a wholly owned subsidiary of Shamrock Logistics, L.P. (now Valero L.P.). We were wholly owned by Ultramar Diamond Shamrock. Data in the following table prior to the July 1, 2000 transfer is indicated as "Predecessor" and data subsequent thereto is indicated as "Successor." On April 16, 2001, we closed on our initial public offering of common units, which represented 26.4% of our outstanding partnership interests.

     On May 7, 2001, Valero Energy announced that it had entered into an Agreement and Plan of Merger with Ultramar Diamond Shamrock whereby Ultramar Diamond Shamrock agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion and the assumption of approximately $2.0 billion of debt. The acquisition of Ultramar Diamond Shamrock by Valero Energy became effective on December 31, 2001. This acquisition included the acquisition of Ultramar Diamond Shamrock's majority ownership interest in us. Our consolidated balance sheet as of December 31, 2001 was not adjusted to fair value due to the significant level of public ownership interest in us. Effective January 1, 2002, we changed our name to Valero L.P., and Shamrock Logistics Operations changed its name to Valero Logistics.

     On February 1, 2002, we acquired the Wichita Falls Business from Valero Energy for $64 million.

     The selected financial data and operating data for the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, reflect the operations of the Ultramar Diamond Shamrock Logistics Business (the predecessor to Valero Logistics) as if it had existed as a single separate entity from Ultramar Diamond Shamrock. The transfer of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics represented a reorganization of entities under common control and was recorded at historical cost. The selected financial data and operating data for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002, represent the consolidated operations of Valero L.P. and Valero Logistics. The selected financial data as of December 31, 2001, includes the acquisition of the Wichita Falls Business because we and the Wichita Falls Business came under the common control of Valero Energy commencing on December 31, 2001, and thus, represented a reorganization of entities under common control. The selected financial data and operating data for the year ended December 31, 2002, reflects the operations of the Wichita Falls Business for the entire year.

                                             PREDECESSOR                          SUCCESSOR
                                   --------------------------------   ----------------------------------
                                       YEARS ENDED       SIX MONTHS    SIX MONTHS        YEARS ENDED
                                      DECEMBER 31,         ENDED         ENDED          DECEMBER 31,
                                   -------------------    JUNE 30,    DECEMBER 31,   -------------------
                                     1998       1999        2000          2000         2001       2002
                                   --------   --------   ----------   ------------   --------   --------
                                      (IN THOUSANDS, EXCEPT PER UNIT DATA AND BARREL/DAY INFORMATION)
STATEMENT OF INCOME DATA:
Revenues(1)......................  $ 97,883   $109,773    $ 44,503      $ 47,550     $ 98,827   $118,458
Costs and expenses:
  Operating expenses.............    32,179     29,013      17,912        15,593       33,583     37,838
  General and administrative
     expenses....................     4,552      4,698       2,590         2,549        5,349      6,950
  Depreciation and
     amortization................    12,451     12,318       6,336         5,924       13,390     16,440
                                   --------   --------    --------      --------     --------   --------
     Total costs and expenses....    49,182     46,029      26,838        24,066       52,322     61,228
  Gain on sale of property, plant
     and equipment(2)............     7,005      2,478          --            --           --         --
                                   --------   --------    --------      --------     --------   --------
Operating income.................    55,706     66,222      17,665        23,484       46,505     57,230
Equity income from Skelly-Belvieu
  Pipeline Company...............     3,896      3,874       1,926         1,951        3,179      3,188
Interest expense, net............      (796)      (777)       (433)       (4,748)      (3,811)    (4,880)
                                   --------   --------    --------      --------     --------   --------
Income before income tax expense
  (benefit)......................    58,806     69,319      19,158        20,687       45,873     55,538
Income tax expense
  (benefit)(3)...................    22,517     26,521     (30,812)           --           --        395
                                   --------   --------    --------      --------     --------   --------
Net income.......................  $ 36,289   $ 42,798    $ 49,970      $ 20,687     $ 45,873   $ 55,143
                                   ========   ========    ========      ========     ========   ========
Basic and diluted net income per
  unit applicable to limited
  partners(4)....................                                                    $   1.82   $   2.72
                                                                                     ========   ========
Cash distributions per unit
  applicable to limited
  partners.......................                                                    $   1.70   $   2.75
                                                                                     ========   ========
OTHER FINANCIAL DATA:
EBITDA(5)........................  $ 72,053   $ 82,414    $ 25,927      $ 31,359     $ 63,074   $ 76,858
Distributable cash flow(5).......    62,258     77,841      25,091        26,393       56,172     68,437
Distributions from Skelly-Belvieu
  Pipeline Company...............     3,692      4,238       2,306         2,352        2,874      3,590
Net cash provided by operating
  activities.....................    48,642     54,054      20,247         1,870       77,132     77,656
Net cash provided by (used in)
  investing activities...........    14,703      2,787      (4,505)       (1,736)     (17,926)   (80,607)
Net cash provided by (used in)
  financing activities...........   (63,345)   (56,841)    (15,742)         (133)     (51,414)    28,688
Maintenance capital
  expenditures...................     2,345      2,060       1,699           619        2,786      3,943
Expansion capital expenditures...     9,952      7,313       3,186         1,518        4,340      1,761
Acquisitions.....................        --         --          --            --       10,800     75,000
Total capital expenditures.......    12,297      9,373       4,885         2,137       17,926     80,704
OPERATING DATA (barrels/day):
Crude oil pipeline throughput....   265,243    280,041     294,037       295,524      303,811    348,023
Refined product pipeline
  throughput.....................   268,064    297,397     312,759       306,877      308,047    295,456
Refined product terminal
  throughput.....................   144,093    161,340     168,433       162,904      176,771    175,559

                                                    PREDECESSOR                 SUCCESSOR
                                                -------------------   ------------------------------
                                                   DECEMBER 31,                DECEMBER 31,
                                                -------------------   ------------------------------
                                                  1998       1999       2000       2001       2002
                                                --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Property, plant and equipment, net............  $297,121   $284,954   $280,017   $349,012   $349,276
Total assets..................................   321,002    308,214    329,484    387,070    415,508
Long-term debt, including current portion and
  debt due to parent..........................    11,455     11,102    118,360     26,122    109,658
Partners' equity/net parent investment(6).....   268,497    254,807    204,838    342,166    293,895

---------------

(1) Effective January 1, 2000, the Ultramar Diamond Shamrock Logistics Business (predecessor) filed revised tariff rates on many of its crude oil and refined product pipelines to reflect the total cost of the pipeline, the current throughput capacity, the current throughput utilization and other market conditions. Prior to 1999, the Ultramar Diamond Shamrock Logistics Business did not charge a separate terminalling fee for terminalling services at its refined product terminals. These costs were charged back to the related refinery. Beginning January 1, 1999, the Ultramar Diamond Shamrock Logistics Business began charging a separate terminalling fee at its refined product terminals. If the revised tariff rates and the terminalling fee had been implemented effective January 1, 1998, revenues would have been as follows for the years presented. The revised tariff rates and terminalling fee were in effect throughout the years ended December 31, 2000, 2001 and 2002.

                                                                     YEARS ENDED
                                                                    DECEMBER 31,
                                                                 -------------------
                                                                   1998       1999
                                                                 --------   --------
                                                                   (IN THOUSANDS)
   Revenues -- historical......................................  $ 97,883   $109,773
                                                                 --------   --------
     Decrease in tariff revenues...............................   (17,067)   (21,892)
     Increase in terminalling revenues.........................     1,649         --
                                                                 --------   --------
     Net decrease..............................................   (15,418)   (21,892)
                                                                 --------   --------
   Revenues -- as adjusted.....................................  $ 82,465   $ 87,881
                                                                 ========   ========

(2) In March 1998, the Ultramar Diamond Shamrock Logistics Business recognized a gain on the sale of a 25% interest in the McKee to El Paso refined product pipeline and the El Paso refined product terminal to ConocoPhillips (previously Phillips Petroleum Company). In August 1999, the Ultramar Diamond Shamrock Logistics Business recognized a gain on the sale of an additional 8.33% interest in the McKee to El Paso refined product pipeline and terminal to ConocoPhillips.

(3) Effective July 1, 2000, Ultramar Diamond Shamrock transferred the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics. As a limited partnership, Valero Logistics is not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000. The resulting income tax benefit of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the provision for income tax expense of $7,405,000 for the six months ended June 30, 2000. The income tax expense for periods prior to July 1, 2000 was based on the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

    Income tax expense for the year ended December 31, 2002 represents income tax expense incurred by the Wichita Falls Business during the month ended January 31, 2002, prior to the acquisition of the Wichita Falls Business by us on February 1, 2002.

(4) Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deduction of the general partner's 2% interest and incentive distributions, by the weighted average number of limited partnership units outstanding for each class of unitholder. Basic and diluted net income per unit applicable to limited partners is the same. Net income per unit applicable to limited partners for the periods prior to April 16, 2001 is not shown as units had not been issued.

                                                              FOR THE PERIOD
                                                              APRIL 16, 2001
                                                                 THROUGH
                                                               DECEMBER 31,        YEAR ENDED
                                                                   2001         DECEMBER 31, 2002
                                                             ----------------   -----------------
                                                                        (IN THOUSANDS)
   Net income..............................................    $    45,873         $    55,143
   Less net income applicable to the period from January 1,
     2001 through April 15, 2001...........................        (10,126)                 --
   Less net income applicable to the Wichita Falls Business
     for the month ended January 31, 2002..................             --                (650)
   Less net income applicable to general partner's
     interest, including incentive distributions...........           (715)             (2,187)
                                                               -----------         -----------
   Net income applicable to limited partners' interest.....    $    35,032         $    52,306
                                                               ===========         ===========
   Basic and diluted net income per unit applicable to
     limited partners......................................    $      1.82         $      2.72
                                                               ===========         ===========
   Weighted average number of units outstanding, basic and
     diluted...............................................     19,198,644          19,250,867
                                                               ===========         ===========

(5) The following is a reconciliation of income before income tax expense (benefit) to EBITDA and distributable cash flow. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines has been borne by the shippers in our pipelines and is therefore not reflected in operating expenses subsequent to July 1, 2000. The effect of volumetric expansions, contractions and measurement discrepancies in the pipelines was a net reduction to income before income tax expense (benefit).

                                               PREDECESSOR                        SUCCESSOR
                                      ------------------------------   --------------------------------
                                         YEARS ENDED      SIX MONTHS    SIX MONTHS       YEARS ENDED
                                        DECEMBER 31,        ENDED         ENDED         DECEMBER 31,
                                      -----------------    JUNE 30,    DECEMBER 31,   -----------------
                                       1998      1999        2000          2000        2001      2002
                                      -------   -------   ----------   ------------   -------   -------
                                                               (IN THOUSANDS)
   Income before income tax expense
     (benefit)......................  $58,806   $69,319    $19,158       $20,687      $45,873   $55,538
     Plus interest expense, net.....      796       777        433         4,748        3,811     4,880
     Plus depreciation and
        amortization................   12,451    12,318      6,336         5,924       13,390    16,440
                                      -------   -------    -------       -------      -------   -------
   EBITDA...........................   72,053    82,414     25,927        31,359       63,074    76,858
     Less equity income from Skelly-
        Belvieu Pipeline Company....   (3,896)   (3,874)    (1,926)       (1,951)      (3,179)   (3,188)
     Less interest expense, net.....     (796)     (777)      (433)       (4,748)      (3,811)   (4,880)
     Less maintenance capital
        expenditures................   (2,345)   (2,060)    (1,699)         (619)      (2,786)   (3,943)
     Less gain on sale of property,
        plant and equipment and
        equipment...................   (7,005)   (2,478)        --            --           --        --
     Plus distributions from Skelly-
        Belvieu Pipeline Company....    3,692     4,238      2,306         2,352        2,874     3,590
     Plus impact of volumetric
        variances...................      555       378        916            --           --        --
                                      -------   -------    -------       -------      -------   -------
   Distributable cash flow..........  $62,258   $77,841    $25,091       $26,393      $56,172   $68,437
                                      =======   =======    =======       =======      =======   =======

(6) The partners' equity amount as of December 31, 2001 includes $50,631,000 of net parent investment resulting from our acquisition of the Wichita Falls Business on February 1, 2002, which represented a transfer between entities under common control and therefore required a restatement of our December 31, 2001 consolidated balance sheet to include the Wichita Falls Business as if it had been combined with us as of December 31, 2001. Upon execution of the acquisition on February 1, 2002, partners' equity/net parent investment was reduced by $51,281,000.

                                  RISK FACTORS

     You should read carefully the discussion of the material risks relating to our business under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-37 of this prospectus supplement. In addition, please read carefully the following risks relating to our business and the contributions:

WE WILL DEPEND ON VALERO ENERGY FOR SUBSTANTIALLY ALL OF THE CRUDE OIL AND REFINED PRODUCT THROUGHPUT TO BE HANDLED BY THE TANK ASSETS AND SOUTH TEXAS PIPELINES AND TERMINALS, AND IF THERE IS ANY REDUCTION IN THIS THROUGHPUT, WE MAY NOT REALIZE THE ANTICIPATED BENEFITS OF THE CONTRIBUTIONS AND THEREFORE OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Because of the geographic location of the tank assets and South Texas pipelines and terminals, which serve Valero Energy's Corpus Christi, Three Rivers, Texas City and Benicia refineries, we depend upon Valero Energy to provide substantially all of the throughput for these assets. If Valero Energy were to decrease the throughput of crude oil and/or refined products in these assets for any reason, including as a result of reduced refinery utilization, we may not realize the expected benefits of the contributions. In any of these circumstances, we would have great difficulty in finding other sources of throughput. Because our operating costs are primarily fixed, a reduction in throughput would result in not only a reduction of revenues but a decline in net income and cash flow of similar or greater magnitude, which would reduce our ability to make cash distributions to our unitholders.

     The tank assets and South Texas pipelines and terminals will generally be subject to the same business risks as our existing assets, such as disruptions in refinery production, changes in market conditions, competing refined product pipelines, reductions in tariff rates and adverse changes in the price of crude oil. Please see "Risk Factors -- Risks Inherent in Our Business" beginning on page 5 of the accompanying prospectus for a discussion of these business risks.

     Valero Energy does not have an obligation to utilize our assets for a fixed amount of volumes under either the existing throughput agreement or the throughput agreements for the tank assets and South Texas pipelines and terminals. Rather, the throughput commitments are generally a function of production levels at the refineries. Accordingly, if refinery throughput is suspended or reduced for any reason, Valero Energy's throughput commitments to us with respect to our assets that serve that refinery will be suspended or proportionately reduced. If, as a result, Valero Energy suspends or reduces its usage of any of our assets, that could have a material adverse effect on us and on our ability to make distributions to unitholders. Operations at a refinery could be partially or completely shut down, temporarily or permanently, as a result of a number of circumstances, none of which are within our control.

OUR FUTURE FINANCIAL AND OPERATING FLEXIBILITY MAY BE ADVERSELY AFFECTED BY RESTRICTIONS IN OUR CREDIT AGREEMENT AND BY OUR LEVERAGE AND VALERO ENERGY'S LEVERAGE.

     Upon closing of this offering and the related transactions, our leverage will be significant in relation to our consolidated partners' equity. After giving effect to this common unit offering and the Valero Logistics private placement of senior notes, our total outstanding debt will be approximately $394 million, representing approximately 52% of our total capitalization. Immediately prior to this offering, our total outstanding debt was approximately 27% of our total capitalization.

     Debt service obligations, restrictive covenants in our debt agreements and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions, fund other capital needs and pay cash distributions to unitholders, and may make our results of operations more susceptible to adverse economic or operating conditions. Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We are prohibited from making cash distributions to our unitholders during an event of default under any of our debt agreements.

     We currently expect to meet our anticipated future cash requirements, including scheduled debt repayments, through operating cash flows and the proceeds of one or more future equity or debt offerings. However, our ability to access the capital markets for future offerings may be limited by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties, which are difficult to predict and beyond our control. If we were unable to access the capital markets for future offerings, we might be forced to seek extensions for some of our short-term maturities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit could be more onerous than those contained in our existing debt agreements. Any such arrangement could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility.

     Valero Logistics' revolving credit facility contains restrictive covenants that limit its ability to incur additional debt and to engage in some types of transactions. These limitations could reduce our ability to capitalize on business opportunities that arise. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

     The revolving credit facility contains provisions relating to changes in ownership. If these provisions are triggered, the outstanding debt may become due. If that happens, we may not be able to pay the debt. Our general partner and its direct and indirect owners are not prohibited by the partnership agreement from entering into a transaction that would trigger these change-in-ownership provisions.

     On March 6, 2003 Moody's Investors Service downgraded Valero Logistics' 6.875% senior notes due 2012 from Baa2 to Baa3, with a stable outlook. The downgrade was prompted by Moody's downgrade of the ratings of Valero Energy's debt from Baa2 to Baa3 on the same date. Moody's stated that the ratings of Valero Logistics were tied to Valero Energy's ratings because of Valero Energy's ownership interest in and control of us and Valero Logistics, the strong operational links between Valero Energy and Valero Logistics and the reliance of Valero Logistics on Valero Energy for over 90% of its revenues. On March 7, 2003, Standard and Poor's affirmed the debt rating of the 6.875% senior notes at BBB, with a negative outlook.

     If one or more credit rating agencies were to further downgrade the outstanding indebtedness of Valero Energy, we could experience a similar downgrade of our outstanding indebtedness, an increase in our borrowing costs, difficulty accessing capital markets or a reduction in the market price of our common units. Such a development could adversely affect our ability to finance acquisitions and refinance existing indebtedness and could adversely affect our ability to make cash distributions to our unitholders.

CONTINUED HIGH NATURAL GAS PRICES COULD ADVERSELY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

     Power costs constitute a significant portion of our operating expenses. Power costs represented approximately 31% of our operating expenses for the year ended December 31, 2001 and 29% of our operating expenses for the year ended December 31, 2002. We use mainly electric power at our pipeline pump stations and at our terminals and such electric power is furnished by various utility companies that use primarily natural gas to generate electricity. Accordingly, our power costs typically fluctuate with natural gas prices. The recent increases in natural gas prices have caused our power costs to increase. If natural gas prices remain high or increase further, our cash flows may be adversely affected, which could adversely affect our ability to make cash distributions to our unitholders.

COST REIMBURSEMENTS AND FEES DUE OUR GENERAL PARTNER AND ITS AFFILIATES WILL BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

     Prior to making any distribution on the common units, we have agreed to pay Valero Energy an administrative fee that currently equals $5.2 million on an annualized basis in exchange for providing corporate, general and administrative services to us. Our general partner, with approval and consent of the conflicts committee of its general partner, will have the right to increase the annual administrative fee by up to 1.5% each year, as further adjusted for inflation, during the eight-year term of the services agreement and may agree to further increases in connection with expansions of our operations through the acquisition or construction of new logistics assets that require additional administrative services. In addition to the administrative fee, Valero Logistics has agreed to pay Valero Energy $3.5 million on an annualized basis for services provided under the services and secondment agreements it will enter into in connection with the crude oil tank contribution. During the first five years of these services and secondment agreements, these fees may be increased by Valero Energy based on increases in the consumer price index. After five years, these fees may be increased or decreased to more accurately reflect the actual costs to Valero Energy for the services being provided at that time. Additionally, we reimburse Valero Energy for direct expenses it incurs to provide all other services to us (for example, salaries for pipeline operations personnel). The direct expenses we reimbursed to Valero Energy were approximately $13.8 million in 2002. The payment of the annual administrative fee, the fees under the services and secondment agreements and the reimbursement of direct expenses could adversely affect our ability to make cash distributions to unitholders.

WAR, TERRORIST ATTACKS, THREATS OF WAR OR TERRORIST ATTACKS OR POLITICAL OR OTHER DISRUPTIONS THAT LIMIT CRUDE OIL PRODUCTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     The potential for war with Iraq, increasing military tension with regard to North Korea, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks and unrest, have caused instability in the world's financial and commercial markets and have contributed to volatility in prices for crude oil and natural gas. The United States has deployed a large military force in the Persian Gulf and may take military action within a short period of time. War in Iraq or threats or rumors of war or other armed conflict in Iraq or elsewhere may cause further uncertainties and disruption to financial and commercial markets, further increase our energy costs or limit deliveries of foreign crude oil, which could cause a reduction in throughput in our pipelines. Any of these conditions could have a material adverse effect on our business and therefore on our ability to make cash distributions to our unitholders.

     In addition, political uncertainties and unrest in crude oil producing countries may adversely impact Valero Energy's refinery production and, as a result, throughput levels in our pipelines and terminals, which may adversely impact our results of operations and financial condition. Events such as the recent oil workers' strike in Venezuela may cause disruptions or shutdowns in crude oil production, adversely impacting the availability of crude oil and other feedstocks and causing crude oil and other feedstock economics to be unfavorable. Primarily as a result of this strike, during the first two months of 2003, Valero Energy reduced production at several of its refineries, including the McKee, Three Rivers and Ardmore refineries, by as much as 15%, which had an unfavorable impact on the throughput levels in our pipelines and terminals and our results of operations.

     Since the September 11, 2001 terrorist attacks, the United States government has issued warnings that energy assets, including our nation's pipeline infrastructure and refineries, may be a target of future terrorist attacks. War in Iraq or other developments could increase the risk of terrorist attacks. A terrorist attack on our pipelines or on one of Valero Energy's refineries could result in the loss of our personnel or assets and curtail or reduce our throughput. As a result of turmoil in the insurance markets and significant premium increases, neither we nor Valero Energy is fully insured against acts of terrorism. Terrorist attacks involving assets of ours or Valero Energy's could have a material adverse effect on our operations and result in losses against which we would not be insured.

OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS MAY LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent public accountants, audited our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 2001 incorporated by reference in this prospectus supplement. On March 22, 2002, we dismissed Arthur Andersen and engaged Ernst & Young LLP. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge.

     Moreover, Arthur Andersen has ceased operations. As a result, any recovery you may have from Arthur Andersen related to any claims that you may assert related to the financial statements audited by Arthur Andersen, including under
Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, may be limited by the financial circumstances of Arthur Andersen. Should it declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

PROPOSED CHANGES IN FEDERAL INCOME TAX LAW COULD MATERIALLY AFFECT THE VALUE OF OUR COMMON UNITS.

     On January 7, 2003, the Bush Administration released a proposal that would exclude certain corporate dividends from an individual's federal taxable income. Enactment of legislation reducing or eliminating the federal income tax on corporate dividends may cause certain investments to be a more attractive investment to individual investors than an investment in our common units. As of the date of this prospectus supplement, we cannot predict whether the Bush Administration's plan will ultimately be enacted into law, and if so, the form or effective date of that legislation. Enactment of legislation reducing or eliminating the federal income tax on corporate dividends could materially affect the value of our common units.

                                THE TRANSACTIONS

CRUDE OIL TANK CONTRIBUTION

     We have entered into two contribution agreements with Valero Energy pursuant to which, upon closing of this common unit offering and the proposed private placement of senior notes and upon satisfaction of customary closing conditions, Valero Energy will contribute 58 crude oil and intermediate feedstock storage tanks and related assets to us for $200 million in cash.

     The tank assets consist of all of the tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment and appurtenances associated with the specified crude oil tanks and intermediate feedstock tanks located at Valero Energy's:

     - West plant of the Corpus Christi refinery in Corpus Christi, Texas, which has a current total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

     - Texas City refinery in Texas City, Texas, which has a current total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

     - Benicia refinery in Benicia, California, which has a current total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

The Corpus Christi refinery consists of two plants, the West plant and the East plant, with a combined total capacity to process 340,000 barrels per day of crude oil and other feedstocks. Since June 1, 2001 (the date Valero Energy began operating the East plant), Valero Energy has operated both plants as one refinery. Unless otherwise indicated, references to the Corpus Christi refinery include both the West and the East plants.

     Historically, nearly all of the crude oil and intermediate feedstocks that are used in the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery have passed through these tanks. These feedstocks are held in the tanks or are segregated and blended to meet the refineries' process requirements. These tanks have approximately 11.0 million barrels of storage capacity in the aggregate. The following table reflects the number of crude oil and intermediate feedstock tanks and storage capacity, as well as mode of receipt and delivery, for each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery.

                                                    NUMBER OF       MODE OF       MODE OF
LOCATION                                CAPACITY      TANKS         RECEIPT       DELIVERY
--------                               ----------   ---------       -------       --------
                                       (BARRELS)
Corpus Christi, TX (West plant)......   4,023,000      26       Marine            Pipeline
Texas City, TX.......................   3,199,000      16       Marine            Pipeline
Benicia, CA..........................   3,815,000      16       Marine/Pipeline   Pipeline
                                       ----------      --
  Total..............................  11,037,000      58
                                       ==========      ==

     The tanks are, on average, approximately 25 years old. The tank assets have been well maintained and we estimate that they have remaining useful lives of 25 to 30 years. The crude oil tank contribution does not include a transfer of the refined product tanks or the land underlying the tank assets at these three refineries nor does it include any of the crude oil and other feedstock or refined product tankage currently owned by Valero Energy at the East plant of Valero Energy's Corpus Christi refinery or its other nine refineries. The land on which the tank assets are located will be leased to Valero Logistics by Valero Energy for an aggregate of $700,000 per year. The initial term of each lease will be 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may also terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the tank assets or cease business operations.

     The following table sets forth the average daily throughput of the specified feedstocks (crude oil, gas oil, residual fuel oil, vacuum gas oil, vacuum tower bottoms and light cycle oil) for these tanks for each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery for the five-year period ended December 31, 2002.

                                                  YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------
LOCATION                                1998      1999      2000      2001      2002
--------                               -------   -------   -------   -------   -------
                                                        (BARRELS/DAY)
Corpus Christi, TX (West plant)......  148,501   140,013   157,684   157,452   150,809
Texas City, TX.......................  156,389   156,448   158,183   185,109   146,068
Benicia, CA(1).......................       --        --   141,353   141,934   136,603
                                       -------   -------   -------   -------   -------
  Total Average Throughput...........  304,890   296,461   457,220   484,495   433,480
                                       =======   =======   =======   =======   =======

---------------

(1) Valero Energy acquired the Benicia refinery on May 15, 2000. The throughput volumes for 2000 are based on the period from May 16, 2000 through December 31, 2000.

     Throughputs of the specified feedstocks at these refineries vary from year to year as a result of market conditions and maintenance turnarounds, as well as increases in refinery capacities resulting from capital expenditures. In 2002, refined product inventories industry-wide were high and imports of refined products were at record levels, resulting in unfavorable refining and marketing conditions. According to the Energy Information Agency, U.S. refinery utilization in 2002 was 89.9% of capacity compared to an average utilization of 93.6% for the period from 1997 through 2001. As a result of these conditions, Valero Energy initiated economic-based refinery production cuts, by as much as 25% during certain times of the year, at certain of its refineries. As refining margins increased in the latter half of 2002, the refineries returned to normal operating levels; however, full year 2002 throughput levels were lower than in 2001. Volumes at the West plant of the Corpus Christi refinery were negatively impacted by market conditions in 1999 and 2002. Additionally, the West plant of the Corpus Christi refinery underwent a maintenance turnaround for a period of 20 days in 2002 that involved its heavy oil cracker.

     Volumes at the Texas City refinery were adversely impacted in 2002 by market conditions and a 45-day plant-wide turnaround in which major units at the facility were expanded and upgraded. However, in 2001, volumes benefited from above-average refining margins and high refinery production rates. Additionally, 2000 volumes were adversely impacted by construction and maintenance activities related to the expansion of two crude units.

     Volumes at the Benicia refinery were adversely impacted by unplanned downtime in 2002. There have been no major turnarounds needed since Valero Energy purchased this refinery in 2000. Although this refinery is completing a capital project to convert its gasoline production to meet stricter California gasoline standards by the end of 2003, we do not believe that this project will materially impact volumes at this refinery.

     Valero Energy does not have any significant turnarounds planned for 2003 at any of these refineries.

     Throughput Fee. In connection with the crude oil tank contribution, Valero Logistics and Valero Energy will enter into a handling and throughput agreement pursuant to which Valero Energy will agree to pay Valero Logistics a fee, for an initial period of ten years, for 100% of specified feedstocks delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery and to use Valero Logistics for handling all deliveries to these refineries as long as Valero Logistics is able to provide the handling and throughput services. Subject to force majeure and other exceptions, Valero Logistics will reimburse Valero Energy for the cost of substitute services should Valero Logistics not be able to provide these services. Valero Logistics and Valero Energy will agree, pursuant to the handling and throughput agreement, to the following initial throughput fee per barrel for each barrel of the specified feedstocks received by these refineries:

                                                              THROUGHPUT FEE PER BARREL
REFINERY                                                          FOR THE YEAR 2003
--------                                                      -------------------------
West plant of Corpus Christi................................           $0.203
Texas City..................................................            0.121
Benicia.....................................................            0.296

For specified feedstocks delivered by Valero Logistics to these refineries after December 31, 2003, the throughput fee per barrel will be adjusted annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery. The initial term of the handling and throughput agreement will be ten years and may be extended by Valero Energy for up to an additional five years.

     Operating Expenses. Valero Logistics will enter into services and secondment agreements with Valero Energy pursuant to which we anticipate that 25 employees, on a full-time equivalent basis, of Valero Energy will be seconded to Valero Logistics to provide operating and routine maintenance services with respect to the tank assets under the direction, supervision and control of a designated employee of Valero GP, LLC performing services for Valero Logistics. Valero Logistics will reimburse Valero Energy for the costs and expenses of the employees providing these operating and routine maintenance services. The annual reimbursement for services is an aggregate $3.5 million for the year following closing that will be subject to adjustment for the actual operating and routine maintenance costs and expenses incurred and increases in the regional consumer price index. In addition, we have agreed to pay Valero Energy $700,000 a year for the lease of the real property on which the tank assets are located. The initial terms of the services and secondment agreements will be ten years with an option to extend for an additional five years. Valero Logistics may terminate these agreements upon 30 days written notice.

     In addition to the fees we have agreed to pay Valero Energy under the services and secondment agreement, we will be responsible for operating expenses and specified capital expenditures related to the tank assets that are not addressed in the services and secondment agreement. These operating expenses and capital expenditures include tank safety inspections, maintenance and repairs, certain environmental expenses, insurance premiums and ad valorem taxes. Based on our experience operating and maintaining similar assets and our knowledge of these assets, we estimate that:

     - tank safety inspections, maintenance and repairs will initially cost approximately $4.5 million per year;

     - environmental expenses, insurance premiums and ad valorem taxes will initially be approximately $1.2 million per year; and

     - maintenance capital expenditures will initially be approximately $600,000 per year.

The operating expenses and maintenance capital expenditures that are not addressed in the services and secondment agreement are estimates only, even though they are based on assumptions made by us based on our experience operating and maintaining similar assets and our knowledge of these assets. Should our assumptions and expectations related to these operating expenses differ materially from actual future results, we may not be able to generate net income sufficient to sustain an increase in available cash per unit at currently expected levels or at all.

     Environmental Indemnification. In connection with the crude oil tank contribution, Valero Energy has agreed to indemnify us from environmental liabilities related to:

     - the tank assets that arose as a result of events occurring or conditions existing prior to the closing of the crude oil tank contribution;

     - any real or personal property on which the tank assets are located that arose prior to the closing of the crude oil tank contribution; and

     - any actions taken by Valero Energy before, on or after the closing of the crude oil tank contribution, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the tank assets are located, or any accident or occurrence in connection therewith.

     No Historical Financial Information. Historically, the tank assets have been operated as part of Valero Energy's refining operations and, as a result, no separate fee has been charged related to these assets and, accordingly, no revenues related to these assets have been recorded. The tank assets have not been accounted for separately and have not been operated as an autonomous business unit. Instead, they have been operated as part of business units that comprise part of Valero Energy's refining operations, and operating decisions have been made to maximize the overall profits of the operating divisions rather than the profits of any individual refinery asset such as the tank assets. We intend to manage and operate the tank assets to maximize revenues and cash available for distribution to our unitholders by charging Valero Energy and third parties a market-based throughput fee.

     Financial Impact. Based on historical throughput volumes for the year ended December 31, 2002 and throughput fees for the year 2003 as agreed upon with Valero Energy, our aggregate revenues for the tank assets would have been approximately $32.4 million for the year ended December 31, 2002. Many factors could cause future results to differ from expected results, including a decline in Valero Energy's refining throughput, due to market conditions or otherwise, at the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery.

     Conflicts Committee Approval. The crude oil tank contribution has been approved by a conflicts committee of the board of directors of Valero GP, LLC based on an opinion from its independent financial advisor that the consideration to be paid by us pursuant to the contribution agreement related to the crude oil tank contribution is fair, from a financial point of view, to us and our public unitholders.

     Under the terms of the contribution agreements, the crude oil tank contribution is subject to customary closing conditions, including the absence of any material adverse change in the condition of the tank assets and our ability to obtain financing.

SOUTH TEXAS PIPELINE CONTRIBUTION

     We have entered into a contribution agreement with Valero Energy pursuant to which, upon closing of this common unit offering and the private placement of senior notes and upon satisfaction of customary closing conditions, Valero Energy will contribute the South Texas pipeline system, comprised of the Houston pipeline system, the San Antonio pipeline system and the Valley pipeline system and related terminalling assets, to us for $150 million in cash. The three pipeline systems that make up the South Texas pipeline assets are intrastate common carrier refined product pipelines that connect Valero Energy's Corpus Christi refinery to the Houston and Rio Grande Valley, Texas markets and connect Valero Energy's Three Rivers refinery to the San Antonio, Texas market and to Valero Energy's Corpus Christi refinery. The San Antonio pipeline system (the Pettus to San Antonio and the Pettus to Corpus Christi refined product pipelines) connects with the Three Rivers to Pettus refined product pipelines already owned by us. The San Antonio pipeline system delivers refined products to the San Antonio and Corpus Christi, Texas markets that it receives through the two existing pipelines. Each of the three intrastate pipelines is subject to the regulatory jurisdiction of the Texas Railroad Commission.

     On June 1, 2001, Valero Energy and subsidiaries of El Paso Corporation consummated two capital leases with an associated purchase option with respect to the East plant of the Corpus Christi refinery and the related South Texas pipeline and terminal assets. Valero Energy has been operating these assets since that date. On February 28, 2003, Valero Energy exercised the purchase option for approximately $289.3 million in cash.

     The following table sets forth the average daily throughput of gasoline, distillate and blendstock volumes transported from the Corpus Christi refinery and the Three Rivers refinery and the mode of transportation for these volumes for the period from June 1, 2001 through December 31, 2001 and for the year ended December 31, 2002.

                                                               AVERAGE THROUGHPUT
                                                      -------------------------------------
                                                        JUNE 1, 2001
                                                           THROUGH           YEAR ENDED
                                                      DECEMBER 31, 2001   DECEMBER 31, 2002
                                                      -----------------   -----------------
                                                                  (BARRELS/DAY)
CORPUS CHRISTI REFINERY:
  South Texas pipeline system(1)....................       113,896             114,947
  Other(2)..........................................       132,888             113,236
                                                           -------             -------
     TOTAL..........................................       246,784             228,183
                                                           =======             =======
THREE RIVERS REFINERY:
  South Texas pipeline system(3)....................        25,240              26,153
  Other pipelines owned by Valero L.P...............        44,774              43,199
  Other(4)..........................................        10,206               9,649
                                                           -------             -------
     TOTAL..........................................        80,220              79,001
                                                           =======             =======

---------------

(1) Represents throughput in the Corpus Christi to Houston and Corpus Christi to Edinburg refined product pipelines.

(2) Represents volumes that were transported by truck, marine and rail.

(3) All volumes transported through the South Texas pipeline system are first transported in the Three Rivers to Pettus refined product pipelines. These volumes have been excluded from the volumes included under "Other pipelines owned by Valero L.P."

(4) Represents volumes that were delivered via Valero Energy's truck loading rack at this refinery.

     The Houston pipeline system and the Valley pipeline system provide the primary pipeline access for refined products from Valero Energy's Corpus Christi refinery. Other than pipelines, marine transportation has historically been the primary mode of transportation for refined products from this refinery. The San Antonio pipeline system, in conjunction with existing refined product pipelines we own, provide essentially the only pipeline access to end markets from Valero Energy's Three Rivers refinery. Refined products are also delivered via Valero Energy's truck loading rack at this refinery.

     Houston Pipeline System. The Houston pipeline system includes the Corpus Christi to Houston refined product pipeline, which is a 12-inch refined product pipeline that runs approximately 204 miles from Valero Energy's Corpus Christi refinery located in Corpus Christi, Texas, to Placedo, Texas and on to Pasadena, Texas. This pipeline interconnects with major third party pipelines with delivery points throughout the eastern United States. In October 2002, the Corpus Christi to Houston refined product pipeline was expanded from 95,000 barrels per day to 105,000 barrels per day. At present we are transporting over 100,000 barrels per day of refined product in this pipeline. In 2002, the Corpus Christi refinery provided 88% of the pipeline's throughput and third party shippers provided the remaining 12%. In addition, this pipeline system includes the following four refined product terminals:

     - Hobby Airport refined product terminal located at Hobby airport in Houston, Texas, which includes 107,100 barrels of jet fuel storage and associated truck rack and re-fueler facilities;

     - Placedo refined product terminal located near Victoria, Texas, which includes 98,000 barrels of refined product storage and associated truck loading rack;

     - Houston asphalt terminal located on the Houston ship channel, which includes 75,000 barrels of asphalt storage, truck loading facilities and a barge dock; and

     - Almeda refined product terminal located in south Houston, which includes 105,800 barrels of refined product storage and associated truck loading rack, which is currently idle.

     San Antonio Pipeline System. The San Antonio pipeline system is comprised of two segments: the north segment, which runs from Pettus to San Antonio and the south segment, which runs from Pettus to Corpus Christi. The north segment originates in Pettus, Texas, where it connects to our existing 12-inch Three Rivers to Pettus refined product pipeline and terminates in San Antonio, Texas at the San Antonio refined product terminal. This San Antonio refined product terminal, which has approximately 148,200 barrels of storage capacity and an associated truck loading rack, is separate from the San Antonio terminal currently owned by us. The north segment is 74 miles long and consists of 6-inch and 12-inch pipeline segments with a capacity of approximately 24,000 barrels per day. This pipeline segment transports refined products from the Three Rivers refinery, located between Corpus Christi and San Antonio, to the San Antonio refined product terminal.

     The south segment originates in Pettus, Texas, where it connects to our existing 8-inch Three Rivers to Pettus refined product pipeline and terminates in Corpus Christi, Texas at Valero Energy's Corpus Christi refinery. The south segment is 60 miles long and consists of 6-inch, 8-inch, 10-inch and 12-inch pipeline segments with a capacity of approximately 15,000 barrels per day. This pipeline segment transports distillates and blendstocks, primarily raffinate, from the Three Rivers refinery to the Corpus Christi refinery. Valero Energy is the only shipper in both segments of the San Antonio pipeline system. Although it is possible to operate the two segments of the San Antonio pipeline as a continuous pipeline from Corpus Christi to San Antonio, this is rarely done and we have no present intention to do so.

     Valley Pipeline System. The Valley pipeline system contains the Corpus Christi to Edinburg refined product pipeline and the Edinburg refined product terminal. This pipeline is a refined product pipeline that consists of 6-inch and 8-inch segments and extends 130 miles from Corpus Christi, Texas to Edinburg, Texas. The capacity of the Corpus Christi to Edinburg refined product pipeline was expanded in 2002 from 24,000 barrels per day to approximately 27,100 barrels per day. Refined products shipped on the Valley pipeline system are distributed in the Southern Rio Grande Valley area of Texas, which includes the cities of Edinburg and McAllen, Texas with occasional spot sales to Petroleos Mexicanos for distribution in Mexico. Valero Energy is the only shipper in this pipeline. The Edinburg refined product terminal includes approximately 184,600 barrels of refined product storage and an associated truck loading rack.

     The following table sets forth the origin and destination, length in miles, ownership percentage, capacity and average throughput for the period from June 1, 2001 (the date Valero Energy began operating the South Texas pipelines and terminals) through December 31, 2001 and the year ended December 31, 2002, for each refined product pipeline associated with the South Texas pipeline contribution.

                                                                         AVERAGE THROUGHPUT
                                                                     ---------------------------
                                                                     JUNE 1, 2001
                                                                       THROUGH       YEAR ENDED
                                                                     DECEMBER 31,   DECEMBER 31,
ORIGIN AND DESTINATION         LENGTH    OWNERSHIP     CAPACITY          2001           2002
----------------------         -------   ---------   -------------   ------------   ------------
                                                     (BARRELS/DAY)          (BARRELS/DAY)
HOUSTON PIPELINE SYSTEM:
  Corpus Christi refinery to
     Pasadena, TX(1).........    204       100%         105,000         94,292         92,591
SAN ANTONIO PIPELINE SYSTEM:
  Pettus, TX to San Antonio,
     TX......................     74       100%          24,000         19,021         19,747
  Pettus, TX to Corpus
     Christi, TX.............     60       100%          15,000          6,219          6,406
VALLEY PIPELINE SYSTEM:
  Corpus Christi refinery to
     Edinburg, TX............    130       100%          27,100         19,604         22,356
                                 ---                    -------        -------        -------
                                 468                    171,100        139,136        141,100
                                 ===                    =======        =======        =======

---------------

(1) Including volumes delivered to Placedo and Pasadena, Texas.

     The following table outlines the location, capacity, number of tanks, mode of receipt and delivery and average throughput for the period from June 1, 2001 (the date Valero Energy began operating the South Texas pipelines and terminals) through December 31, 2001 and the year ended December 31, 2002, for each refined product terminal associated with the South Texas pipeline contribution.

                                                                               AVERAGE THROUGHPUT
                                                                           ---------------------------
                                                                           JUNE 1, 2001
                                                                             THROUGH       YEAR ENDED
                                   NUMBER OF   MODE OF       MODE OF       DECEMBER 31,   DECEMBER 31,
TERMINAL LOCATION      CAPACITY      TANKS     RECEIPT       DELIVERY          2001           2002
-----------------      ---------   ---------   --------      --------      ------------   ------------
                       (BARRELS)                                                  (BARRELS/DAY)
HOUSTON PIPELINE
  SYSTEM:
  Houston, TX
     Hobby Airport...   107,100        6       Pipeline   Truck/Pipeline       4,524          4,436
     Placedo             98,000        4       Pipeline                        4,113          3,030
       (Victoria)....                                     Truck
     Asphalt.........    75,000        3       Marine     Truck                2,019          1,453
     Almeda(1).......   105,800        6       Pipeline   Truck                2,724            969
SAN ANTONIO PIPELINE
  SYSTEM:
  San Antonio, TX....   148,200        8       Pipeline   Truck/Pipeline      19,021         19,747
VALLEY PIPELINE
  SYSTEM:
  Edinburg, TX.......   184,600        7       Pipeline   Truck               19,604         22,356
                        -------       --                                      ------         ------
                        718,700       34                                      52,005         51,991
                        =======       ==                                      ======         ======

---------------

(1) The Almeda terminal is currently idle.

     The following table sets forth the tariff rate for each pipeline and the throughput fee for each terminal for 2003. In addition, the table reflects the overall impact, if any, to the historical revenues for the year ended December 31, 2002 for each of the Houston, San Antonio and Valley pipeline systems had the 2003 tariff rates and throughput fees been in effect beginning January 1, 2002 and if 2002 throughput volumes were unchanged.

                                               2003 TARIFF         YEAR ENDED DECEMBER 31, 2002
                                                RATES AND     --------------------------------------
                                                THROUGHPUT    HISTORICAL   AS ADJUSTED   (DECREASE)
                                                   FEES        REVENUES     REVENUES     OR INCREASE
                                               ------------   ----------   -----------   -----------
                                               (PER BARREL)               (IN THOUSANDS)
PIPELINES:
----------
HOUSTON PIPELINE SYSTEM:
  Corpus Christi refinery to Pasadena, TX....     $0.485       $15,854       $15,854       $    --
  Corpus Christi refinery to Placedo, TX.....      0.375           415           415            --
SAN ANTONIO PIPELINE SYSTEM:
  Pettus, TX to San Antonio, TX..............      0.150         2,196         1,177        (1,019)
  Pettus, TX to San Antonio, TX to Union
     Pacific Railroad........................      0.600           248           248            --
  Pettus, TX to Corpus Christi, TX...........      0.315           737           737            --
VALLEY PIPELINE SYSTEM:
  Corpus Christi refinery to Edinburg, TX....      0.705         5,753         5,753            --
                                                               -------       -------       -------
       TOTAL PIPELINES.......................                   25,203        24,184        (1,019)
                                                               -------       -------       -------
TERMINALS(1):
----------
HOUSTON PIPELINE SYSTEM:
  Houston, TX
     Hobby Airport...........................       0.28           340           456           116
     Placedo (Victoria)......................       0.31           216           339           123
     Asphalt.................................       1.75           530           928           398
     Almeda(2)...............................         --            75            75            --
SAN ANTONIO PIPELINE SYSTEM:
  San Antonio, TX(3).........................       0.34           106         2,473         2,367
VALLEY PIPELINE SYSTEM:
  Edinburg, TX...............................       0.35         1,427         2,844         1,417
                                                               -------       -------       -------
       TOTAL TERMINALS.......................                    2,694         7,115         4,421
                                                               -------       -------       -------
       TOTAL PIPELINES AND TERMINALS.........                  $27,897       $31,299       $ 3,402
                                                               =======       =======       =======

---------------

(1) The 2003 terminal throughput fees are based on the contractual fee of $0.252 per barrel for terminalling gasoline and distillates, $1.75 per barrel for terminalling asphalt, $0.122 per barrel for gasoline additive blending and $0.03 per barrel for filtering jet fuel. The 2003 throughput fees in the table above are based on actual 2002 refined products terminalled and the impact of blending and filtering.

(2) The Almeda terminal is currently idle.

(3) Historical revenues for the San Antonio terminal for the year ended December 31, 2002 were based primarily on a monthly amount per a contractual arrangement. Effective March 1, 2003, Valero Energy began charging a terminal fee and an additive blending fee for all throughput volumes terminalled at the San Antonio terminal. If the current terminal and additive blending fees had been implemented effective January 1, 2002, revenues for the year ended December 31, 2002 would have increased by $1.4 million.

     For the year ended December 31, 2002, the South Texas pipelines and terminals generated aggregate revenues of $27.9 million, EBITDA of $11.3 million and income before income taxes of $164,000. These items include $820,000 of general and administrative expenses allocated to these assets. After the South Texas pipeline contribution, general and administrative expenses related to these assets will be covered by the annual service fee we pay Valero Energy. Maintenance capital expenditures during 2002 were $843,000; however we expect annual maintenance capital expenditures on these pipelines and terminals over the next three years to be approximately $3 million to $5 million as a result of various maintenance projects. Additionally, the 2002 financial results included a $636,000 loss for volumetric expansions, contractions and measurement variances in the South Texas pipelines. Effective March 1, 2003, these volumetric variances will be the responsibility of the shipper. Please read "Valero South Texas Pipelines and Terminals Business Financial Statements" beginning on page F-31 of this prospectus supplement.

     EBITDA is presented because EBITDA is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. However, EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or income before income tax. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles. Our method of computation may or may not be comparable to other similarly titled measures used by other partnerships. Set forth below is our reconciliation of income before income tax expense to EBITDA for the South Texas pipelines and terminals for 2002 (in thousands).

Income before income tax expense............................  $   164
Plus interest expense.......................................    7,743
Plus depreciation and amortization..........................    3,390
                                                              -------
EBITDA......................................................  $11,297
                                                              =======

Environmental and Other Indemnification. In connection with the South Texas pipeline contribution, Valero Energy has agreed to indemnify us from environmental liabilities related to:

     - the South Texas pipelines and terminals that arose as a result of events occurring or conditions existing prior to the closing of the South Texas pipeline contribution; and

     - any real or personal property on which the South Texas pipelines and terminals are located that arose prior to the closing of the South Texas pipeline contribution;

that are known at closing or are discovered within 10 years after the closing of the South Texas pipeline contribution.

     Valero Energy is currently addressing soil or groundwater contamination at 11 sites associated with the South Texas pipelines and terminals through assessment, monitoring and remediation programs with oversight by the applicable state agencies. In the aggregate, we have estimated that the total liability for remediating these sites will not exceed $3.5 million although there can be no guarantee that the actual remedial costs or associated liabilities will not exceed this amount. Valero Energy has agreed to indemnify us for these liabilities.

     Valero Energy has indicated to us that the segment of the Corpus Christi to Edinburg refined product pipeline that runs approximately 60 miles south from Corpus Christi to Seeligson Station may require repair and, in some places, replacement. Valero Energy has agreed to indemnify us for any costs we incur to repair and replace this segment in excess of $1.5 million, which is approximately the amount of capital expenditures we expect to spend on this segment for the next three years.

     Throughput Commitment Agreement. Pursuant to the South Texas pipelines and terminals throughput commitment agreement, Valero Energy will commit, during each quarterly measurement period, for an initial period of seven years:

     - to transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi gasoline and distillate production but only if the combined throughput on these pipelines is less than 110,000 barrels per day;

     - to transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers raffinate production;

     - to use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refinery;

     - to use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refinery, but only if the throughput at this terminal is less than 20,000 barrels per day; and

     - to use the San Antonio refined product terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline.

The minimum commitment percentages detailed above are lower than the percentages of refined products transported through each of these assets in 2002. With the exception of the Houston asphalt terminal, Valero Energy's commitments reflect 75% or more of the actual percentages in 2002. Valero Energy's commitment at the Houston asphalt terminal reflects approximately 50% of the actual throughput of this terminal in 2002.

     In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, it will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average tariff rate or terminal fee. Also, Valero Energy agreed to allow us to increase our tariff to compensate for any revenue shortfall in the event we have to curtail throughput on the Corpus Christi to Edinburg refined product pipeline as a result of repair and replacement activities.

     Terminalling Agreement. Pursuant to the terminalling agreement, Valero Energy will pay to us a terminalling fee of:

     - $0.252 per barrel for all diesel fuel, motor fuel and jet fuel;

     - $1.75 per barrel for all conventional asphalt; and

     - $2.20 per barrel for all modified grade asphalt

stored or handled by or on behalf of Valero Energy at the terminals associated with the South Texas pipeline systems.

     In addition to the terminalling fee, Valero Energy will pay us a $0.122 per barrel additive fee for generic gasoline additives should Valero Energy elect to receive these additives in the products. If Valero Energy or its customers elect to directly supply a proprietary additive, Valero Energy will pay us an additive handling fee of $.092 per barrel. This additive fee applies to all terminals associated with the South Texas pipeline systems other than the Hobby Airport refined product terminal and Houston asphalt terminal. Valero Energy will pay us a $0.0298 per barrel filtering fee for products stored or handled at the Hobby Airport refined product terminal.

     The initial term of the terminalling agreement will be five years, subject to automatic renewal for successive one-year periods thereafter. Either party may terminate the terminalling agreement after the initial term upon 30 days notice at the end of a renewal period.

     Conflicts Committee Approval. The South Texas pipeline contribution has been approved by a conflicts committee of the board of directors of Valero GP, LLC based on an opinion from its independent financial advisor that the consideration to be paid by us pursuant to the contribution agreement related to the South Texas pipeline contribution is fair, from a financial point of view, to us and our public unitholders.

     Under the terms of this contribution agreement, the South Texas pipeline contribution is subject to customary closing conditions, including the absence of any material adverse change in the condition of the pipelines and terminals and our ability to obtain financing.

PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES

     On March 7, 2003, we announced a proposed private placement of $250 million in aggregate principal amount of senior notes to be issued by Valero Logistics. The senior notes are being offered only to qualified institutional investors in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The senior notes will be unsecured and guaranteed by us. This prospectus supplement and the accompanying prospectus shall not be deemed to be an offer to sell or a solicitation of an offer to buy any senior notes offered in the private placement. There is no assurance that this private placement will be completed or, if it is completed, that it will be completed for the amount contemplated. The private placement is conditioned upon the consummation of this common unit offering, and this common unit offering is conditioned upon the consummation of the private placement.

REDEMPTION OF COMMON UNITS OWNED BY VALERO ENERGY AND AMENDMENT TO PARTNERSHIP AGREEMENT

     Common Unit Redemption. Immediately following the closing of this common unit offering and the private placement of senior notes, we will redeem from Valero Energy 3,809,750 common units for approximately $133.9 million to reduce Valero Energy's aggregate ownership interest in us to 49.5% or less. We will redeem the common units at a price per unit equal to the net proceeds per unit we receive in this public offering of common units before expenses. Immediately following the redemption, we will cancel the common units redeemed from Valero Energy. We will also redeem the corresponding portion of Valero Energy's general partner interest. The redemption transaction is conditioned upon the closing of this common unit offering and the closing of the concurrent private placement of senior notes by Valero Logistics.

     Conflicts Committee Action. The conflicts committee of Valero GP, LLC concluded that the pricing mechanism in this offering would produce a fair price for us for the common units we intend to redeem from Valero Energy.

     Amendment to Partnership Agreement. Immediately upon closing of the offerings, we will amend our partnership agreement to provide that our general partner may be removed by the vote of the holders of at least 58% of our outstanding common units and subordinated units, excluding the common units and subordinated units held by affiliates of our general partner. We will also amend our partnership agreement to provide that the election of a successor general partner upon any such removal be approved by the holders of a majority of the common units, excluding the common units held by affiliates of our general partner.

     Currently, our partnership agreement provides that the general partner may be removed by the vote of the holders of at least 66 2/3% of our outstanding common units and subordinated units, including the common units and subordinated units held by affiliates of our general partner, which effectively allows Valero Energy to block removal of the general partner by virtue of its indirect ownership of approximately 73% of our outstanding common units and subordinated units. Furthermore, our partnership agreement currently provides that any removal is conditioned upon the election of a successor general partner by the holders of a majority of the common units, voting as a separate class, and by the holders of a majority of the subordinated units, voting as a separate class, including the units held by affiliates of our general partner.

     If our general partner is removed without cause during the subordination period and units held by the general partner or its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner.

                                USE OF PROCEEDS

     We estimate that the net proceeds that we will receive from this common unit offering will be approximately $202.1 million after deducting underwriting discounts and commissions (assuming a public offering price of $36.72 per common unit, the last reported sale price of our common units on March 6, 2003). We anticipate using the net proceeds from this offering and from the related net capital contribution of our general partner of approximately $1.5 million, together with the proceeds from the proposed private placement of senior notes by Valero Logistics, which we estimate will be $248.4 million, and the $33.9 million of borrowings under the revolving credit facility to finance the following transactions with Valero Energy:

     - $200 million for the crude oil tank contribution;

     - $150 million for the South Texas pipeline contribution;

     - $133.9 million for the redemption of common units; and

     - an estimated $2 million for aggregate transaction costs.

     We expect the crude oil tank contribution and the South Texas pipeline contribution to close immediately upon the closing of this common unit offering, the proposed private placement of senior notes by Valero Logistics and the redemption of the common units. If the crude oil tank contribution or the South Texas pipeline contribution is not completed, we will use all of the net proceeds from this common unit offering for working capital and general partnership purposes. Pending these uses, the proceeds will be invested in investment grade securities. The proceeds from any exercise of the underwriters' over-allotment option will be used to pay off borrowings under the amended revolving credit facility or for working capital and general partnership purposes.

                                 CAPITALIZATION

     The following table shows:

     - our historical capitalization as of December 31, 2002; and

     - our as adjusted capitalization as of December 31, 2002, adjusted to reflect this common unit offering (assuming a public offering price of $36.72 per common unit, the last reported sale price of our common units on March 6, 2003), the proposed private placement of senior notes by Valero Logistics, the borrowings under the revolving credit facility, the redemption of a portion of Valero Energy's common units and the application of the net proceeds we receive in this common unit offering and those financings in the manner described under "Use of Proceeds."

This table should be read together with our consolidated and combined financial statements and the accompanying notes included elsewhere in this prospectus supplement.

                                                              AS OF DECEMBER 31, 2002
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
Revolving credit facility...................................  $     --      $ 33,953
Long-term debt, including current portion...................     9,958         9,958
6 7/8% Senior Notes due 2012................................    99,700        99,700
  % Senior Notes due 20  ...................................        --       250,000
                                                              --------      --------
     Total debt.............................................   109,658       393,611
                                                              --------      --------
Partners' Equity:
  Common units..............................................   170,655       238,873
  Subordinated units........................................   117,042       117,042
  General partner's equity..................................     6,198         7,652
                                                              --------      --------
  Total partners' equity....................................   293,895       363,567
                                                              --------      --------
     Total capitalization...................................  $403,553      $757,178
                                                              ========      ========

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

     Our initial public offering was completed on April 16, 2001. As of December 31, 2002, there were 9,654,572 common units outstanding, held by approximately 65 holders, including common units held in street name. The common units are traded on the New York Stock Exchange under the symbol VLI. An additional 9,599,322 subordinated units are outstanding. The subordinated units are held by an affiliate of our general partner and are not publicly traded.

     The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly cash distributions paid to our unitholders. The last reported sale price of common units on the New York Stock Exchange on March 6, 2003 was $36.72 per unit.

                                                           PRICE RANGE          CASH
                                                         ----------------   DISTRIBUTIONS
                                                          HIGH      LOW      PER UNIT(1)
                                                         ------   -------   -------------
YEAR ENDED 2003
  First Quarter (through March 6, 2003)................  $40.64   $ 36.65         N/A
YEAR ENDED 2002
  Fourth Quarter.......................................  $39.75   $ 35.10       $0.70
  Third Quarter........................................   37.48     33.15        0.70
  Second Quarter.......................................   39.50     36.10        0.70
  First Quarter........................................   42.10     37.00        0.65
YEAR ENDED 2001
  Fourth Quarter.......................................  $40.40   $ 33.10       $0.60
  Third Quarter........................................   35.60     30.00        0.60
  Second Quarter.......................................   31.95     27.66        0.50

---------------

(1) Represents cash distributions attributable to the quarter and declared and paid within 45 days after quarter end. We paid an identical cash distribution to the holders of our subordinated units for each period shown in this table. We paid cash distributions to our general partner which totaled $667,000 and $2,206,000 for the years ended December 31, 2001 and 2002, respectively. Included in the general partner cash distribution for the year ended December 31, 2002 is $1,103,000 of incentive distributions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion and analysis of our results of operations and financial condition should be read in conjunction with "Business," "Summary Financial and Operating Data" and our financial statements and supplementary data beginning on page F-1 of this prospectus supplement. However, our results of operations and financial data do not include any results from the contributions, nor do they give effect to the redemption of common units from Valero Energy, all of which are discussed under "The Transactions" beginning on page S-23 of this prospectus supplement.

     The introduction to "Summary Financial and Operating Data" as well as "Note 1: Organization, Business and Basis of Presentation" to the consolidated and combined financial statements beginning on page F-9 of this prospectus supplement provide a description of our current and prior organization.

SEASONALITY

     Our operating results are affected by factors affecting the business of Valero Energy, including refinery utilization rates, crude oil prices, the demand for refined products and industry refining capacity.

     The throughput of crude oil that we transport is directly affected by the level of, and refiner demand for, crude oil in markets served directly by our crude oil pipelines. Crude oil inventories tend to increase due to overproduction of crude oil by producing companies and countries and planned maintenance turnaround activity by refiners. To bring crude oil inventories back in line with demand, refiners reduce production levels, which also has the effect of increasing crude oil market prices.

     The throughput of the refined products that we transport is directly affected by the level of, and user demand for, refined products in the markets served directly or indirectly by our refined product pipelines. Demand for gasoline in most markets peaks during the summer driving season, which extends from May through September, and declines during the fall and winter months. Demand for gasoline in the Arizona market, however, generally is higher in the winter months than summer months due to greater tourist activity and second home usage in the winter months.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     The results of operations for the year ended December 31, 2002 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the year ended December 31, 2002, which includes the Wichita Falls Business for the month ended January 31, 2002 prior to its actual acquisition on February 1, 2002. The results of operations for the year ended December 31, 2001 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the period from April 16, 2001 through December 31, 2001 and the combined statement of income for Valero L.P. and Valero Logistics for the period from January 1, 2001 through April 15, 2001, which in this discussion are combined and referred to as the year ended December 31, 2001.

Financial Data:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
STATEMENT OF INCOME DATA:
REVENUES....................................................  $ 98,827   $118,458
                                                              --------   --------
COSTS AND EXPENSES:
  Operating expenses........................................    33,583     37,838
  General and administrative expenses.......................     5,349      6,950
  Depreciation and amortization.............................    13,390     16,440
                                                              --------   --------
     TOTAL COSTS AND EXPENSES...............................    52,322     61,228
                                                              --------   --------
OPERATING INCOME............................................    46,505     57,230
  Equity income from Skelly-Belvieu Pipeline Company........     3,179      3,188
  Interest expense, net.....................................    (3,811)    (4,880)
                                                              --------   --------
INCOME BEFORE INCOME TAX EXPENSE............................    45,873     55,538
  Income tax expense........................................        --        395
                                                              --------   --------
NET INCOME..................................................    45,873     55,143
  Less net income applicable to general partner.............      (715)    (2,187)
  Less net income related to the period from January 1, 2001 through April 15, 2001 and net income related to the
     Wichita Falls Business for the month ended January 31,
     2002...................................................   (10,126)      (650)
                                                              --------   --------
NET INCOME APPLICABLE TO THE LIMITED PARTNERS' INTEREST.....  $ 35,032   $ 52,306
                                                              ========   ========

Operating Data:

     The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 2001 and 2002.

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                         -----------------
                                                          2001      2002     % CHANGE
                                                         -------   -------   --------
                                                           (IN THOUSANDS
                                                            OF BARRELS)
Crude oil pipeline throughput:
  Dixon to McKee.......................................   20,403    15,970     (22)%
  Wichita Falls to McKee...............................       --    26,313      --
  Wasson to Ardmore....................................   29,612    27,294      (8)%
  Ringgold to Wasson...................................   13,788    12,630      (8)%
  Corpus Christi to Three Rivers.......................   28,689    25,075     (13)%
  Other crude oil pipelines............................   18,399    19,746       7%
                                                         -------   -------
     Total crude oil pipelines.........................  110,891   127,028      15%
                                                         =======   =======
Refined product pipeline throughput:
  McKee to Colorado Springs to Denver..................    8,838     7,405     (16)%
  McKee to El Paso.....................................   24,285    24,121      (1)%
  McKee to Amarillo to Abernathy.......................   13,747    13,304      (3)%
  Amarillo to Albuquerque..............................    4,613     4,022     (13)%
  McKee to Denver......................................    4,370     4,303      (2)%
  Ardmore to Wynnewood.................................   20,835    19,780      (5)%
  Three Rivers to Laredo...............................    4,479     4,711       5%
  Three Rivers to San Antonio..........................   10,175     9,322      (8)%
  Other refined product pipelines......................   21,095    20,873      (1)%
                                                         -------   -------
     Total refined product pipelines...................  112,437   107,841      (4)%
                                                         =======   =======
Refined product terminal throughput....................   64,522    64,079      (1)%
                                                         =======   =======

     Net income for the year ended December 31, 2002 was $55,143,000 as compared to $45,873,000 for the year ended December 31, 2001. The increase of $9,270,000 was primarily attributable to the additional net income generated from the four acquisitions completed since July of 2001 (the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline). The increase in net income was partially offset by the impact of lower throughput barrels in 2002 resulting from economic-based refinery production cuts at the three Valero Energy refineries served by our pipelines and terminals. Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refinery margins industry-wide in the first half of 2002.

     Revenues for the year ended December 31, 2002 were $118,458,000 as compared to $98,827,000 for the year ended December 31, 2001, an increase of 20% or $19,631,000. This increase was due primarily to the addition of the Wichita Falls crude oil pipeline revenues, the Southlake refined product terminal revenues and the crude hydrogen revenues, partially offset by decreases in revenues on most of our other pipelines. The following discusses significant revenue increases and decreases by pipeline:

     - revenues for the year ended December 31, 2002 include $22,894,000 of revenues related to the Wichita Falls to McKee crude oil pipeline, including $1,740,000 of revenues (2,000,000 barrels of throughput) related to the month ended January 31, 2002, which was included in our revenues for 2002 as a result of the common control transfer between Valero Energy and us;

     - revenues for the McKee to Colorado Springs to Denver refined product pipeline and the Amarillo to Albuquerque refined product pipeline decreased $2,630,000 due to a combined 15% decrease in throughput barrels, resulting from reduced production at the McKee refinery. During the first quarter of 2002, Valero Energy completed several planned refinery turnaround projects at the McKee refinery which significantly reduced production and thus reduced throughput barrels in our pipelines;

     - revenues for the Corpus Christi to Three Rivers crude oil pipeline decreased $2,392,000 due to a 13% decrease in throughput barrels, as a result of reduced production at the Three Rivers refinery. During the first half of 2002, Valero Energy initiated economic-based refinery production cuts at the Three Rivers refinery. In addition, during the first quarter of 2002, Valero Energy completed several refinery turnaround projects resulting in a partial shutdown of the refinery and reduced throughput barrels in our pipelines;

     - revenues for the crude hydrogen pipeline, which was acquired on May 29, 2002, were $828,000 for the seven months ended December 31, 2002;

     - revenues for the Ringgold to Wasson crude oil pipeline increased $749,000, despite an 8% decrease in throughput barrels resulting from reduced production at the Ardmore refinery, due to a tariff rate increase effective December 1, 2001 related to the Ringgold crude oil storage facility acquisition;

     - revenues for the Dixon to McKee crude oil pipeline decreased $430,000 due to a 22% decrease in throughput barrels, as a result of Valero Energy supplying greater quantities of crude oil to the McKee refinery from the Wichita Falls to McKee crude oil pipeline during 2002 instead of gathering crude oil barrels near Dixon; and

     - revenues for the refined product terminals, excluding the Southlake terminal, decreased $665,000 primarily due to a decrease in revenues for the Corpus Christi refined product terminal. In 2002, as a result of Valero Energy's economic-based refinery production cuts at the Three Rivers refinery, lower volumes of benzene, toluene and xylene were transported to Corpus Christi. Revenues for the Southlake terminal, which was acquired on July 1, 2001, were $2,327,000 and throughput was 7,959,000 barrels for the year ended December 31, 2002 as compared to revenues of $1,341,000 and throughput of 4,601,000 barrels for the six months ended December 31, 2001.

Operating expenses increased $4,255,000 for the year ended December 31, 2002 as compared to the year ended December 31, 2001 primarily due to the following items:

     - the acquisitions of the Wichita Falls Business, the Southlake refined product terminal and the crude hydrogen pipeline increased operating expenses by $6,565,000;

     - insurance expense, excluding the impact of acquisitions, increased by $292,000, or 45%, due to higher rates charged for the property and liability policies we have in place;

     - utility expenses, excluding the impact of acquisitions, decreased by $2,300,000, or 22%, due to lower electricity rates as a result of lower natural gas prices, participation in Texas deregulation, negotiating lower rates with utility providers and implementation of power optimization software; and

     - maintenance expenses, excluding the impact of acquisitions, decreased $499,000, or 14%, due primarily to fewer pipeline and terminal inspections being required during 2002 as compared to 2001.

     General and administrative expenses were as follows:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
                                                              (IN THOUSANDS)
Services Agreement..........................................  $5,200   $5,200
Third party expenses........................................     730    1,650
Compensation expense related to contractual rights to
  receive common units......................................      --      721
General and administrative expenses related to the Wichita
  Falls Business for the month ended January 31, 2002.......      --       40
Reimbursement from partners on jointly owned pipelines......    (581)    (661)
                                                              ------   ------
                                                              $5,349   $6,950
                                                              ======   ======

     General and administrative expenses increased 30% for the year ended December 31, 2002 as compared to 2001 due primarily to an increase in general and administrative costs related to Valero L.P. being a publicly held entity and the recognition of compensation expense related to the award of common units to officers and directors in January of 2002 (see Note 14: Employee Benefit Plans, Long-Term Incentive Plan). In addition to the annual fee charged by Valero Energy to us for general and administrative services, we incur costs (e.g., unitholder annual reports, preparation and mailing of income tax reports to unitholders and director fees) as a result of being a publicly held entity.

     Depreciation and amortization expense increased $3,050,000 for the year ended December 31, 2002 as compared to the year ended December 31, 2001 due to the additional depreciation related to the acquisitions of the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline. Included in 2002 is $160,000 of depreciation expense related to the Wichita Falls Business for the month ended January 31, 2002.

     Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2002 was comparable to equity income recognized in 2001 as throughput barrels in the Skellytown to Mont Belvieu refined product pipeline increased 2% during 2002.

     Interest expense for the year ended December 31, 2002 was $4,880,000, net of interest income of $248,000 and capitalized interest of $255,000, as compared to $3,811,000 of interest expense for 2001. Interest expense was higher in 2002 due to additional borrowings to fund the acquisitions of the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline. Included in interest expense for 2002 was interest expense related to the fixed-rate senior notes issued in July of 2002, the proceeds of which were used to repay borrowings under the variable-rate revolving credit facility. Included in interest expense for 2001 was interest expense of $2,513,000 for the period from January 1, 2001 through April 15, 2001 related to the $107,676,000 of debt due to parent that we assumed on July 1, 2000 and paid off on April 16, 2001 upon the closing of our initial public offering.

     Income tax expense for the year ended December 31, 2002 represents income tax expense incurred by the Wichita Falls Business during the month ended January 31, 2002, prior to the transfer of the Wichita Falls Business to us.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     The results of operations for the year ended December 31, 2001 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the period from April 16, 2001 through December 31, 2001 and the combined statement of income for Valero L.P. and Valero Logistics for the period from January 1, 2001 through April 15, 2001, which in this discussion are combined and referred to as the year ended December 31, 2001. The results of operations for the year ended December 31, 2000 presented in the following table are derived from the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 and the combined statement of income of Valero L.P. and Valero Logistics for the six months ended December 31, 2000, which in this discussion are combined and referred to as the year ended December 31, 2000.

Financial Data:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      2001
                                                              --------   -------
                                                                (IN THOUSANDS)
STATEMENT OF INCOME DATA:
REVENUES....................................................  $ 92,053   $98,827
                                                              --------   -------
COSTS AND EXPENSES:
  Operating expenses........................................    33,505    33,583
  General and administrative expenses.......................     5,139     5,349
  Depreciation and amortization.............................    12,260    13,390
                                                              --------   -------
       TOTAL COSTS AND EXPENSES.............................    50,904    52,322
                                                              --------   -------
OPERATING INCOME............................................    41,149    46,505
  Equity income from Skelly-Belvieu Pipeline Company........     3,877     3,179
  Interest expense, net.....................................    (5,181)   (3,811)
                                                              --------   -------
INCOME BEFORE INCOME TAX BENEFIT............................    39,845    45,873
  Income tax benefit........................................   (30,812)       --
                                                              --------   -------
NET INCOME..................................................  $ 70,657   $45,873
                                                              ========   =======

Operating Data:

     The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 2000 and 2001. The throughput barrels for the year ended December 31, 2000 combine the barrels transported by the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 with the barrels transported by Valero Logistics for the six months ended December 31, 2000.

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                         -----------------
                                                          2000      2001     % CHANGE
                                                         -------   -------   --------
                                                          (IN THOUSANDS OF BARRELS)
Crude oil pipeline throughput:
  Dixon to McKee.......................................   22,736    20,403     (10)%
  Wasson to Ardmore....................................   28,003    29,612       6%
  Ringgold to Wasson...................................   10,724    13,788      29%
  Corpus Christi to Three Rivers.......................   31,271    28,689      (8)%
  Other crude oil pipelines............................   15,157    18,399      21%
                                                         -------   -------
     Total crude oil pipelines.........................  107,891   110,891       3%
                                                         =======   =======
Refined product pipeline throughput:
  McKee to Colorado Springs to Denver..................    8,982     8,838      (2)%
  McKee to El Paso.....................................   22,277    24,285       9%
  McKee to Amarillo to Abernathy.......................   13,219    13,747       4%
  Amarillo to Albuquerque..............................    4,714     4,613      (2)%
  McKee to Denver......................................    4,307     4,370       1%
  Ardmore to Wynnewood.................................   20,705    20,835       1%
  Three Rivers to Laredo...............................    5,886     4,479     (24)%
  Three Rivers to San Antonio..........................    9,761    10,175       4%
  Other refined product pipelines......................   23,537    21,095     (10)%
                                                         -------   -------
     Total refined product pipelines...................  113,388   112,437      (1)%
                                                         =======   =======
Refined product terminal throughput....................   60,629    64,522       6%
                                                         =======   =======

     Revenues for the year ended December 31, 2001 were $98,827,000 as compared to $92,053,000 for the year ended December 31, 2000, an increase of 7% or $6,774,000. This increase in revenues is due to the following items:

     - revenues for the Ringgold to Wasson and the Wasson to Ardmore crude oil pipelines increased $1,400,000 due to a combined 12% increase in throughput barrels, resulting from Valero Energy purchasing greater quantities of crude oil from third parties near Ringgold instead of gathering crude oil barrels near Wasson. In March 2001, Ultramar Diamond Shamrock sold its Oklahoma crude oil gathering operation which was located near Wasson;

     - revenues for the Corpus Christi to Three Rivers crude oil pipeline increased $1,390,000 despite the 8% decrease in throughput barrels for the year ended December 31, 2001 as compared to 2000. The Corpus Christi to Three Rivers crude oil pipeline was temporarily converted into a refined product pipeline during the third quarter of 2001 due to the alkylation unit shutdown at Valero Energy's Three Rivers refinery. The increase in revenues is primarily due to the increased tariff rate charged to transport refined products during the third quarter of 2001. In addition, effective May of 2001, the crude oil tariff rate was increased to cover the additional costs (dockage and wharfage fees) associated with operating a marine-based crude oil storage facility in Corpus Christi;

     - revenues for the McKee to El Paso refined product pipeline increased $1,187,000 primarily due to a 9% increase in throughput barrels resulting from an increase in Valero Energy's sales into the Arizona market. The McKee to El Paso refined product pipeline connects with a third party pipeline which runs to Arizona;

     - revenues for the Three Rivers to Laredo refined product pipeline decreased by $464,000 due to a 24% decrease in throughput barrels partially offset by an increase in the tariff rate effective July 1, 2001. The Laredo refined product terminal revenues also decreased by $290,000 due to the 24% decrease in throughput barrels. The lower throughput barrels were a result of Pemex's expansion of its Monterrey, Mexico refinery that increased the supply of refined products to Nuevo Laredo, Mexico, which is across the border from Laredo, Texas;

     - revenues for the Southlake refined product terminal, acquired on July 1, 2001, were $1,341,000 and throughput was 4,601,000 barrels for the six months ended December 31, 2001; and

     - revenues for all refined product terminals, excluding the Southlake and Laredo refined product terminals, increased $1,343,000 primarily due to an increase in the terminalling fee charged at our marine-based refined product terminals to cover the additional costs (dockage and wharfage fees) associated with operating a marine-based refined product terminal and the additional fee of $0.042 per barrel charged for blending additives into certain refined products.

     Operating expenses increased $78,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000 primarily due to the following items:

     - during the year ended December 31, 2000, a loss of $916,000 was recognized due to the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines related to the six months ended June 30, 2000. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines is borne by the shippers and is therefore no longer reflected in operating expenses;

     - utility expenses increased by $1,538,000, or 17%, due to higher electricity rates during the year ended December 31, 2001 as compared to the year ended December 31, 2000 resulting from higher natural gas costs;

     - the acquisition of the Southlake refined product terminal increased operating expenses by $308,000;

     - employee-related expenses increased due to higher accruals for incentive compensation; and

     - other operating expenses decreased due to lower rental expenses for fleet vehicles, satellite communications and safety equipment as a result of more favorable leasing arrangements.

     General and administrative expenses were as follows:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
                                                              (IN THOUSANDS)
Services Agreement..........................................  $2,600   $5,200
Allocation of UDS general and administrative expenses for
  the six months ended June 30, 2000........................   2,839       --
Third party expenses........................................     200      730
Reimbursement from partners on jointly owned pipelines......    (500)    (581)
                                                              ------   ------
                                                              $5,139   $5,349
                                                              ======   ======

     General and administrative expenses increased 4% for the year ended December 31, 2001 as compared to 2000 due to increased general and administrative costs related to Valero L.P. being a publicly held entity. Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology and other corporate services. Effective July 1, 2000, Ultramar Diamond Shamrock entered into a services agreement with us to provide the general and administrative services noted above for an annual fee of $5,200,000, payable monthly. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of being a publicly held entity.

     Depreciation and amortization expense increased $1,130,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000 due to the additional depreciation related to the Southlake refined product terminal and Ringgold crude oil storage facility acquired during 2001 and additional depreciation related to completed capital projects.

     Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2001 decreased $698,000, or 18%, as compared to 2000 due primarily to a 13% decrease in throughput barrels in the Skellytown to Mont Belvieu refined product pipeline. The decreased throughput in 2001 is due to both Valero Energy and ConocoPhillips utilizing greater quantities of natural gas to run their refining operations instead of selling the natural gas to third parties in Mont Belvieu.

     Interest expense for the year ended December 31, 2001 was $3,811,000 as compared to $5,181,000 for 2000. During the period from January 1, 2001 through April 15, 2001, we incurred $2,513,000 of interest expense related to the $107,676,000 of debt due to parent that Valero Logistics assumed on July 1, 2000 and paid off on April 16, 2001. In addition, beginning April 16, 2001, Valero Logistics borrowed funds under its revolving credit facility resulting in $738,000 of interest expense for the eight and a half months ended December 31, 2001. Interest expense prior to July 1, 2000 relates only to the debt due to the Port of Corpus Christi Authority of Nueces County, Texas. Interest expense from July 1, 2000 through April 15, 2001 relates to the debt due to parent and the debt due to the Port of Corpus Christi Authority. Interest expense subsequent to April 16, 2001 relates to the borrowings under the revolving credit facility and the debt due to the Port of Corpus Christi Authority.

     Effective July 1, 2000, Ultramar Diamond Shamrock transferred the assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics. As a limited partnership, Valero Logistics is not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000. The resulting net benefit for income taxes of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the income tax expense of $7,405,000 for the six months ended June 30, 2000. The income tax expense for the six months ended June 30, 2000 was based upon the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

     Income before income tax benefit for the year ended December 31, 2001 was $45,873,000 as compared to $39,845,000 for the year ended December 31, 2000. The increase of $6,028,000 is primarily due to the increase in revenues resulting from higher tariff rates and higher throughput barrels in our pipelines and terminals for 2001 as compared to 2000.

FINANCIAL OUTLOOK

     Due to a combination of circumstances in the first two months of 2003, Valero Energy reduced its production at several of its refineries, including the McKee, Three Rivers and Ardmore refineries, by as much as 15%, for economic reasons. The primary reason for the reduction was the unfavorable impact the oil workers' strike in Venezuela had on crude oil and other feedstock supplies in the market, which caused sweet crude oil and other feedstock processing economics to be unfavorable. The oil workers' strike in Venezuela has reduced the amount of Venezuelan crude oil received by the Three Rivers refinery under its purchase agreement with PDVSA, the national oil company of Venezuela. In addition, beginning in mid-March of 2003, a 20-day plant-wide turnaround of the Ardmore refinery will lower pipeline throughputs related to that refinery.

     As a result of Valero Energy's reduction in refinery production during the first quarter of 2003, throughput in our pipelines and terminals in the first quarter of 2003 is expected to be lower than throughput levels in the fourth quarter of 2002 and comparable to throughput levels in the first quarter of 2002. Accordingly, net income per unit applicable to limited partners for the first quarter of 2003 is expected to be in the range of $0.55 per unit, which compares to $0.50 per unit in the first quarter of 2002 and $0.74 per unit in the fourth quarter of 2002. Based on the net income expected to be generated during the first quarter of 2003, we expect to have sufficient cash available for distribution to distribute $0.70 per unit for the first quarter of 2003.

     More recently, however, a combination of strong refining and marketing fundamentals and increased crude oil availability have improved conditions substantially from earlier this year. If these improved conditions continue, we expect average pipeline and terminal throughput levels for the remainder of 2003 to return to historical levels.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary cash requirements, in addition to normal operating expenses, are for capital expenditures (both maintenance and expansion), business and asset acquisitions, distributions to partners and debt service. We expect to fund our short-term needs for such items as maintenance capital expenditures and quarterly distributions to the partners from operating cash flows. Capital expenditures for long-term needs resulting from future expansion projects and acquisitions are expected to be funded by a variety of sources including cash flows from operating activities, borrowings under the amended revolving credit facility and the issuance of additional common units, debt securities and other capital market transactions.

AMENDED REVOLVING CREDIT FACILITY

     On March 6, 2003, Valero Logistics amended its five-year revolving credit facility, increasing its credit limit to $175,000,000. The revolving credit facility expires on January 15, 2006. At Valero Logistics' option, borrowings under the revolving credit facility bear interest based on either an alternative base rate or LIBOR. Valero Logistics also incurs a facility fee on the aggregate commitments of lenders under the revolving credit facility, whether used or unused. Borrowings under the revolving credit facility may be used for working capital and general partnership purposes; however, borrowings to fund distributions to our unitholders are limited to $40,000,000. All borrowings designated as borrowings subject to the $40,000,000 sublimit must be reduced to zero for a period of at least 15 consecutive days during each fiscal year. The credit facility also allows Valero Logistics to issue letters of credit for an aggregate of $75,000,000. The borrowings under the revolving credit facility are unsecured and rank equally with all of Valero Logistics' outstanding unsecured and unsubordinated debt. The revolving credit facility is irrevocably and unconditionally guaranteed by us. Our guarantee ranks equally with all of our existing and future unsecured senior obligations.

     The revolving credit facility requires that Valero Logistics maintain certain financial ratios, including a Consolidated Debt Coverage Ratio (debt to EBIDTA), as defined in the revolving credit facility, not exceeding 4.0 to 1.0. The revolving credit facility includes other restrictive covenants, including a prohibition on distributions by Valero Logistics to us if any default, as defined in the revolving credit facility, exists or would result from the distribution. The revolving credit facility also includes a change-in-control provision, which requires that Valero Energy owns, directly or indirectly, 51% of our general partner interest, we and/or Valero Energy owns at least 100% of the general partner interest in Valero Logistics or at least 100% of the outstanding limited partner interests in Valero Logistics. Management believes that Valero Logistics is in compliance with all of these ratios and covenants.

     During the first quarter of 2002, Valero Logistics borrowed $64,000,000 under the revolving credit facility to purchase the Wichita Falls Business from Valero Energy and during the second quarter of 2002, Valero Logistics borrowed an additional $11,000,000 to purchase a hydrogen pipeline from Valero Energy. During the third quarter of 2002, the outstanding balance under the revolving credit facility of $91,000,000 was paid off with proceeds from the senior notes issued in July of 2002 under the shelf registration statement. As of December 31, 2002, Valero Logistics had no outstanding borrowings under the revolving credit facility.

SHELF REGISTRATION STATEMENT

     On June 6, 2002, Valero L.P. and Valero Logistics filed a $500,000,000 universal shelf registration statement with the Securities and Exchange Commission. On July 15, 2002, Valero Logistics completed the sale of $100,000,000 of 6.875% senior notes, issued under its shelf registration, for total proceeds of $99,686,000. The net proceeds of $98,207,000, after deducting underwriters' commissions and offering expenses of $1,479,000, were used to pay off the $91,000,000 outstanding under the revolving credit facility.

INTEREST RATE SWAP

     On February 14, 2003, Valero Logistics entered into an interest rate swap agreement to manage its exposure to changes in interest rates. The interest rate swap has a notional amount of $60,000,000 and is tied to the maturity of the 6.875% senior notes discussed below. Under the terms of the interest rate swap agreement, we will receive a fixed 6.875% rate and will pay a floating rate based on LIBOR plus 2.45%.

6.875% SENIOR NOTES

     The senior notes are due July 15, 2012 with interest payable on January 15 and July 15 of each year. The senior notes do not have sinking fund requirements. The senior notes rank equally with all other existing senior unsecured indebtedness of Valero Logistics, including indebtedness under the revolving credit facility. The senior notes contain restrictions on Valero Logistics' ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit Valero Logistics' ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. The senior notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

     At the option of Valero Logistics, the senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The senior notes also include a change-in-control provision, which requires that an investment grade entity own and control the general partner of Valero L.P. and Valero Logistics. Otherwise Valero Logistics must offer to purchase the senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase.

INITIAL PUBLIC OFFERING

     On April 16, 2001, Valero L.P. completed its initial public offering of 5,175,000 common units at a price of $24.50 per unit. Total proceeds were $126,787,000 before offering costs and underwriters' commissions. In addition, Valero Logistics borrowed $20,506,000 under its revolving credit facility. We used $143,504,000 of the total proceeds to repay the debt due to parent ($107,676,000), reimburse affiliates of Ultramar Diamond Shamrock for previous capital expenditures ($20,517,000), pay offering costs and underwriters' commissions ($14,875,000) and pay debt issuance costs ($436,000). The net remaining proceeds of $3,789,000 were used for working capital and general partnership purposes.

DISTRIBUTIONS

     Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and the general partner will receive. During the subordination period, the holders of Valero L.P.'s common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of Valero L.P.'s subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after March 31, 2006 if (1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) Valero L.P.'s adjusted operating surplus, as defined in the partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable Valero L.P. to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units, on a one-for-one basis. The general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds $0.60 per unit.

     The following table reflects the allocation of the total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER UNIT DATA)
General partner interest....................................   $   667     $ 1,103
General partner incentive distribution......................        --       1,103
                                                               -------     -------
  Total general partner distribution........................       667       2,206
Limited partnership units...................................    32,692      52,969
                                                               -------     -------
  Total cash distributions..................................   $33,359     $55,175
                                                               =======     =======
Cash distributions per unit applicable to limited
  partners..................................................   $  1.70     $  2.75
                                                               =======     =======

     The distributions for the year ended December 31, 2001, represent the minimum quarterly distribution for the period subsequent to our initial public offering, the period from April 16, 2001 through December 31, 2001. In February 2003, we paid a quarterly cash distribution of $0.70 per unit for the fourth quarter of 2002.

CAPITAL REQUIREMENTS

     The petroleum pipeline industry is capital-intensive, requiring significant investments to maintain, upgrade or enhance existing operations and to comply with environmental and safety regulations. Our capital expenditures consist primarily of:

     - maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

     - expansion capital expenditures, such as those to expand and upgrade pipeline capacity and to construct new pipelines, terminals and storage facilities. In addition, expansion capital expenditures may include acquisitions of pipelines, terminals or storage assets.

For 2003, we expect to incur approximately $41,099,000 of capital expenditures, including approximately $3,322,000 for maintenance capital expenditures and approximately $37,777,000 for expansion capital expenditures. The 2003 expansion capital expenditures include the $15,000,000 we incurred in January 2003 for the Telfer asphalt terminal acquisition. We expect to fund our capital expenditures from cash provided by operations and to the extent necessary, from proceeds of borrowings under the revolving credit facility or debt and equity offerings.

     During the year ended December 31, 2002, we incurred maintenance capital expenditures of $3,943,000 primarily related to tank and automation upgrades at both the refined product terminals and the crude oil storage facilities and corrosion protection and automation upgrades for refined product pipelines. Also during the year ended December 31, 2002, we incurred expansion capital expenditures of $76,761,000 for acquisitions and capital projects. Effective February 1, 2002, we exercised our option to purchase the Wichita Falls Business from Valero Energy at a cost of $64,000,000. The Wichita Falls Business consisted of the following assets:

     - A 272-mile crude oil pipeline originating in Wichita Falls, Texas and ending at Valero Energy's McKee refinery in Dumas, Texas. The pipeline has the capacity to transport 110,000 barrels per day of crude oil gathered or acquired by Valero Energy at Wichita Falls. The Wichita Falls crude oil pipeline connects to third party pipelines that originate along the Texas Gulf Coast.

     - Four crude oil storage tanks located in Wichita Falls, Texas with a total capacity of 660,000 barrels.

     During the year ended December 31, 2002, capital projects included $1,278,000 for completion of the Amarillo to Albuquerque refined product pipeline expansion, which is net of ConocoPhillips' 50% share of costs.

     On May 29, 2002, we purchased a 30-mile pure hydrogen pipeline from Valero Energy for $11,000,000 and subsequently exchanged that pipeline for a 25-mile crude hydrogen pipeline owned by Praxair, Inc. The crude hydrogen pipeline originates at Celanese Ltd.'s chemical facility in Clear Lake, Texas and ends at Valero Energy's Texas City refinery in Texas City, Texas. The pipeline supplies crude hydrogen to the refinery under a long-term supply arrangement between Valero Energy and BOC (successor to Celanese Ltd.).

     During the year ended December 31, 2001, we incurred maintenance capital expenditures of $2,786,000 primarily related to tank and automation upgrades at the refined product terminals and cathodic (corrosion) protection and automation upgrades for both refined product and crude oil pipelines. Also during the year ended December 31, 2001, we incurred expansion capital expenditures of $15,140,000 for various acquisitions and capital projects. Acquisitions included the July of 2001 purchase of the Southlake refined product terminal from Valero Energy for $5,600,000 and the December of 2001 purchase of the Ringgold crude oil storage facility from Valero Energy for $5,200,000. Capital projects included $1,813,000 for rights-of-way related to the expansion of the Amarillo to Albuquerque refined product pipeline, which is net of ConocoPhillips' 50% share of such costs.

     During the year ended December 31, 2000, we incurred $7,022,000 of capital expenditures, including $4,704,000 relating to expansion capital projects and $2,318,000 related to maintenance projects. Expansion capital projects included the project to expand the capacity of the McKee to Colorado Springs refined product pipeline from 32,000 barrels per day to 52,000 barrels per day, which was completed in the fourth quarter of 2000.

     On January 7, 2003, we purchased an asphalt terminal from Telfer Oil Company (Telfer) for $15,000,000, which included two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer acquisition, we entered into a six-year terminal storage and throughput agreement with Valero Energy.

     We believe we have sufficient funds from operations, and to the extent necessary, from public and private capital markets and bank markets, to fund our ongoing operating requirements. We expect that, to the extent necessary, we can raise additional funds from time to time through equity or debt financings. However, there can be no assurance regarding the availability of any future financings or whether such financings can be made available on terms acceptable to us.

LONG-TERM CONTRACTUAL OBLIGATIONS

     The following table presents our long-term contractual obligations and commitments and the related payments due, in total and by period, as of December 31, 2002. We have no unconditional purchase obligations as of December 31, 2002.

                                                PAYMENTS DUE BY PERIOD
                                     --------------------------------------------
                                     LESS THAN                             OVER
                                      1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS     TOTAL
                                     ---------   ---------   ---------   --------   --------
                                                         (IN THOUSANDS)
Long-term debt (stated
  maturities)......................    $747       $1,575      $1,272     $106,064   $109,658
Operating leases...................     227          664         342        1,266      2,499
Right-of-way payments..............       6           18          12           65        101

     The operating lease amounts in the above table include minimum rentals due under the various land leases for the refined product terminals and the Corpus Christi crude oil storage facility.

     We do not have any long-term contractual obligations related to the Skelly-Belvieu Pipeline Company, an equity method investment, other than the requirement to operate the pipeline on behalf of the members and to fund our share of capital expenditures as they arise. Skelly-Belvieu Pipeline Company does not have any outstanding debt as of December 31, 2002.

RELATED PARTY TRANSACTIONS

SERVICES AGREEMENT

     Effective July 1, 2000, Ultramar Diamond Shamrock entered into the services agreement with us whereby Ultramar Diamond Shamrock agreed to provide the corporate functions of legal, accounting, treasury, engineering, information technology and other services for an annual fee of $5,200,000 for a period of eight years. As a result of the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy assumed Ultramar Diamond Shamrock's obligation under the services agreement. The $5,200,000 is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Management believes that the $5,200,000 is a reasonable approximation of the general and administrative costs related to our current pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of Valero L.P. being a publicly held entity.

     The services agreement also requires that we reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to us. These employee costs include salary, wage and benefit costs.

     Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to third parties, which jointly own certain pipelines and terminals with us. Also, prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business participated in Ultramar Diamond Shamrock's centralized cash management program, wherein all cash receipts were remitted to Ultramar Diamond Shamrock and all cash disbursements were funded by Ultramar Diamond Shamrock. Other related party transactions include intercompany tariff and terminalling revenues and related expenses, administrative and support expenses incurred by Ultramar Diamond Shamrock and allocated to the Ultramar Diamond Shamrock Logistics Business and income taxes.

PIPELINES AND TERMINALS USAGE AGREEMENT

     On April 16, 2001, Ultramar Diamond Shamrock entered into the pipelines and terminals usage agreement with us, whereby Ultramar Diamond Shamrock agreed to use our pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and to use our refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April of 2008. Valero Energy also assumed the obligation under the pipelines and terminals usage agreement in connection with the acquisition of Ultramar Diamond Shamrock by Valero Energy. For the year ended December 31, 2002, Valero Energy used our pipelines to transport 97% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 59% of all refined products shipped from these refineries.

HYDROGEN TOLLING AGREEMENT

     In conjunction with our acquisition of the crude hydrogen pipeline, we and Valero Energy entered into a hydrogen tolling agreement. The hydrogen tolling agreement provides that Valero Energy will pay us minimum annual revenues of $1,400,000 for transporting crude hydrogen from Celanese Ltd.'s chemical facility in Clear Lake, Texas to Valero Energy's Texas City refinery.

EQUITY OWNERSHIP

     UDS Logistics, LLC, an indirect wholly owned subsidiary of Valero Energy, owns 4,424,322 of our outstanding common units and all 9,599,322 of our outstanding subordinated units. In addition, Valero GP, LLC, also an indirect wholly owned subsidiary of Valero Energy, owns 73,319 of our outstanding common units. As a result, Valero Energy owns a 71.6% limited partner interest in us and Riverwalk Logistics owns a 2% general partner interest in us. We own a 99.99% limited partner interest in Valero Logistics and our wholly owned subsidiary, Valero GP, Inc., owns a 0.01% general partner interest in Valero Logistics.

     After this common unit offering and the common unit redemption, UDS Logistics will own 614,572 common units and 9,599,322 subordinated units. As a result, Valero Energy will own an aggregate 47.5% limited partner interest in us.

     In addition, prior to its acquisition by Valero L.P. on February 1, 2002, the Wichita Falls Business was wholly owned by Valero Energy, and such ownership interest is reflected as net parent investment in the consolidated balance sheet as of December 31, 2001.

ENVIRONMENTAL

     In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Shamrock Logistics on April 16, 2001, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. In conjunction with the acquisitions of the Southlake refined product terminal on July 1, 2001 and the Ringgold crude oil storage facility on December 1, 2001, Ultramar Diamond Shamrock agreed to indemnify us for environmental liabilities that arose prior to the acquisition dates and are discovered within 10 years after acquisition. Effective with the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy assumed these environmental indemnifications. In conjunction with the sale of the Wichita Falls Business to Valero L.P., Valero Energy has agreed to indemnify Valero L.P. for any environmental liabilities that arose prior to February 1, 2002 and are discovered by April 15, 2011. As an operator or owner of the assets, we could be held liable for pre-acquisition environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition. As of December 31, 2002, we are not aware of any material environmental liabilities that were not covered by the environmental indemnifications.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. See Note 2: Summary of Significant Accounting Policies on page F-10 for our significant accounting policies.

     On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates. Any effects on our financial position or results of operations resulting from revisions to estimates are recorded in the period in which the facts and circumstances that give rise to the revision become known. We deem the following estimates and accounting policies to be critical:

     Revenue Recognition. Revenues are derived from interstate and intrastate pipeline transportation, storage and terminalling of crude oil and refined products. Transportation revenues are based on tariff rates that are subject to extensive federal and/or state regulation. Terminalling revenues, including revenues for blending additives, are based on fees which we believe are market based. Reductions to the current tariff rates or terminalling fees charged could have a material adverse effect on our results of operations. Currently, 99% of our revenues are derived from Valero Energy and Valero Energy has agreed not to challenge our tariff rates or terminalling fees until at least April of 2008. See Note 13: Related Party Transactions on page F-23 for a discussion of our relationship with Valero Energy.

     Depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property, plant and equipment, we depreciate them over a 3-year to 40-year period. Changes in the estimated useful lives of the property, plant and equipment could have a material adverse effect on our results of operations.

     Goodwill. Goodwill is the excess of cost over the fair value of net assets acquired in September of 1997. Effective January 1, 2002, with the adoption of Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets," amortization of goodwill ceased and the unamortized balance will be tested annually for impairment. Management's estimates will be crucial in determining whether an impairment exists and, if so, the effect of such impairment. We believe that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

     Income Allocation. Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner's incentive distribution declared for the respective reporting period. The remaining net income is allocated among the limited and general partners in accordance with their respective 98% and 2% interests, respectively.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. We are currently evaluating the impact of adopting this new statement, however, at the present time we do not believe it will have a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Historically we did not engage in interest rate, foreign currency exchange rate or commodity price hedging transactions. However, in February 2003, we entered into an interest rate swap agreement to manage our exposure to changes in interest rates.

     Our principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) is interest rate risk on its debt. We manage our debt considering various financing alternatives available in the market and manage our exposure to changing interest rates principally through the use of a combination of fixed and floating rate debt. Borrowings under the revolving credit facility expose us to increases in the benchmark interest rate underlying its floating rate revolving credit facility.

     As of December 31, 2002, our fixed rate debt consisted of the 6.875% senior notes with a carrying value of $99,700,000 and an estimated fair value of $99,780,000, and the 8% Port of Corpus Christi Authority note payable with a carrying value of $9,958,000 and an estimated fair value of $10,142,000. As of December 31, 2001, our fixed rate debt consisted of the 8% Port of Corpus Christi Authority note payable with a carrying value of $10,122,000 and an estimated fair value of $11,240,000. The fair values were estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements.

                                    BUSINESS

GENERAL

     We are a Delaware limited partnership that was formed on December 7, 1999. Our principal executive offices are located at One Valero Place, San Antonio, Texas 78212 and our telephone number is (210) 370-2000. The operations are conducted through a subsidiary entity, Valero Logistics.

     We were originally formed under the name of "Shamrock Logistics, L.P.," and changed our name to "Valero L.P." effective January 1, 2002, following completion of Valero Energy Corporation's acquisition of Ultramar Diamond Shamrock Corporation on December 31, 2001. In addition, Valero Logistics changed its name from "Shamrock Logistics Operations, L.P." effective January 1, 2002.

     On April 16, 2001, we completed our initial public offering of 5,175,000 common units, representing approximately 26% of our outstanding units. Our common units are listed on the New York Stock Exchange under the symbol "VLI."

     Valero Energy, through its wholly owned subsidiaries, currently owns a total of 4,497,641 common units and 9,599,322 subordinated units, representing an aggregate 71.6% limited partner interest in us. Valero Energy owns and controls our general partner, Riverwalk Logistics, L.P., which owns a 2% interest in us and has incentive distribution rights giving it higher percentages of our quarterly cash distributions as various target distribution levels are met.

     We generate revenue from our pipeline operations by charging tariffs for transporting crude oil, other refinery feedstocks and refined products through our pipelines. We also generate revenue through our terminalling operations by charging a terminalling fee to our customers. The terminalling fee is earned when refined products enter the terminal and includes the cost of transferring the refined products from the terminal to trucks. An additional fee is charged at the refined product terminals for blending additives into various refined products. We currently do not generate any separate revenue from our crude oil storage facilities. Instead, the costs associated with these facilities were considered in establishing the tariff rates charged for transporting crude oil from the storage facilities to the refineries. Our primary customer for our pipelines and our terminalling operations is Valero Energy, which accounted for 99% of our revenues for the year ended December 31, 2002.

     The term "throughput" generally refers to the crude oil or refined product barrels, as applicable, that pass through each pipeline, even if those barrels also are transported in another of our pipelines for which a separate tariff is charged.

PIPELINE OPERATIONS

GENERAL

     We have an ownership interest in nine crude oil pipelines with an aggregate length of approximately 783 miles and 19 refined product pipelines with an aggregate length of approximately 2,846 miles. We also own a 25-mile-long crude hydrogen pipeline. We operate all but three of the pipelines. For the pipelines in which we own less than a 100% ownership interest, we fund capital expenditures in proportion to our respective ownership percentage.

     For all but two of the pipelines, Valero Energy is the only customer for transportation of crude oil or refined products.

CRUDE OIL PIPELINES

     Our crude oil pipelines deliver crude oil and other feedstocks, such as gas oil and normal butane, from various points in Texas, Oklahoma, Kansas and Colorado to Valero Energy's McKee, Three Rivers and

Ardmore refineries. The following table sets forth the average daily number of barrels of crude oil and other feedstocks we transported through our crude oil pipelines, in the aggregate, in each of the years presented.

                                        AGGREGATE THROUGHPUT YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------
                                        1998      1999      2000      2001      2002
                                       -------   -------   -------   -------   -------
                                                        (BARRELS/DAY)
Crude Oil and Other Feedstocks.......  265,243   280,041   294,784   303,811   348,023

     The following table sets forth information about each of our crude oil pipelines.

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 2002
                                                                        ---------------------------
                                                                                         CAPACITY
ORIGIN AND DESTINATION            LENGTH    OWNERSHIP     CAPACITY       THROUGHPUT     UTILIZATION
----------------------            -------   ---------   -------------   -------------   -----------
                                  (MILES)               (BARRELS/DAY)   (BARRELS/DAY)
Cheyenne Wells, CO to McKee.....    252        100%         17,500           8,264          47%
Dixon, TX to McKee..............     44        100%         85,000          43,753          51%
Hooker, OK to Clawson, TX(1)....     31         50%         22,000          18,542          84%
Clawson, TX to McKee(2).........     41        100%         36,000          12,431          86%
Wichita Falls, TX to McKee(3)...    272        100%        110,000          72,091          66%
Corpus Christi, TX to Three
  Rivers........................     70        100%        120,000          68,701          57%
Ringgold, TX to Wasson, OK(2)...     44        100%         90,000          34,602          55%
Healdton, OK to Ringling, OK....      4        100%         52,000          14,861          29%
Wasson, OK to Ardmore, OK.......     25        100%         90,000          74,778          83%
                                    ---                    -------         -------
                                    783                    622,500         348,023          61%
                                    ===                    =======         =======

---------------

(1) We receive 50% of the tariff with respect to 100% of the barrels transported in the Hooker to Clawson crude oil pipeline. Accordingly, the capacity, throughput and capacity utilization are given with respect to 100% of the pipeline.

(2) This pipeline transports barrels relating to two tariff routes, one of which begins at this pipeline's origin and ends at its destination and one of which is a longer tariff route with an origin or destination on another pipeline of our's which connects to this pipeline. Throughput disclosed above for this pipeline reflects only the barrels subject to the tariff route beginning at this pipeline's origin and ending at this pipeline's destination. To accurately determine the actual capacity utilization of the pipeline, as well as aggregate capacity utilization, all barrels passing through the pipelines have been taken into account.

(3) On February 1, 2002, we acquired the Wichita Falls crude oil pipeline from Valero Energy. For the month ended January 31, 2002, 2,000,000 barrels of throughput is included in the above throughput barrels and capacity utilization percentage.

REFINED PRODUCT PIPELINES

     Our refined product pipelines transport refined products from Valero Energy's McKee, Three Rivers and Ardmore refineries to our terminals or to interconnections with third-party pipelines, for further distribution in markets in Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states. The refined products transported in these pipelines include gasoline, distillates (including diesel and jet fuel), natural gas liquids (such as propane and butane), blendstocks and petrochemical raw materials such as toluene, xylene and raffinate. During the year ended December 31, 2002, gasoline and distillates represented approximately 65% and 23%, respectively, of the total throughput in our refined product pipelines.

     The following table sets forth the average daily number of barrels of refined products we transported through our refined product pipelines, in the aggregate, in each of the years presented.

                                        AGGREGATE THROUGHPUT YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------
                                        1998      1999      2000      2001      2002
                                       -------   -------   -------   -------   -------
                                                        (BARRELS/DAY)
Refined products.....................  268,064   297,397   309,803   308,047   295,456

     The following table sets forth information about each of our refined product pipelines. In instances where we own less than 100% of a pipeline, our ownership percentage is indicated, and the capacity, throughput and capacity utilization information reflects only our ownership interest in these pipelines.

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 2002
                                                                        ---------------------------
                                                                                         CAPACITY
ORIGIN AND DESTINATION            LENGTH    OWNERSHIP     CAPACITY       THROUGHPUT     UTILIZATION
----------------------            -------   ---------   -------------   -------------   -----------
                                  (MILES)               (BARRELS/DAY)   (BARRELS/DAY)
McKee to El Paso, TX............     408       67%          40,000          37,921          95%
McKee to Colorado Springs,
  CO(1).........................     256      100%          52,000          11,426          37%
Colorado Springs, CO to
  Airport.......................       2      100%          12,000           1,242          10%
Colorado Springs, CO to Denver,
  CO............................     101      100%          32,000           7,619          24%
McKee to Denver, CO.............     321       30%          12,450          11,790          95%
McKee to Amarillo, TX
  (6")(1)(2)....................      49      100%          51,000          28,708          70%
McKee to Amarillo, TX
  (8")(1)(2)....................      49      100%
Amarillo, TX to Abernathy, TX...     102       39%           6,812           7,742         114%
Amarillo, TX to Albuquerque,
  NM............................     293       50%          17,150          11,018          64%
McKee to Skellytown, TX.........      53      100%          52,000           9,563          18%
Skellytown, TX to Mont Belvieu,
  TX (Skelly-Belvieu)...........     571       50%          26,000          16,718          64%
Three Rivers to San Antonio,
  TX............................      81      100%          33,600          25,539          76%
Three Rivers to Laredo, TX......      98      100%          16,800          12,908          77%
Three Rivers to Corpus Christi,
  TX............................      72      100%          15,000           4,752          32%
Three Rivers to Pettus, TX
  (12").........................      29      100%          24,000          19,746          82%
Three Rivers to Pettus, TX
  (8")..........................      29      100%          15,000           6,406          43%
Ardmore to Wynnewood, OK........      31      100%          90,000          54,193          60%
El Paso, TX to Kinder Morgan....      12       67%          40,000          28,165          70%
Other refined product
  pipeline(3)...................     289       50%             N/A             N/A          N/A
                                   -----                   -------         -------
                                   2,846                   535,812         295,456          58%
                                   =====                   =======         =======

---------------

(1) This pipeline transports barrels relating to two tariff routes, one of which begins at this pipeline's origin and ends at this pipeline's destination and one of which is a longer tariff route with an origin or destination on another pipeline of ours that connects to this pipeline. Throughput disclosed above for this pipeline reflects only the barrels subject to the tariff route beginning at this pipeline's origin and ending at this pipeline's destination. To accurately determine the actual capacity utilization of the pipeline, as well as aggregate capacity utilization, all barrels passing through the pipelines have been taken into account.

(2) The throughput, capacity, and capacity utilization information listed opposite the McKee to Amarillo 6-inch pipeline includes both McKee to Amarillo pipelines on a combined basis.

(3) Represents the idled 6-inch sections of the Amarillo to Albuquerque refined product pipeline.

STORAGE AND TERMINALLING OPERATIONS

     We own a total of five crude oil storage facilities in Texas and Oklahoma. These facilities have a total of 15 tanks with a capacity of 3,326,000 barrels. We also own 12 refined products terminals in Texas, Colorado, New Mexico and California, including an asphalt terminal in Pittsburg, California that we acquired in January 2003. These terminals have a total of 136 tanks with a combined capacity of 3,192,000 barrels.

CRUDE OIL STORAGE FACILITIES

     Our crude oil storage facilities serve the needs of Valero Energy's McKee, Three Rivers and Ardmore refineries.

     The following table sets forth information about the crude oil storage facilities:

                                                                                 AVERAGE
                                                                               THROUGHPUT
                                          NUMBER OF   MODE OF    MODE OF       YEAR ENDED
LOCATION                      CAPACITY      TANKS     RECEIPT    DELIVERY   DECEMBER 31, 2002
--------                      ---------   ---------   --------   --------   -----------------
                              (BARRELS)                                       (BARRELS/DAY)
Corpus Christi, TX(1).......  1,600,000       4       Marine     Pipeline         68,701
Dixon, TX...................    240,000       3       Pipeline   Pipeline         43,753
Ringgold, TX................    600,000       2       Pipeline   Pipeline         34,602
Wichita Falls, TX(2)........    660,000       4       Pipeline   Pipeline         72,091
Wasson, OK..................    226,000       2       Pipeline   Pipeline         74,778
                              ---------      --                                  -------
                              3,326,000      15                                  293,925
                              =========      ==                                  =======

---------------

(1) We own the Corpus Christi crude oil storage facility and the land underlying the facility is subject to a long-term operating lease.

(2) On February 1, 2002, we acquired the Wichita Falls crude oil storage facility from Valero Energy. For the month ended January 31, 2002, 2,000,000 barrels of throughput is included in the above throughput barrels.

REFINED PRODUCT TERMINALS

     Our 12 refined product terminals have automated loading facilities and are available 24 hours a day. Billing of Valero Energy's customers is electronically accomplished by the Fuels Automation and Nomination System (FANS). This automatic system provides for control of allocations, credit and carrier certification by remote input of data by customers. All terminals have an electronic monitoring and control system that monitors the effectiveness of the ground protection and vapor control and will cause an automated shutdown of the terminal operations if necessary. For environmental and safety protection, all terminals have primary vapor control systems consisting of flares, vapor combustors or carbon absorption vapor recovery units.

     The following table sets forth information about each of our refined product terminals:

                                                                                        AVERAGE
                                                                                      THROUGHPUT
                                                                                      YEAR ENDED
                                            NUMBER OF   MODE OF        MODE OF       DECEMBER 31,
TERMINAL LOCATION               CAPACITY      TANKS     RECEIPT       DELIVERY           2002
-----------------               ---------   ---------   --------      --------       -------------
                                (BARRELS)                                            (BARRELS/DAY)
Abernathy, TX.................    171,000       11      Pipeline   Truck                  7,215
Amarillo, TX..................    271,000       14      Pipeline   Truck/Pipeline        20,731
Albuquerque, NM...............    193,000       10      Pipeline   Truck/Pipeline        10,494
Denver, CO....................    111,000       10      Pipeline   Truck                 17,019
Colorado Springs, CO(1).......    324,000        8      Pipeline   Truck/Pipeline        11,426
El Paso, TX(2)................    347,000       22      Pipeline   Truck/Pipeline        39,756
Southlake, TX.................    286,000        6      Pipeline   Truck                 21,806
Corpus Christi, TX(1).........    371,000       15      Pipeline   Marine/Pipeline        7,290
San Antonio, TX...............    221,000       10      Pipeline   Truck                 18,160
Laredo, TX....................    203,000        6      Pipeline   Truck                 12,908
Harlingen, TX(1)..............    314,000        7      Marine     Truck                  8,754
Pittsburg, CA (asphalt
  terminal)(3)................    380,000       17      Rail       Truck                    N/A
                                ---------      ---                                      -------
                                3,192,000      136                                      175,559
                                =========      ===                                      =======

---------------

(1) We own the Colorado Springs, Corpus Christi and Harlingen refined products terminals and the land underlying these facilities is subject to long-term operating leases.

(2) We have a 66.67% ownership interest in the El Paso refined product terminal. The capacity and throughput amounts represent the proportionate share of capacity and throughput attributable to our ownership interest. The throughput represents barrels distributed from the El Paso refined product terminal and deliveries to a third-party refined product pipeline.

(3) We acquired the asphalt terminal in Pittsburg, California from Telfer Oil Company in January 2003.

PIPELINE, STORAGE FACILITY, AND TERMINAL CONTROL OPERATIONS

     All of our crude oil and refined product pipelines are operated via satellite communication systems from one of two central control rooms located in San Antonio and Dumas, Texas (near Valero Energy's McKee refinery). Each control center can provide backup capability for the other, and each center is capable of monitoring and controlling all of the pipelines. There is also a backup control center located at the San Antonio refined product terminal approximately 25 miles from the primary control center in San Antonio.

     The control centers operate with modern, state-of-the-art System Control and Data Acquisition systems (SCADA). The control centers are equipped with computer systems designed to continuously monitor real time operational data, including crude oil and refined product throughput, flow rates and pressures. In addition, the control centers monitor alarms and throughput balances. The control centers operate remote pumps, motors, engines and valves associated with the delivery of crude oil and refined products. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside pre-established parameters occur and provide for remote-controlled shutdown of pump stations on the pipelines. Pump stations, crude oil storage facilities and meter-measurement points along the pipelines are linked by satellite or telephone communication systems for remote monitoring and control.

     A number of our crude oil storage facilities and refined product terminals are also operated through the central control centers. Other crude oil storage facilities and refined product terminals are modern, automated facilities but are locally controlled.

OUR RELATIONSHIP WITH VALERO ENERGY

GENERAL

     Valero Energy owns and operates 12 refineries, three of which are served by our pipelines and terminals:

     - the McKee refinery, which has a current total capacity to process approximately 170,000 barrels per day of crude oil and other feedstocks, making it the largest refinery located between the Texas Gulf Coast and the West Coast;

     - the Three Rivers refinery, which has a current total capacity to process approximately 98,000 barrels per day of crude oil and other feedstocks; and

     - the Ardmore refinery, which has a current total capacity to process approximately 85,000 barrels per day of crude oil and other feedstocks.

     Valero Energy markets the refined products produced by these three refineries primarily in Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states through a network of company-operated and dealer-operated convenience stores, and through wholesale and spot market sales and exchange agreements.

     During the year ended December 31, 2002, we generated revenues of $118,458,000, with Valero Energy accounting for 99% of this amount. Although we intend to pursue strategic third-party acquisitions as opportunities may arise, management expects to continue to derive most of our revenues from business with Valero Energy for the foreseeable future.

PIPELINES AND TERMINALS USAGE AGREEMENT

     Our operations are strategically located within Valero Energy's refining and marketing supply chain, but we do not own or operate any refining or marketing assets. Valero Energy is dependent upon us to provide transportation services that support the refining and marketing operations in the markets served by Valero Energy's McKee, Three Rivers and Ardmore refineries. Under a pipelines and terminals usage agreement, Valero Energy has agreed through April 1, 2008:

     - to transport in our crude oil pipelines at least 75% of the aggregate volumes of the crude oil shipped to the McKee, Three Rivers and Ardmore refineries;

     - to transport in our refined product pipelines at least 75% of the aggregate volumes of the refined products (excluding residual oils, primarily asphalt and fuel oil) shipped from these refineries; and

     - to use our refined product terminals for terminalling services for at least 50% of the refined products (excluding residual oils, primarily asphalt and fuel oil) shipped from these refineries.

     Valero Energy met and exceeded its obligations under the pipelines and terminals usage agreement during the year ended December 31, 2002. In addition, Valero Energy has agreed to remain the shipper for crude oil and refined products owned by it that are transported through our pipelines, and neither challenge, nor cause others to challenge, our interstate or intrastate tariff rates for the transportation of crude oil and refined products until at least April 1, 2008.

     Valero Energy's obligation to use our crude oil and refined product pipelines and terminals may be suspended if Valero Energy ceases to own the refineries, if material changes in the market conditions occur for the transportation of crude oil and refined products, or in the markets served by these refineries, that have a material adverse effect on Valero Energy, or if we are unable to handle the volumes Valero Energy requests to be transported due to operational difficulties with the pipelines or terminals. In the event Valero Energy does not transport in our pipelines or use our terminals to store and ship the minimum volume requirements and our obligation to do so has not been suspended under the terms of the agreement, it is required to make a cash payment determined by multiplying the shortfall in volume by the weighted average tariff rate or terminal fee charged.

SERVICES AGREEMENT

     We do not have any employees. Under a services agreement with Valero Energy, employees of Valero Energy perform services on our behalf, and Valero Energy is reimbursed for the services rendered by its employees. In addition, we pay Valero Energy an annual fee of $5,200,000 under the services agreement to perform and provide other services, including legal, accounting, treasury, engineering and information technology. The fee is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor and may be adjusted to take into account additional service levels required by the acquisition or construction of additional assets.

OMNIBUS AGREEMENT

     The omnibus agreement governs potential competition between Valero Energy and us. Under the omnibus agreement, Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy controls the general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil and other feedstocks or refined products, including petrochemicals, or operating crude oil storage facilities or refined product terminalling assets in the United States. This restriction does not apply to:

     - any business retained by Ultramar Diamond Shamrock (and now part of Valero Energy) as of April 16, 2001, the closing of our initial public offering, or any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock on December 31, 2001;

     - any business with a fair market value of less than $10 million;

     - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided we have been offered and declined the opportunity to purchase the business; and

     - any newly constructed pipeline, terminalling or storage assets that we have not offered to purchase at fair market value within one year of construction.

     Also under the omnibus agreement, Valero Energy has agreed to indemnify us for environmental liabilities related to the assets transferred to us in connection with our initial public offering that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001 (excluding liabilities resulting from a change in law after April 16, 2001).

MAINTENANCE

     We perform scheduled maintenance on all of our pipelines, terminals and related equipment and make repairs and replacements when necessary or appropriate. We believe that all of our pipelines, terminals and related equipment have been constructed and are maintained in all material respects in accordance with applicable federal, state and local laws and the regulations and standards prescribed by the American Petroleum Institute, the Department of Transportation and accepted industry practice.

COMPETITION

     As a result of our physical integration with Valero Energy's McKee, Three Rivers and Ardmore refineries and our contractual relationship with Valero Energy, we believe that we will not face significant competition for barrels of crude oil transported to, and barrels of refined products transported from, the McKee, Three Rivers and Ardmore refineries, particularly during the term of the pipelines and terminals usage agreement with Valero Energy. However, we face competition from other pipelines that may be able to supply Valero Energy's end-user markets with refined products on a more competitive basis. If Valero Energy reduced its retail sales of refined products or its wholesale customers reduced their purchases of refined products, the volumes transported through our pipelines would be reduced, which would cause a decrease in cash and revenues generated from our operations.

     Valero Energy owns or leases certain pipelines that deliver crude oil and refined products to markets served by our pipelines and terminals. Specifically, Valero Energy owns a refined products pipeline that runs from its Corpus Christi, Texas refinery to Edinburg, Texas. Valero Energy's Edinburg refined product terminal serves markets that are also served by our Harlingen refined product terminal. Also, Valero Energy owns two refined product pipelines that run from Pettus to Corpus Christi and Pettus to San Antonio. As discussed above, we have an agreement to acquire the Corpus Christi to Edinburg refined product pipeline, the Edinburg refined product terminal, the Pettus to San Antonio refined product pipeline, the Pettus to Corpus Christi refined product pipeline and the San Antonio refined product terminal. In addition, Valero Energy owns certain crude oil gathering systems that deliver crude oil to the McKee refinery.

     The Texas and Oklahoma markets served by the refined product pipelines originating at the Three Rivers and Ardmore refineries are accessible by Texas Gulf Coast refiners through common carrier pipelines, with the exception of the Laredo, Texas and Nuevo Laredo, Mexico markets. The Nuevo Laredo, Mexico market is accessible by refineries operated by Pemex. In addition, the markets served by the refined product pipelines originating at the McKee refinery are also accessible by Texas Gulf Coast and Midwestern refiners through common carrier pipelines.

     We believe that high capital requirements, environmental and safety considerations and the difficulty in acquiring rights-of-way and related permits make it difficult for other entities to build competing pipelines in areas served by our pipelines. As a result, competing pipelines are likely to be built only in those cases in which strong market demand and attractive tariff rates support additional capacity in an area. We know of two refined product pipelines that are in various stages of completion that may serve our market areas:

     - The Longhorn Pipeline is a common carrier refined product pipeline with an initial capacity of 70,000 barrels per day. It will be capable of delivering refined products from the Texas Gulf Coast to El Paso, Texas. Most of the pipeline has been constructed and startup is expected to occur before the end of 2003. We expect that a portion of the refined products transported into the El Paso area in the Longhorn Pipeline will ultimately be transported into the Phoenix and Tucson, Arizona markets via SFPP, L.P.'s east pipeline, which is currently capacity constrained. As a result of these constraints, Valero Energy's allocated capacity in the SFPP East Line may be reduced. SFPP, L.P. has proposed to expand the SFPP East Line, and if it proceeds with the expansion, the expanded pipeline should alleviate the existing capacity constraints and could increase demand for transportation of refined products from McKee to El Paso. However, the increased supply of refined products entering the El Paso and Arizona markets through the Longhorn Pipeline and the likely increase in the cost of shipping product on SFPP East Line could also cause a decline in the demand for refined products from Valero Energy. In either case, the demand for transportation of refined products from McKee to El Paso might be reduced.

     - Shell Pipeline Company previously announced a refined product pipeline project from Odessa, Texas to Bloomfield, New Mexico. Refined products would be transported from West Texas to the Bloomfield, New Mexico area. The project would also require new pipeline connections on the southern and northern ends of the project. This project also includes a new refined product terminal near Albuquerque, New Mexico. This proposed Odessa to Bloomfield refined product pipeline could cause a reduction in demand for the transportation of refined products to the Albuquerque market in our refined product pipeline. This proposed Shell refined product pipeline would also cross two of our refined product pipelines, the McKee to El Paso refined product pipeline and the Amarillo to Albuquerque refined product pipeline. Although construction has not yet commenced on this project, it is anticipated to be completed in 2005.

     Given the expected increase in demand for refined products in the southwestern and Rocky Mountain market regions, we do not believe that these new refined product pipelines, when fully operational, will have a material adverse effect on our financial condition or results of operations.

GENERAL RATE REGULATION

     Prior to July 2000, affiliates of Valero Energy owned and operated our pipelines. These affiliates were the only shippers in most of the pipelines, including the common carrier pipelines. In preparation for our initial public offering, we filed revised tariff rates with the appropriate regulatory commissions to adjust the tariff rates on many of our pipelines to better reflect current throughput volumes and market conditions or cost-based pricing. Also in connection with our initial public offering, we obtained the agreement of Valero Energy, which is the only shipper in most of the pipelines, not to challenge the validity of the tariff rates until at least April 1, 2008.

INTERSTATE RATE REGULATION

     The Federal Energy Regulatory Commission regulates the rates and practices of common carrier petroleum pipelines, which include crude oil, petroleum product and petrochemical pipelines, engaged in interstate transportation under the Interstate Commerce Act. The Interstate Commerce Act and its implementing regulations require that the tariff rates and practices for interstate oil pipelines be just and reasonable and non-discriminatory. The Interstate Commerce Act permits challenges to proposed new or changed rates or practices by protest and challenges to rates and practices that are already on file and in effect by complaint. Upon the appropriate showing, a successful complainant may obtain damages or reparations for generally up to two years prior to the filing of a complaint. Valero Energy has agreed to be responsible for any Interstate Commerce Act liabilities with respect to activities or conduct occurring during periods prior to April 16, 2001, and we will be responsible for Interstate Commerce Act liabilities with respect to activities or conduct occurring after April 16, 2001.

     The FERC is authorized to suspend the effectiveness of a new or changed tariff rate for a period of up to seven months and to investigate the rate. The FERC may also place into effect a new or changed tariff rate on at least one day's notice, subject to refund and investigation. If upon the completion of an investigation the FERC finds that the rate is unlawful, it may require the pipeline operator to refund to shippers, with interest, any difference between the rates the FERC determines to be lawful and the rates under investigation. In addition, the FERC will order the pipeline to change its rates prospectively to the lawful level. In general, petroleum pipeline rates must be cost-based, although settlement rates, which are rates that have been agreed to by all shippers, are permitted, and market-based rates may be permitted in certain circumstances.

ENERGY POLICY ACT OF 1992 AND SUBSEQUENT DEVELOPMENTS

     The Energy Policy Act deemed certain interstate petroleum pipeline rates that were in effect on the date of enactment of the Energy Policy Act, to be just and reasonable (i.e., "grandfathered") under the Interstate Commerce Act. Some of the our pipeline rates were grandfathered under the Energy Policy Act, which has the benefit of making those rates more difficult to challenge.

     The Energy Policy Act further required FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for interstate petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. FERC responded to this mandate by adopting a new indexing rate methodology for interstate petroleum pipelines. Under these regulations, effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ranges that are tied to changes in the Producer Price Index for Finished Goods (PPI), minus one percent. The new indexing methodology is applicable to any existing rates, including grandfathered rates, and the scope of any challenges to rate increases made under the indexing methodology are limited. As a result of FERC's reassessment of this index and certain court litigation, on February 24, 2003, FERC changed the index to equal the PPI. Under FERC's February 24, 2003 Order, pipelines may file to change their tariff rates to reflect the applicable ceiling levels bases on the PPI, calculated as though this index had been in effect from July 1, 2001.

INTRASTATE RATE REGULATION

     The rates and practices for our intrastate common carrier pipelines are subject to regulation by the Texas Railroad Commission and the Colorado Public Utility Commission. The applicable state statutes and regulations generally require that pipeline rates and practices be reasonable and non-discriminatory.

OUR PIPELINES RATES

     Neither the FERC nor the state commissions have investigated our rates or practices. We do not believe that it is likely that there will be a challenge to our rates by a current shipper that would materially affect our revenues or cash flows because Valero Energy is the only current shipper in substantially all of our pipelines. Valero Energy has committed not to challenge our rates until at least April 2008. However, the FERC or a state regulatory commission could investigate our tariff rates at the urging of a third party. Also, because our pipelines are common carrier pipelines, we may be required to accept new shippers who wish to transport in our pipelines. It is possible that any new shippers may decide to challenge our tariff rates. If a rate were challenged, we would seek to either rely on a cost of service justification or to establish that, due to the presence of competing alternatives to our pipeline, the tariff rate should be a market-based rate. Although no assurance can be given that our intrastate rates would ultimately be upheld if challenged, we believe that the tariffs now in effect are not likely to be challenged. However, if any rate challenge or challenges were successful, cash available for distribution to unitholders could be materially reduced.

ENVIRONMENTAL REGULATION

GENERAL

     Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management and pollution prevention measures, and to environmental regulation by several federal, state and local authorities. The principal environmental risks associated with our operations relate to unauthorized emissions into the air and unauthorized releases into soil, surface water or groundwater. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. Compliance with these laws, regulations and permits increases our capital expenditures and our overall costs of business. However, violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials in an effort to prevent material environmental or other damage, and to ensure the safety of our pipelines, our employees, the public and the environment. Future governmental action and regulatory initiatives could result in changes to expected operating permits, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of crude oil and refined products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.

     In connection with our initial public offering on April 16, 2001 and our acquisition of crude oil and refined products pipeline and terminalling assets from Valero Energy's predecessor, Valero Energy agreed to indemnify us for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are costs that arise from changes in environmental law after April 16, 2001. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. As of December 31, 2002, we have not incurred any material environmental liabilities that were not covered by the environmental indemnification.

WATER

     The Oil Pollution Act was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972, also referred to as the Clean Water Act, and other statutes as they pertain to prevention and response to petroleum spills. The Oil Pollution Act subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and other consequences of a petroleum spill, where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the U.S. In the event of a petroleum spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar laws. Regulations developed under the Oil Pollution Act and state laws may also impose additional regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require diking, booms and similar structures to help prevent contamination of navigable waters in the event of a petroleum overflow, rupture or leak. In addition, these laws require, in some instances, the development of spill prevention control and countermeasure plans. Additionally, the United States Department of Transportation's Office of Pipeline Safety (OPS) has approved our petroleum spill emergency response plans.

     The Clean Water Act imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Permits must be obtained to discharge pollutants into federal and state waters. The Clean Water Act imposes substantial potential liability for the costs of removal, remediation and damages. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions.

AIR EMISSIONS

     Our operations are subject to the Federal Clean Air Act and comparable state and local statutes. Amendments to the Federal Clean Air Act enacted in late 1990 require most industrial operations in the U.S. to incur capital expenditures in order to meet air emission control standards developed by the Environmental Protection Agency and state environmental agencies. In addition, Title V of the 1990 Federal Clean Air Act Amendments created a new operating permit program for major sources, which applies to some of our facilities. We will be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission related issues.

SOLID WASTE

     We generate non-hazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. The Federal Resource Conservation and Recovery Act also governs the disposal of hazardous wastes. We are not currently required to comply with a substantial portion of the Federal Resource Conservation and Recovery Act requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as "hazardous wastes." Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes.

HAZARDOUS SUBSTANCES

     The Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA, also known as Superfund, imposes liability, without regard to fault or the legality of the original act, on some classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site and entities that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the Environmental Protection Agency and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs that they incur. In the course of our ordinary operations, we may generate waste that falls within CERCLA's definition of a "hazardous substance." While we responsibly manage the hazardous substances that we control, the intervening acts of third parties may expose us to joint and several liability under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been disposed of or released into the environment.

     We currently own or lease, and have in the past owned or leased, properties where hydrocarbons are being or have been handled. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, the Federal Resource Conservation and Recovery Act and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

ENDANGERED SPECIES ACT

     The Endangered Species Act restricts activities that may affect endangered species or their habitats. The discovery of previously unidentified endangered species could cause us to incur additional costs or operational restrictions or bans in the affected area.

HAZARDOUS MATERIALS TRANSPORTATION REQUIREMENTS

     OPS has promulgated extensive regulations governing pipeline safety. These regulations generally require pipeline operators to implement measures designed to reduce the environmental impact from onshore crude oil and refined product pipeline releases and to maintain comprehensive spill response plans, including extensive spill response training certifications for pipeline personnel. These regulations also require pipeline operators to develop qualification programs for individuals performing "covered tasks" on pipeline facilities to ensure there is a qualified work force and to reduce the risk of accidents from human error. In addition, OPS regulations contain detailed specifications for pipeline operation and maintenance, such as the implementation of integrity management programs that continually assess the integrity of pipelines in high consequence areas (such as areas with concentrated populations, navigable waterways or other unusually sensitive areas). In addition to federal regulations, some states, including Texas and Oklahoma, have certified state pipeline safety programs governing intrastate pipelines. Other states, such as New Mexico, have entered into agreements with OPS to help implement safety regulations on intrastate pipelines.

PIPELINE SAFETY IMPROVEMENT ACT OF 2002

     In December 2002, the Pipeline Safety Improvement Act of 2002 was enacted. This expands the government's regulatory authority over pipeline safety and, among other things, requires pipeline operators to maintain qualification programs for key pipeline operating personnel, to review and update their existing pipeline safety public education programs, and to provide information for the National Pipeline Mapping System. The act also strengthens the national "One-call" system, which is intended to minimize the risk of pipelines being damaged by third-party excavators and provides "whistleblower" protection to pipeline employees and contractors who identify pipeline safety risks. Some of the act's requirements are effective immediately, while other requirements will become effective during 2003 and 2004. We believe that we are in substantial compliance with the act, and will continue to be in substantial compliance with the act following the effectiveness of these other requirements. In addition, while this act may affect our maintenance capital expenditures and operating expenses, we believe that the act does not affect our competitive position and will not have a material affect on our financial conditions or results of operations.

OSHA

     We are subject to the requirements of the Federal Occupational Safety and Health Act and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the Federal Occupational Safety and Health Act hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

TITLE TO PROPERTIES

     We believe that we have satisfactory title to all of our assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens and minor easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by us or our predecessors, we believe that none of these burdens will materially detract from the value of these properties or from our interest in these properties or will materially interfere with our use in the operation of our business. In addition, we believe that we have obtained sufficient rights-of-way grants and permits from public authorities and private parties for us to operate our business in all material respects as described in this prospectus supplement.

EMPLOYEES

     Riverwalk Logistics, our general partner, is responsible for the management of Valero L.P. Valero GP, LLC, the general partner of Riverwalk Logistics, is responsible for managing the affairs of the general partner, and through it, the affairs of Valero L.P. and Valero Logistics. As of January 1, 2003, Valero GP, LLC, on our behalf, employed approximately 200 individuals that perform services for us. We also receive administrative services from other Valero Energy employees under the services agreement. Prior to January 1, 2003 these employees were employed by Valero Energy.

                               TAX CONSIDERATIONS

     The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Tax Considerations" beginning on page 37 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences peculiar to your circumstances.

     We estimate that if you purchase a common unit in this offering and hold the common unit through the record date for the distribution with respect to the fourth calendar quarter of 2005, you will be allocated, on a cumulative basis, an amount of federal taxable income for the period 2003 through 2005 that will be less than 20% of the amount of cash distributed to you with respect to that period.

     This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could materially affect the value of the common units.

     Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Tax Considerations -- Tax-Exempt Organizations and Other Investors" in the accompanying prospectus.

     Recently issued final regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the existence of book-tax differences common to financial transactions, one or more of which may be present with respect to your investment in our common units. The Internal Revenue Service has issued a list of items that are excepted from these disclosure requirements. You should consult your own tax advisor concerning the application of any of these factors to your investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The new regulations also impose obligations on "material advisors" that organize, manage, or sell interests in registered "tax shelters." As described in the accompanying prospectus, we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including your name and tax identification number, and to furnish this information to the Internal Revenue Service upon request. Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

                                  UNDERWRITING

     Under the underwriting agreement, which we will file as an exhibit to our current report on Form 8-K relating to this common unit offering, each of the underwriters named below have severally agreed to purchase from us the respective number of common units indicated in the following table:

                                                               NUMBER OF
UNDERWRITERS                                                  COMMON UNITS
------------                                                  ------------
Lehman Brothers Inc.........................................
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc....................................
UBS Warburg LLC.............................................
Credit Suisse First Boston LLC .............................
RBC Dain Rauscher Inc. .....................................
Sanders Morris Harris Inc...................................
                                                              -----------
          Total.............................................    5,750,000
                                                              ===========

     The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common units in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

     - the representations and warranties made by us to the underwriters are true;

     - there has been no material adverse change in our condition or in the financial markets; and

     - we deliver the customary closing documents to the underwriters.

OVER-ALLOTMENT OPTION

     We have granted the underwriters a 30-day option after the date of the underwriting agreement to purchase, in whole or part, up to an aggregate of 862,500 additional common units at the public offering price less the underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the common unit offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated on the preceding table.

COMMISSION AND EXPENSES

     We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling
concession not in excess of $   per unit. The underwriters may allow, and the
selected dealers may reallow, a discount from the concession not in excess of
$   per unit to other dealers. After the common unit offering, the underwriters may change the offering price and other selling terms.

     The following table shows the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional common units. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the common units from us.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Unit....................................................
  Total.....................................................

     We estimate that the total expenses for this common unit offering and related transactions, excluding underwriting discounts and commissions, will be approximately $2.0 million.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units that they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the common units in the open market.

     - Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LOCK-UP AGREEMENTS

     We, our affiliates that own common units and the executive officers and directors of the general partner of our general partner have agreed that we and they will not, subject to limited exceptions, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or any securities convertible into or exchangeable or exercisable for common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 90 days after the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to the sale of common units to the underwriters. This agreement does not apply to any existing employee benefit plans.

     Lehman Brothers Inc., in its discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested, and market conditions at the time.

LISTING

     Our common units are traded on the New York Stock Exchange under the symbol "VLI".

INDEMNIFICATION

     We, our general partner and Valero Logistics have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

AFFILIATIONS

     Some of the underwriters have performed investment banking, commercial banking and advisory services for us and for Valero Energy from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us or Valero Energy in the ordinary course of their business.

     Royal Bank of Canada, an affiliate of RBC Dain Rauscher Inc., which is one of the underwriters, is one of the lenders to Valero Logistics under its credit facility, for which they have received customary compensation. Another affiliate of RBC Dain Rauscher Inc. will act as an initial purchaser in the proposed private placement of senior notes, for which they will receive customary compensation. None of the net proceeds of this offering will be used to repay amounts outstanding under the credit facility or principal or interest on Valero Logistics' senior notes.

NASD CONDUCT RULES

     The compensation received by the underwriters in connection with this common unit offering does not exceed 10% of the gross proceeds from this common unit offering for commission and .5% for due diligence.

     Because the NASD views the common units offered hereby as interest in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

DISCRETIONARY SALES

     No sales to accounts over which the underwriters have discretionary authority may be made without the prior written approval of the customer.

ELECTRONIC DISTRIBUTION

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this common unit offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on any underwriter's or selling group members' website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common units, also referred to in this section as the securities, in Canada is being made only on a private placements basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the securities are made. Any resale of the securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

REPRESENTATIONS OF PURCHASERS

     By purchasing the securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws;

     - where required by law, that the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

                           VALIDITY OF THE SECURITIES

     The validity of the common units and certain federal income tax matters related to the common units will be passed upon for Valero L.P. by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered by this prospectus supplement will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. has, from time to time, performed legal services for Valero Energy.

                                    EXPERTS

     The consolidated balance sheets of Valero L.P. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002 and the balance sheet of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002, and the related statements of income, cash flows and changes in net parent investment for the year then ended, appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

VALERO L.P. AND SUBSIDIARIES
   Report of Independent Auditors...........................    F-2
   Report of Independent Public Accountants.................    F-3
   Consolidated Balance Sheets as of December 31, 2002 and
     December 31, 2001......................................    F-4
   Consolidated and Combined Statements of Income for the
     years ended December 31, 2002 and 2001, the six months
     ended December 31, 2000 (successor) and six months
     ended June 30, 2000 (predecessor)......................    F-5
   Consolidated and Combined Statements of Cash Flows for
     the years ended December 31, 2002 and 2001, the six
     months ended December 31, 2000 (successor) and six
     months ended June 30, 2000 (predecessor)...............    F-6
   Combined Statements of Partners' Equity/Net Parent
     Investment for the six months ended December 31, 2000
     and the six months ended June 30, 2000.................    F-7
   Consolidated and Combined Statements of Partners' Equity
     for the years ended December 31, 2002 and 2001.........    F-8
   Notes to Consolidated and Combined Financial
     Statements.............................................    F-9
VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS
   Report of Independent Auditors...........................   F-31
   Balance Sheet as of December 31, 2002....................   F-32
   Statement of Income for the year ended December 31,
     2002...................................................   F-33
   Statement of Cash Flows for the year ended December 31,
     2002...................................................   F-34
   Statement of Changes in Net Parent Investment for the
     year ended December 31, 2002...........................   F-35
   Notes to Financial Statements............................   F-36

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Unitholders of Valero L.P.

     We have audited the accompanying consolidated balance sheets of Valero L.P. and subsidiaries (a Delaware limited partnership, the Partnership) as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Valero L.P. for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated May 14, 2002.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
March 6, 2003

THIS IS A COPY OF THE AUDIT REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THEIR AUDITS OF VALERO L.P. AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AS THEY HAVE CEASED OPERATIONS. THE "(AS RESTATED -- SEE NOTE 2)" REFERENCE BELOW RELATES TO THE RESTATEMENT OF THE DECEMBER 31, 2001 BALANCE SHEET FOR THE WICHITA FALLS BUSINESS ACQUISITION DISCLOSED IN NOTE 4 OF NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Unitholders of Valero L.P.:

     We have audited the accompanying consolidated and combined balance sheets of Valero L.P., formerly Shamrock Logistics, L.P. (a Delaware limited partnership) and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. successor to the Ultramar Diamond Shamrock Logistics Business (a Delaware limited partnership) (collectively, the Partnerships) as of December 31, 2001 and 2000 (successor), and the related consolidated and combined statements of income, cash flows (as restated -- see Note 2), partners' equity/net parent investment for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and the related combined statements of income, cash flows (as restated -- see Note 2), partners' equity/net parent investment for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of the Partnerships as of December 31, 2001 and 2000, and the results of their operations and their cash flows (as restated) for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
May 14, 2002

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  33,533   $   7,796
  Receivable from parent....................................      8,482       5,816
  Accounts receivable.......................................      1,502       2,855
  Other current assets......................................        177          --
                                                              ---------   ---------
     Total current assets...................................     43,694      16,467
                                                              ---------   ---------
Property, plant and equipment...............................    486,939     470,401
Less accumulated depreciation and amortization..............   (137,663)   (121,389)
                                                              ---------   ---------
  Property, plant and equipment, net........................    349,276     349,012
Goodwill, net of accumulated amortization of $1,279 as of
  2002 and 2001.............................................      4,715       4,715
Investment in Skelly-Belvieu Pipeline Company...............     16,090      16,492
Other noncurrent assets, net of accumulated amortization of
  $250 and $90 as of 2002 and 2001, respectively............      1,733         384
                                                              ---------   ---------
     Total assets...........................................  $ 415,508   $ 387,070
                                                              =========   =========


                         LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $     747   $     462
  Accounts payable and accrued liabilities..................      8,133       4,175
  Taxes other than income taxes.............................      3,797       1,458
                                                              ---------   ---------
     Total current liabilities..............................     12,677       6,095
Long-term debt, less current portion........................    108,911      25,660
Other long-term liabilities.................................         25           2
Deferred income tax liabilities.............................         --      13,147
Commitments and contingencies (see note 10)
Partners' equity:
  Common units (9,654,572 and 9,599,322 outstanding as of
     2002 and 2001, respectively)...........................    170,655     169,305
  Subordinated units (9,599,322 outstanding as of 2002 and
     2001)..................................................    117,042     116,399
  General partner's equity..................................      6,198       5,831
  Net parent investment in the Wichita Falls Business.......         --      50,631
                                                              ---------   ---------
     Total partners' equity.................................    293,895     342,166
                                                              ---------   ---------
     Total liabilities and partners' equity.................  $ 415,508   $ 387,070
                                                              =========   =========

   See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

                                                            SUCCESSOR                   PREDECESSOR
                                             ----------------------------------------   -----------
                                                                          SIX MONTHS    SIX MONTHS
                                             YEARS ENDED DECEMBER 31,       ENDED          ENDED
                                             -------------------------   DECEMBER 31,    JUNE 30,
                                                2002          2001           2000          2000
                                             -----------   -----------   ------------   -----------
                                                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
REVENUES...................................  $   118,458   $    98,827     $47,550       $ 44,503
                                             -----------   -----------     -------       --------
COSTS AND EXPENSES:
  Operating expenses.......................       37,838        33,583      15,593         17,912
  General and administrative expenses......        6,950         5,349       2,549          2,590
  Depreciation and amortization............       16,440        13,390       5,924          6,336
                                             -----------   -----------     -------       --------
     TOTAL COSTS AND EXPENSES..............       61,228        52,322      24,066         26,838
                                             -----------   -----------     -------       --------
OPERATING INCOME...........................       57,230        46,505      23,484         17,665
  Equity income from Skelly-Belvieu
     Pipeline Company......................        3,188         3,179       1,951          1,926
  Interest expense, net....................       (4,880)       (3,811)     (4,748)          (433)
                                             -----------   -----------     -------       --------
INCOME BEFORE INCOME TAX EXPENSE
  (BENEFIT)................................       55,538        45,873      20,687         19,158
  Income tax expense (benefit).............          395            --          --        (30,812)
                                             -----------   -----------     -------       --------
NET INCOME.................................  $    55,143   $    45,873     $20,687       $ 49,970
                                             ===========   ===========     =======       ========
ALLOCATION OF NET INCOME:
  Net income...............................  $    55,143   $    45,873
  Less net income applicable to the period
     January 1, 2001 through April 15,
     2001..................................           --       (10,126)
  Less net income applicable to the Wichita
     Falls Business for the month ended
     January 31, 2002......................         (650)           --
                                             -----------   -----------
  Net income applicable to the general and
     limited partners' interest............       54,493        35,747
  General partner's interest in net
     income................................       (2,187)         (715)
                                             -----------   -----------
  Limited partners' interest in net
     income................................  $    52,306   $    35,032
                                             ===========   ===========
  Basic and diluted net income per unit
     applicable to limited partners........  $      2.72   $      1.82
                                             ===========   ===========
  Weighted average number of basic and
     diluted units outstanding.............   19,250,867    19,198,644
                                             ===========   ===========

   See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                                                       SUCCESSOR                PREDECESSOR
                                                          -----------------------------------   -----------
                                                              YEARS ENDED         SIX MONTHS    SIX MONTHS
                                                              DECEMBER 31,          ENDED          ENDED
                                                          --------------------   DECEMBER 31,    JUNE 30,
                                                            2002       2001          2000          2000
                                                          --------   ---------   ------------   -----------
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................  $ 55,143   $  45,873     $ 20,687      $ 49,970
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................    16,440      13,390        5,924         6,336
  Equity income from Skelly-Belvieu Pipeline Company....    (3,188)     (3,179)      (1,951)       (1,926)
  Distributions of equity income from Skelly-Belvieu
    Pipeline Company....................................     3,493       2,874        1,951         1,926
  Provision (benefit) for deferred income taxes.........        54          --           --       (36,677)
  Changes in operating assets and liabilities:
    Decrease (increase) in receivable from parent.......    (2,666)     16,532      (22,347)           --
    Decrease (increase) in accounts receivable notes
      receivable........................................     1,353        (469)      (1,676)          263
    Decrease (increase) in other current assets.........      (177)      3,528       (3,528)           --
    Increase (decrease) in accounts payable and accrued
      liabilities.......................................     3,958       1,359        1,481          (106)
    Increase (decrease) in taxes other than income
      taxes.............................................     2,369      (2,394)       1,329           598
  Other, net............................................       877        (382)          --          (137)
                                                          --------   ---------     --------      --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...........    77,656      77,132        1,870        20,247
                                                          --------   ---------     --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital expenditures........................    (3,943)     (2,786)        (619)       (1,699)
Expansion capital expenditures..........................    (1,761)     (4,340)      (1,518)       (3,186)
Acquisitions............................................   (75,000)    (10,800)          --            --
Distributions in excess of equity income from
  Skelly-Belvieu Pipeline Company.......................        97          --          401           380
                                                          --------   ---------     --------      --------
    NET CASH USED IN INVESTING ACTIVITIES...............   (80,607)    (17,926)      (1,736)       (4,505)
                                                          --------   ---------     --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offering, net of issuance
  costs.................................................    98,207          --           --            --
Proceeds from other long-term debt borrowings...........    75,000      25,506           --            --
Repayment of long-term debt.............................   (91,164)    (10,068)        (134)         (284)
Distributions to unitholders and general partner........   (52,843)    (21,571)          --            --
Distributions to parent and affiliates..................      (512)    (29,000)          --       (15,458)
Partners' contributions.................................        --          --            1            --
Net proceeds from sale of common units to the public....        --     111,912           --            --
Distribution to parent and affiliates for reimbursement
  of capital expenditures...............................        --     (20,517)          --            --
Repayment of debt due to parent.........................        --    (107,676)          --            --
                                                          --------   ---------     --------      --------
    NET CASH PROVIDED BY (USED IN) FINANCING
      ACTIVITIES........................................    28,688     (51,414)        (133)      (15,742)
                                                          --------   ---------     --------      --------
Net increase in cash and cash equivalents...............    25,737       7,792            1            --
Cash and cash equivalents as of the beginning of
  period................................................     7,796           4            3             3
                                                          --------   ---------     --------      --------
Cash and cash equivalents as of the end of period.......  $ 33,533   $   7,796     $      4      $      3
                                                          ========   =========     ========      ========
NON-CASH ACTIVITIES -- Adjustment related to the
  transfer of the Wichita Falls Business to Valero L.P.
  by Valero Energy:
  Property, plant and equipment.........................  $ 64,160   $ (64,160)    $     --      $     --
  Accrued liabilities and taxes other than income
    taxes...............................................      (382)        382           --            --
  Deferred income tax liabilities.......................   (13,147)     13,147           --            --
  Net parent investment.................................   (50,631)     50,631           --            --

   See accompanying notes to consolidated and combined financial statements.

        SHAMROCK LOGISTICS, L.P. AND SHAMROCK LOGISTICS OPERATIONS, L.P. (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

         COMBINED STATEMENTS OF PARTNERS' EQUITY/NET PARENT INVESTMENT
     SIX MONTHS ENDED DECEMBER 31, 2000 AND SIX MONTHS ENDED JUNE 30, 2000

                                                              (IN THOUSANDS)
BALANCE AS OF JANUARY 1, 2000...............................    $ 254,807
  Net income................................................       49,970
  Net change in parent advances.............................      (15,458)
  Formalization of the terms of debt due to parent..........     (107,676)
                                                                ---------
BALANCE AS OF JUNE 30, 2000.................................      181,643
  Net income................................................       20,687
  Partners' contributions...................................            1
  Environmental liabilities as of June 30, 2000 retained by
     Ultramar Diamond Shamrock Corporation..................        2,507
                                                                ---------
BALANCE AS OF DECEMBER 31, 2000.............................    $ 204,838
                                                                =========

   See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)

            CONSOLIDATED AND COMBINED STATEMENTS OF PARTNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                             LIMITED PARTNERS                                TOTAL
                                         ------------------------   GENERAL   NET PARENT   PARTNERS'
                                          COMMON     SUBORDINATED   PARTNER   INVESTMENT    EQUITY
                                         ---------   ------------   -------   ----------   ---------
                                                               (IN THOUSANDS)
COMBINED BALANCE AS OF JANUARY 1,
  2001.................................  $ 202,790     $     --     $ 2,048    $     --    $204,838
Net income applicable to the period
  January 1, 2001 through April 15,
  2001.................................     10,025           --         101          --      10,126
Distributions to affiliates of Ultramar
  Diamond Shamrock Corporation of net
  income applicable to the period July
  1, 2000 through April 15, 2001.......    (28,710)          --        (290)         --     (29,000)
Distribution to affiliates of Ultramar
  Diamond Shamrock Corporation for
  reimbursement of capital
  expenditures.........................    (20,517)          --          --          --     (20,517)
Issuance of common and subordinated
  units for the contribution of Valero
  Logistics Operations' limited partner
  interest.............................   (113,141)     109,453       3,688          --          --
Sale of common units to the public.....    111,912           --          --          --     111,912
Net income applicable to the period
  from April 16, 2001 through December
  31, 2001.............................     17,516       17,516         715          --      35,747
Cash distributions to partners.........    (10,570)     (10,570)       (431)         --     (21,571)
Adjustment for the Wichita Falls
  Business transaction.................         --           --          --      50,631      50,631
                                         ---------     --------     -------    --------    --------
CONSOLIDATED BALANCE AS OF DECEMBER 31,
  2001.................................    169,305      116,399       5,831      50,631     342,166
Net income.............................     26,225       26,081       2,187         650      55,143
Cash distributions to partners.........    (25,585)     (25,438)     (1,820)         --     (52,843)
Adjustment resulting from the
  acquisition of the Wichita Falls
  Business on February 1, 2002.........         --           --          --     (51,281)    (51,281)
Other..................................        710           --          --          --         710
                                         ---------     --------     -------    --------    --------
CONSOLIDATED BALANCE AS OF DECEMBER 31,
  2002.................................  $ 170,655     $117,042     $ 6,198    $     --    $293,895
                                         =========     ========     =======    ========    ========

   See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 2002 AND 2001 AND SIX MONTHS ENDED
              DECEMBER 31, 2000 AND SIX MONTHS ENDED JUNE 30, 2000

NOTE 1:  ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

     Valero L.P. (formerly Shamrock Logistics, L.P.), a Delaware limited partnership, through its wholly owned subsidiary, Valero Logistics Operations, L.P. (Valero Logistics) owns and operates most of the crude oil and refined product pipeline, terminalling and storage assets that service three of Valero Energy Corporation's (Valero Energy) refineries. These refineries consist of the McKee and Three Rivers refineries located in Texas, and the Ardmore refinery located in Oklahoma. The pipeline, terminalling and storage assets provide for the transportation of crude oil and other feedstocks to the refineries and the transportation of refined products from the refineries to terminals or third-party pipelines for further distribution. The Partnership's revenues are earned primarily from providing these services to Valero Energy (see Note 13:
Related Party Transactions).

     As used in this report, the term Partnership may refer, depending on the context, to Valero L.P., Valero Logistics, or both of them taken as a whole. Riverwalk Logistics, L.P., a wholly owned subsidiary of Valero Energy, is the 2% general partner of Valero L.P. Valero Energy, through various affiliates, is also a limited partner in Valero L.P., resulting in a combined ownership of 73.6%. The remaining 26.4% limited partnership interest is held by public unitholders.

     Valero Energy is an independent refining and marketing company. Its operations consist of 12 refineries with a total throughput capacity of 1,900,000 barrels per day and an extensive network of company-operated and dealer-operated convenience stores. Valero Energy's refining operations rely on various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks and rail car loading equipment) that support its refining and retail operations, including the logistics assets owned and operated by the Partnership. Valero Energy markets the refined products produced at the McKee, Three Rivers and Ardmore refineries primarily in Texas, Oklahoma, Colorado, New Mexico, Arizona and several mid-continent states through a network of company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

THE PARTNERSHIP'S OPERATIONS

     The Partnership's operations include interstate and intrastate pipelines, which are subject to extensive federal and state environmental and safety regulations. In addition, the tariff rates and practices under which the Partnership offers interstate and intrastate transportation services in its pipelines are subject to regulation by the Federal Energy Regulatory Commission
(FERC), the Texas Railroad Commission or the Colorado Public Utility Commission, depending on the location of the pipeline. Tariff rates and practices for each pipeline are required to be filed with the respective commission upon completion of a pipeline and when a tariff rate is being revised. In addition, the regulations include annual reporting requirements for each pipeline.

     The Partnership has an ownership interest in 9 crude oil pipelines with an aggregate length of approximately 783 miles and 19 refined product pipelines with an aggregate length of approximately 2,846 miles. In addition, the Partnership owns a 25-mile crude hydrogen pipeline. The Partnership operates all but three of the pipelines.

     The Partnership also owns 5 crude oil storage facilities with a total storage capacity of 3,326,000 barrels and 12 refined product terminals (including the asphalt terminal acquired on January 7, 2003) with a total storage capacity of 3,192,000 barrels.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

BASIS OF PRESENTATION

     Prior to July 1, 2000, the Partnership's pipeline, terminalling and storage assets were owned and operated by Ultramar Diamond Shamrock Corporation (UDS), and such assets serviced the three refineries discussed above, which were also owned by UDS at that time. These assets and their related operations are referred to herein as the Ultramar Diamond Shamrock Logistics Business (predecessor). Effective July 1, 2000, UDS transferred the Ultramar Diamond Shamrock Logistics Business, along with certain liabilities, to Shamrock Logistics Operations, L.P. (Shamrock Logistics Operations), a wholly owned subsidiary of Shamrock Logistics, L.P. (Shamrock Logistics). Shamrock Logistics was wholly owned by UDS. On April 16, 2001, Shamrock Logistics closed on an initial public offering of its common units, which represented 26.4% of its outstanding partnership interests.

     On May 7, 2001, Valero Energy announced that it had entered into an Agreement and Plan of Merger with UDS whereby UDS agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion and the assumption of approximately $2.0 billion of debt. The acquisition of UDS by Valero Energy became effective on December 31, 2001. This acquisition included the acquisition of UDS's majority ownership interest in Shamrock Logistics. Effective January 1, 2002, Shamrock Logistics changed its name to Valero L.P., and Shamrock Logistics Operations changed its name to Valero Logistics.

     On February 1, 2002, the Partnership acquired the Wichita Falls Crude Oil Pipeline and Storage Business (the Wichita Falls Business) from Valero Energy for $64,000,000.

     The accompanying financial statements for the six months ended June 30, 2000, reflect the operations of the Ultramar Diamond Shamrock Logistics Business (the predecessor to Shamrock Logistics) as if it had existed as a single separate entity from UDS. The transfer of the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations represented a reorganization of entities under common control and was recorded at historical cost. The consolidated and combined financial statements for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002, represent the consolidated operations of Valero L.P., formerly known as Shamrock Logistics. The consolidated balance sheet as of December 31, 2001 has been restated to reflect the acquisition of the Wichita Falls Business because the Partnership and the Wichita Falls Business came under the common control of Valero Energy commencing on that date and thus, represented a reorganization of entities under common control. Similarly, the statements of income and cash flows for the year ended December 31, 2002 reflect the operations of the Wichita Falls Business for the entire year.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation: All interpartnership transactions have been eliminated in the consolidation of Valero L.P. and its subsidiaries. In addition, the operations of certain of the crude oil and refined product pipelines and refined product terminals that are jointly owned with other companies are proportionately consolidated in the accompanying financial statements.

     Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to commitments, contingencies and environmental liabilities, based on currently available information. Changes in facts and circumstances may result in revised estimates.

     Cash and Cash Equivalents: All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Property, Plant and Equipment: Property, plant and equipment is stated at cost. Additions to property, plant and equipment, including maintenance and expansion capital expenditures and capitalized interest, are recorded at cost. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the operating capacity of existing assets, whether through construction or acquisition. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. When property, plant and equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized as gain or loss in the statement of income in the year retired.

     Impairment of Long-Lived Assets: Long-lived assets, including property, plant and equipment and the investment in Skelly-Belvieu Pipeline Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

     Goodwill: Goodwill represents the excess of cost over the fair value of net assets acquired in 1997. The Partnership adopted Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002 resulting in the cessation of goodwill amortization beginning January 1, 2002. For the years ended December 31, 2001 and 2000, goodwill amortization expense totaled $299,000 and $301,000, respectively, or approximately $0.02 per unit per year, assuming 19,198,644 common and subordinated units outstanding. In addition to the cessation of amortization, Statement No. 142 requires that goodwill be tested initially upon adoption and annually thereafter to determine whether an impairment has occurred. An impairment occurs when the carrying amount exceeds the fair value of the recognized goodwill asset. If impairment has occurred, the difference between the carrying value and the fair value is recognized as a loss in the statement of income in that period. Based on the results of the impairment tests performed upon initial adoption of Statement No. 142 as of January 1, 2002, and the annual impairment test performed as of October 1, 2002, no impairment had occurred.

     Investment in Skelly-Belvieu Pipeline Company, LLC: Formed in 1993, the Skelly-Belvieu Pipeline Company, LLC (Skelly-Belvieu Pipeline Company) owns a natural gas liquids pipeline that begins in Skellytown, Texas and extends to Mont Belvieu, Texas near Houston. Skelly-Belvieu Pipeline Company is owned 50% by Valero Logistics and 50% by ConocoPhillips (previously Phillips Petroleum Company). The Partnership accounts for this investment under the equity method of accounting (see Note 6: Investment in Skelly-Belvieu Pipeline Company).

     Deferred Financing Costs: Deferred financing costs are amortized using the effective interest method.

     Environmental Remediation Costs: Environmental remediation costs are expensed and the associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties; however, they are net of any recoveries expected from Valero Energy related to the environmental indemnifications. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenue Recognition: Revenues are derived from interstate and intrastate pipeline transportation, storage and terminalling of refined products and crude oil. Transportation revenues (based on pipeline tariff rates) are recognized as refined product or crude oil is transported through the pipelines. In the case of crude oil pipelines, the cost of the storage operations are included in the crude oil pipeline tariff rates. Terminalling revenues (based on a terminalling fee) are recognized as refined products are moved into the terminal and as additives are blended with refined products (see Note 13: Related Party Transactions).

     Operating Expenses: Operating expenses consist primarily of fuel and power costs, telecommunication costs, labor costs of pipeline field and support personnel, maintenance, utilities, insurance and taxes other than income taxes. Such expenses are recognized as incurred (see Note 13: Related Party Transactions).

     Federal and State Income Taxes: Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. Accordingly, the taxable income or loss of Valero L.P. and Valero Logistics, which may vary substantially from income or loss reported for financial reporting purposes, is generally includable in the federal and state income tax returns of the individual partners. For transfers of publicly held units subsequent to the initial public offering, Valero L.P. has made an election permitted by section 754 of the Internal Revenue Code to adjust the common unit purchaser's tax basis in Valero L.P.'s underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expense to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder's purchase price for the common units.

     The Wichita Falls Business was included in UDS' (now Valero Energy's) consolidated federal and state income tax returns. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. No recognition will be given to federal or state income taxes associated with the Wichita Falls Business for financial statement purposes for periods subsequent to its acquisition by Valero L.P. The deferred income tax liabilities related to the Wichita Falls Business as of February 1, 2002 were retained by Valero Energy and were credited to net parent investment upon the transfer of the Wichita Falls Business to Valero L.P.

     For the periods prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business was included in the consolidated federal and state income tax returns of UDS. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. The current portion of income taxes payable prior to July 1, 2000 was due to UDS and has been included in the net parent investment amount.

     Partners' Equity: Effective April 16, 2001, Valero L.P. completed its initial public offering of common units by selling 5,175,000 common units to the public. After the offering, outstanding partners' equity included 9,599,322 common units (4,424,322 of which are held by an affiliate of Valero Energy), 9,599,322 subordinated units held by an affiliate of Valero Energy and a 2% general partner interest held by Riverwalk Logistics, L.P. In addition, Valero GP, LLC, the general partner of Riverwalk Logistics, L.P. and an affiliate of Valero Energy, holds 55,250 common units to settle awards of contractual rights to receive common units previously issued to officers and directors of Valero GP, LLC. The common units held by the public represent a 26.4% ownership interest in the Partnership as of December 31, 2002.

     Net Parent Investment: The net parent investment as of December 31, 2001 represents the historical cost to Valero Energy, net of deferred income tax liabilities and certain other accrued liabilities, related to the Wichita Falls Business. The Wichita Falls Business was consolidated with the Partnership as of December 31,

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2001 due to a reorganization of entities under common control resulting from the acquisition of the Wichita Falls Business by the Partnership (see Note 1:
Organization, Business and Basis of Presentation).

     The net parent investment prior to July 1, 2000, represented a net balance as the result of various transactions between the Ultramar Diamond Shamrock Logistics Business and UDS. There were no terms of settlement or interest charges associated with this balance. The balance was the result of the Ultramar Diamond Shamrock Logistics Business' participation in UDS's central cash management program, wherein all of the Ultramar Diamond Shamrock Logistics Business' cash receipts were remitted to UDS and all cash disbursements were funded by UDS. Other transactions included intercompany transportation, storage and terminalling revenues and related expenses, administrative and support expenses incurred by UDS and allocated to the Ultramar Diamond Shamrock Logistics Business, and income taxes. In conjunction with the transfer of the assets and liabilities of the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Shamrock Logistics and Shamrock Logistics Operations issued limited and general partner interests to various UDS subsidiaries (see Note 1: Organization, Business and Basis of Presentation).

     Income Allocation: The Partnership's net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner's incentive distribution declared for the respective reporting period. The remaining net income is allocated among the limited and general partners in accordance with their respective 98% and 2% interests, respectively.

     Net Income per Unit Applicable to Limited Partners: The computation of basic net income per unit applicable to limited partners is based on the weighted-average number of common and subordinated units outstanding during the year. Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deducting the general partner's 2% interest and incentive distributions, by the weighted-average number of limited partnership units outstanding. The general partner's incentive distribution allocation for the year ended December 31, 2002 was $1,103,000 and there were no incentive distributions for the period April 16 through December 31, 2001. In addition, the Partnership generated sufficient net income such that the amount of net income allocated to common units was equal to the amount allocated to the subordinated units.

     Segment Disclosures: The Partnership operates in only one segment, the petroleum pipeline segment of the oil and gas industry.

     Derivative Instruments: The Partnership currently does not hold or trade derivative instruments.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15,

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2002, with earlier application encouraged. The Partnership is currently evaluating the impact of adopting this new statement, however, at the present time does not believe the statement will have a material impact on its financial position or results of operations.

NOTE 3:  INITIAL PUBLIC OFFERING

     As discussed in Note 1, on April 16, 2001, Shamrock Logistics completed its initial public offering of common units, by selling 5,175,000 common units to the public at $24.50 per unit. Total proceeds before offering costs and underwriters' commissions were $126,787,000. Concurrent with the closing of the initial public offering, Shamrock Logistics Operations borrowed $20,506,000 under its existing revolving credit facility. The net proceeds from the initial public offering and the borrowings under the revolving credit facility were used to repay the debt due to parent, make a distribution to affiliates of UDS for reimbursement of previous capital expenditures incurred with respect to the assets transferred to the Partnership, and for working capital purposes.

     A summary of the proceeds received and use of proceeds is as follows (in thousands):

Proceeds received:
  Sale of common units to the public........................  $126,787
  Borrowings under the revolving credit facility............    20,506
                                                              --------
     Total proceeds.........................................   147,293
                                                              --------
Use of proceeds:
  Underwriters' commissions.................................     8,875
  Professional fees and other costs.........................     6,000
  Debt issuance costs.......................................       436
  Repayment of debt due to parent...........................   107,676
  Reimbursement of capital expenditures.....................    20,517
                                                              --------
     Total use of proceeds..................................   143,504
                                                              --------
Net proceeds used for working capital and general
  partnership purposes......................................  $  3,789
                                                              ========

NOTE 4:  ACQUISITIONS

BUSINESS ACQUISITION -- WICHITA FALLS BUSINESS

     On February 1, 2002, the Partnership acquired the Wichita Falls Business from Valero Energy for a total cost of $64,000,000, which the Partnership had an option to purchase pursuant to the Omnibus Agreement between the Partnership and Valero Energy (see Note 13: Related Party Transactions -- Omnibus Agreement). The purchase price was funded with borrowings under the Partnership's revolving credit facility.

     The Wichita Falls Business consists of the following assets:

     - A 272-mile crude oil pipeline originating in Wichita Falls, Texas and ending at Valero Energy's McKee refinery in Dumas, Texas. The pipeline has the capacity to transport 110,000 barrels per day of crude oil gathered or acquired by Valero Energy at Wichita Falls. The Wichita Falls crude oil pipeline connects to third party pipelines that originate along the Texas Gulf Coast.

     - Four crude oil storage tanks located in Wichita Falls, Texas with a total capacity of 660,000 barrels.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Since the acquisition of the Wichita Falls Business represented the transfer of a business between entities under the common control of Valero Energy, the consolidated balance sheet as of December 31, 2001 and the statements of income and cash flows for the month ended January 31, 2002 (preceding the acquisition date) have been restated to include the Wichita Falls Business. The balance sheet of the Wichita Falls Business as of December 31, 2001, which is included in the consolidated balance sheet of the Partnership as of December 31, 2001, is summarized below, as well as, a reconciliation to the adjustment recorded when the acquisition was consummated on February 1, 2002.

                                                               WICHITA FALLS
                                                                  BUSINESS
                                                               --------------
                                                               (IN THOUSANDS)
BALANCE SHEET AS OF DECEMBER 31, 2001:
  Property, plant and equipment.............................      $ 64,160
  Accounts payable and accrued liabilities..................          (131)
  Taxes other than income taxes.............................          (251)
  Deferred income tax liabilities...........................       (13,147)
                                                                  --------
     Net parent investment as of December 31, 2001..........        50,631
Net income for the month ended January 31, 2002.............           650
                                                                  --------
  Adjustment resulting from the acquisition of the Wichita
     Falls Business on February 1, 2002.....................      $ 51,281
                                                                  ========

     The following unaudited pro forma financial information for the year ended December 31, 2001 assumes that the Wichita Falls Business was acquired on January 1, 2001 with borrowings under the revolving credit facility.

                                                                PRO FORMA YEAR
                                                                     ENDED
                                                               DECEMBER 31, 2001
                                                               -----------------
                                                                (IN THOUSANDS)
PRO FORMA INCOME STATEMENT INFORMATION:
  Revenues..................................................       $117,312
  Total costs and expenses..................................        (59,993)
  Operating income..........................................         57,319
  Net income................................................         53,686

     Since Shamrock Logistics did not complete its IPO until April 16, 2001, pro forma net income applicable to the period from April 16, 2001 through December 31, 2001 would have been $41,844,000, of which $41,007,000 would have related to the limited partners. Pro forma net income per unit applicable to the period after April 15, 2001 would have been $2.14 per unit.

ASSET ACQUISITIONS

Crude Hydrogen Pipeline Acquisition

     In May of 2002, Valero Energy completed the construction of a 30-mile pure hydrogen pipeline, which originates at Valero Energy's Texas City refinery and ends at Praxair, Inc.'s La Porte, Texas plant. The total cost to construct the pipeline was $11,000,000.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On May 29, 2002, the Partnership acquired the 30-mile pure hydrogen pipeline from Valero Energy for $11,000,000, which was funded with borrowings under the Partnership's revolving credit facility. The Partnership then exchanged, on May 29, 2002, this 30-mile pure hydrogen pipeline for Praxair, Inc.'s 25-mile crude hydrogen pipeline, which originates at BOC's (successor to Celanese Ltd.) chemical facility in Clear Lake, Texas and ends at Valero Energy's Texas City refinery in Texas City, Texas, under an exchange agreement previously negotiated between Valero Energy and Praxair, Inc. In conjunction with the exchange, the Partnership entered into an operating agreement with Praxair, Inc. whereby Praxair, Inc. will operate the pipeline for an annual fee of $92,000, plus reimbursement of repair, replacement and relocation costs.

     Valero Energy owns the crude hydrogen transported in the pipeline, and the transportation services provided by the Partnership to Valero Energy are subject to a Hydrogen Tolling Agreement. The Hydrogen Tolling Agreement provides that Valero Energy will pay the Partnership minimum annual revenues of $1,400,000 for transporting crude hydrogen.

Southlake Refined Product Terminal and Ringgold Crude Oil Storage Facility Acquisitions

     On July 2, 2001, the Partnership acquired the Southlake refined product terminal located in Dallas, Texas from UDS for $5,600,000, which was funded with available cash on hand. On December 1, 2001, the Partnership acquired the crude oil storage facility at Ringgold, Texas from UDS for $5,200,000, which was funded with borrowings under the revolving credit facility. The Partnership had options to purchase both of these assets pursuant to the Omnibus Agreement between the Partnership and UDS.

NOTE 5:  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following:

                                                    ESTIMATED         DECEMBER 31,
                                                     USEFUL      ----------------------
                                                      LIVES        2002         2001
                                                    ---------    ---------    ---------
                                                     (YEARS)         (IN THOUSANDS)
Land..............................................     --        $     820    $     820
Land improvements.................................     20               68           68
Buildings.........................................     35            5,647        5,392
Pipeline and equipment............................   3 - 40        442,681      427,227
Rights of way.....................................  20 - 35         29,860       29,857
Construction in progress..........................     --            7,863        7,037
                                                                 ---------    ---------
  Total...........................................                 486,939      470,401
Accumulated depreciation and amortization.........                (137,663)    (121,389)
                                                                 ---------    ---------
  Property, plant and equipment, net..............               $ 349,276    $ 349,012
                                                                 =========    =========

     Capitalized interest costs included in property, plant and equipment were $255,000 and $298,000 for the years ended December 31, 2002 and 2001, respectively. No interest was capitalized in the six months ended December 31, 2000 or in the six months ended June 30, 2000.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6:  INVESTMENT IN SKELLY-BELVIEU PIPELINE COMPANY

     The Partnership owns a 50% interest in Skelly-Belvieu Pipeline Company, which is accounted for under the equity method. The following presents summarized unaudited financial information related to Skelly-Belvieu Pipeline Company as of December 31, 2002 and 2001, for the years ended December 31, 2002 and 2001 and for the six months ended December 31, 2000 and the six months ended June 30, 2000:

                                                 YEARS ENDED         SIX MONTHS ENDED
                                                DECEMBER 31,      -----------------------
                                              -----------------   DECEMBER 31,   JUNE 30,
                                               2002      2001         2000         2000
                                              -------   -------   ------------   --------
                                                            (IN THOUSANDS)
STATEMENT OF INCOME INFORMATION:
Revenues....................................  $12,849   $12,287      $6,883       $6,902
Income before income tax expense............    5,605     5,587       3,517        3,469
The Partnership's share of net income.......    3,188     3,179       1,951        1,926
The Partnership's share of distributions....    3,590     2,874       2,352        2,306

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Current assets..............................................  $ 1,572   $ 1,653
Property, plant and equipment, net..........................   48,739    50,195
                                                              -------   -------
  Total assets..............................................  $50,311   $51,848
                                                              =======   =======
Current liabilities.........................................  $   150   $   111
Members' equity.............................................   50,161    51,737
                                                              -------   -------
  Total liabilities and members' equity.....................  $50,311   $51,848
                                                              =======   =======

     The excess of the Partnership's 50% share of members' equity over the carrying value of its investment is attributable to the step-up in basis to fair value of the initial contribution to Skelly-Belvieu Pipeline Company. This excess, which totaled $8,990,000 as of December 31, 2002 and $9,376,000 as of December 31, 2001, is being accreted into income over 33 years.

NOTE 7:  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2002      2001
                                                              --------   -------
                                                                (IN THOUSANDS)
6.875% senior notes, net of unamortized discount of $300....  $ 99,700   $    --
Port Authority of Corpus Christi note payable...............     9,958    10,122
$120,000,000 revolving credit facility......................        --    16,000
                                                              --------   -------
  Total debt................................................   109,658    26,122
Less current portion........................................      (747)     (462)
                                                              --------   -------
  Long-term debt, less current portion......................  $108,911   $25,660
                                                              ========   =======

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The long-term debt repayments are due as follows (in thousands):

2003........................................................  $    747
2004........................................................       485
2005........................................................       524
2006........................................................       566
2007........................................................       611
Thereafter..................................................   106,725
                                                              --------
  Total repayments..........................................  $109,658
                                                              ========

     Interest payments, excluding related party interest payments, totaled $1,988,000, $1,559,000, $441,000 and $433,000 for the years ended December 31,
2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

     Valero L.P. has no operations and its only asset is its investment in Valero Logistics, which owns and operates the Partnership's pipelines and terminals. Valero L.P. has fully and unconditionally guaranteed the senior notes issued by Valero Logistics and any obligations under Valero Logistics' revolving credit facility.

6.875% SENIOR NOTES

     On July 15, 2002, Valero Logistics completed the sale of $100,000,000 of 6.875% senior notes due 2012, issued under the Partnership's shelf registration statement, for total proceeds of $99,686,000. The net proceeds of $98,207,000, after deducting underwriters' commissions and offering expenses of $1,479,000, were used to repay the $91,000,000 outstanding under the revolving credit facility. The senior notes do not have sinking fund requirements. Interest on the senior notes is payable semiannually in arrears on January 15 and July 15 of each year.

     The senior notes rank equally with all other existing senior unsecured indebtedness of Valero Logistics, including indebtedness under the revolving credit facility. The senior notes contain restrictions on Valero Logistics' ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit Valero Logistics' ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. The senior notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

     At the option of Valero Logistics, the senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The senior notes also include a change-in-control provision, which requires that an investment grade entity own and control the general partner of Valero L.P. and Valero Logistics. Otherwise Valero Logistics must offer to purchase the senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase.

$120,000,000 REVOLVING CREDIT FACILITY

     On December 15, 2000, Valero Logistics (formerly Shamrock Logistics Operations) entered into a five-year $120,000,000 revolving credit facility. The revolving credit facility expires on January 15, 2006 and borrowings under the revolving credit facility bear interest based on either an alternative base rate or LIBOR at the option of Valero Logistics. Valero Logistics also incurs a facility fee on the aggregate commitments of lenders under the revolving credit facility, whether used or unused. Borrowings under the revolving credit

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

facility may be used for working capital and general partnership purposes. Borrowings to fund distributions to unitholders; however, is limited to $25,000,000 and such borrowings must be reduced to zero for a period of at least 15 consecutive days during each fiscal year. The amounts available to the Partnership under the revolving credit facility are not subject to a borrowing base computation; therefore as of December 31, 2002, the entire $120,000,000 was available.

     Borrowings under the revolving credit facility are unsecured and rank equally with all of Valero Logistics' outstanding unsecured and unsubordinated debt. The revolving credit facility requires that Valero Logistics maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions by Valero Logistics if any default, as defined in the revolving credit facility, exists or would result from the distribution. The revolving credit facility also includes a change-in-control provision, which requires that Valero Energy and its affiliates own, directly or indirectly, at least 20% of Valero L.P.'s outstanding units or at least 100% of Valero L.P.'s general partner interest and 100% of Valero Logistics' outstanding equity. Management believes that the Partnership is in compliance with all of these ratios and covenants.

     See Note 17: Subsequent Events -- Amended Revolving Credit Facility for a discussion of an amendment to this revolving credit facility finalized in March of 2003.

PORT AUTHORITY OF CORPUS CHRISTI NOTE PAYABLE

     The Ultramar Diamond Shamrock Logistics Business previously entered into a financing agreement with the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) for the construction of a crude oil storage facility. The original note totaled $12,000,000 and is due in annual installments of $1,222,000 through December 31, 2015. Interest on the unpaid principal balance accrues at a rate of 8% per annum. In conjunction with the July 1, 2000 transfer of assets and liabilities to the Partnership, the $10,818,000 outstanding indebtedness owed to the Port Authority of Corpus Christi was assumed by the Partnership. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi (see Note 10: Commitments and Contingencies).

SHELF REGISTRATION STATEMENT

     On June 6, 2002, Valero L.P. and Valero Logistics filed a $500,000,000 universal shelf registration statement with the Securities and Exchange Commission covering the issuance of an unspecified amount of common units or debt securities or a combination thereof. Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P. Valero Logistics may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by Valero L.P. As a result of the July 2002 senior note offering by Valero Logistics, the remaining balance under the universal shelf registration statement is $400,000,000 as of December 31, 2002.

NOTE 8:  DEBT DUE TO PARENT

     UDS, through various subsidiaries, constructed or acquired the various crude oil and refined product pipeline, terminalling and storage assets of the Ultramar Diamond Shamrock Logistics Business. In conjunction with the initial public offering of common units of Shamrock Logistics, the subsidiaries of UDS which owned the various assets of the Ultramar Diamond Shamrock Logistics Business formalized the terms under which certain intercompany accounts and working capital loans would be settled by executing promissory notes with an aggregate principal balance of $107,676,000, and this was made effective as of June 30, 2000. The promissory notes required that the principal be repaid no later than June 30, 2005 and bear interest at a rate of 8% per annum on the unpaid balance. Effective July 1, 2000, the $107,676,000 of

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

debt due to parent was assumed by Shamrock Logistics Operations. Interest expense accrued and recorded as a reduction of receivable from parent totaled $4,307,000 for the six months ended December 31, 2000 and $2,513,000 for the period from January 1, 2001 through April 15, 2001.

     Concurrent with the closing of Shamrock Logistics' initial public offering on April 16, 2001, the Partnership repaid these promissory notes using a portion of the net proceeds from the initial public offering and borrowings under the $120,000,000 revolving credit facility (see Note 3: Initial Public Offering).

NOTE 9:  ENVIRONMENTAL MATTERS

     The Partnership's operations are subject to extensive federal, state and local environmental laws and regulations. Although the Partnership believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses.

     In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, UDS agreed to indemnify Shamrock Logistics Operations for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Shamrock Logistics, UDS agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to April 16, 2001 and that are discovered within 10 years after April 16, 2001. In conjunction with the acquisitions of the Southlake refined product terminal on July 2, 2001 and the Ringgold crude oil storage facility on December 1, 2001, UDS agreed to indemnify the Partnership for environmental liabilities that arose prior to the acquisition dates and are discovered within 10 years after acquisition. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. Effective with the acquisition of UDS, Valero Energy has assumed these environmental indemnifications. In addition, as an operator or owner of the assets, the Partnership could be held liable for pre-acquisition environmental damage should Valero Energy be unable to fulfill its obligation. However, the Partnership believes that such a situation is remote given Valero Energy's financial condition.

     In conjunction with the sale of the Wichita Falls Business to the Partnership, Valero Energy agreed to indemnify the Partnership for any environmental liabilities that arose prior to February 1, 2002 and that are discovered by April 15, 2011.

     Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Partnership's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. As of December 31, 2002, the Partnership has not incurred any material environmental liabilities that were not covered by the environmental indemnifications.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10:  COMMITMENTS AND CONTINGENCIES

     The Ultramar Diamond Shamrock Logistics Business previously entered into several agreements with the Port Authority of Corpus Christi including a crude oil dock user agreement, a land lease agreement and a note agreement. The crude oil dock user agreement, which renews annually in May, allows the Partnership to operate and manage a crude oil dock in Corpus Christi. The Partnership shares use of the crude oil dock with two other users, and operating costs are split evenly among the three users. The crude oil dock user agreement requires that the Partnership collect wharfage fees, based on the quantity of barrels offloaded from each vessel, and dockage fees, based on vessels berthing at the dock. These fees are remitted to the Port Authority of Corpus Christi monthly. The wharfage and one-half of the dockage fees that the Partnership pays for the use of the crude oil dock reduces the annual amount it owes to the Port Authority of Corpus Christi under the note agreement discussed in Note 7: Long Term Debt. The wharfage and dockage fees for the Partnership's use of the crude oil dock totaled $1,092,000, $1,449,000, $692,000 and $698,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

     The Ultramar Diamond Shamrock Logistics Business previously entered into a refined product dock user agreement, which renews annually in April, with the Port Authority of Corpus Christi to use a refined product dock. The Partnership shares use of the refined product dock with one other user, and operating costs are split evenly between the two users. The refined product dock user agreement requires that the Partnership collect and remit the wharfage and dockage fees to the Port Authority of Corpus Christi. The wharfage and dockage fees for the Partnership's use of the refined product dock totaled $174,000, $166,000, $86,000 and $114,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

     The crude oil and the refined product docks provide Valero Energy's Three Rivers refinery access to marine facilities to receive crude oil and deliver refined products. For the years ended December 31, 2002, 2001 and 2000, the Three Rivers refinery received 86%, 92% and 93%, respectively, of its crude oil requirements from crude oil received at the crude oil dock. Also, for each of the years ended December 31, 2002, 2001 and 2000, 6% of the refined products produced at the Three Rivers refinery were transported via pipeline to the Corpus Christi refined product dock.

     The Partnership has the following land leases related to refined product terminals and crude oil storage facilities:

     - Corpus Christi crude oil storage facility: a 20-year noncancellable operating lease on 31.35 acres of land through 2014, at which time the lease is renewable every five years, for a total of 20 renewable years.

     - Corpus Christi refined product terminal: a 5-year noncancellable operating lease on 5.21 acres of land through 2006, and a 5-year noncancellable operating lease on 8.42 acres of land through 2007, at which time the agreements are renewable for at least two five-year periods.

     - Harlingen refined product terminal: a 13-year noncancellable operating lease on 5.88 acres of land through 2008, and a 30-year noncancellable operating lease on 9.04 acres of land through 2008.

     - Colorado Springs airport terminal: a 50-year noncancellable operating lease on 46.26 acres of land through 2043, at which time the lease is renewable for another 50-year period.

     All of the Partnership's land leases, including the above leases, require monthly payments totaling $19,000 and are adjustable every five years based on changes in the Consumer Price Index.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, the Partnership leases certain equipment and vehicles under operating lease agreements expiring through 2003. Future minimum rental payments applicable to noncancellable operating leases as of December 31, 2002, are as follows (in thousands):

2003........................................................  $  227
2004........................................................     226
2005........................................................     226
2006........................................................     212
2007........................................................     186
Thereafter..................................................   1,422
                                                              ------
  Future minimum lease payments.............................  $2,499
                                                              ======

     Rental expense for all operating leases totaled $326,000, $281,000, $53,000 and $203,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

     The Partnership is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Partnership's financial position or results of operations.

NOTE 11:  INCOME TAXES

     As discussed in "Note 2: Summary of Significant Accounting Policies," Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. However, the operations of the Ultramar Diamond Shamrock Logistics Business were subject to federal and state income taxes and the results of operations prior to July 1, 2000 were included in UDS' consolidated federal and state income tax returns. The amounts presented below relate only to the Ultramar Diamond Shamrock Logistics Business prior to July 1, 2000 and were calculated as if the Business filed a separate federal and state income tax return. The transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations was deemed a change in tax status. Accordingly, the deferred income tax liability as of June 30, 2000 of $38,217,000 was written off through the statement of income in the caption, income tax expense (benefit).

     Income tax expense (benefit) consisted of the following:

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
Current:
  Federal...................................................     $  5,132
  State.....................................................          733
Deferred:
  Federal...................................................        1,415
  State.....................................................          125
Write-off of the deferred income tax liability..............      (38,217)
                                                                 --------
  Income tax expense (benefit)..............................     $(30,812)
                                                                 ========

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the Ultramar Diamond Shamrock Logistics Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                                   2000
                                                              --------------
U.S. federal statutory rate.................................       35.0%
State income taxes, net of federal taxes....................        3.1
Non-deductible goodwill.....................................        0.3
                                                                   ----
  Effective income tax rate.................................       38.4%
                                                                   ====

     Income taxes paid to UDS totaled $5,865,000 for the six months ended June 30, 2000.

     In addition, the Wichita Falls Business was subject to federal and state income taxes prior to its acquisition on February 1, 2002. The $395,000 of income tax expense included in the consolidated statement of income for the year ended December 31, 2002 represents the Wichita Falls Business' income tax expense for the month ended January 31, 2002, which was calculated as if the Business filed a separate federal and state income tax return.

NOTE 12:  FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The estimated fair value of the Partnership's fixed rate debt as of December 31, 2002 and 2001 was $109,922,000 and $11,240,000, respectively, as compared to the carrying value of $109,658,000 and $10,122,000, respectively. These fair values were estimated using discounted cash flow analysis, based on the Partnership's current incremental borrowing rates for similar types of borrowing arrangements. The Partnership has not utilized derivative financial instruments related to these borrowings. Interest rates on borrowings under the revolving credit facility float with market rates and thus the carrying amount approximates fair value.

     Substantially all of the Partnership's revenues are derived from Valero Energy and its subsidiaries. Valero Energy transports crude oil to three of its refineries using the Partnership's various crude oil pipelines and storage facilities and transports refined products to its company-owned retail operations or wholesale customers using the Partnership's various refined product pipelines and terminals. Valero Energy and its subsidiaries are investment grade customers; therefore, the Partnership does not believe that the trade receivable from Valero Energy represents a significant credit risk. However, the concentration of business with Valero Energy, which is a large refining and retail marketing company, has the potential to impact the Partnership's overall exposure, both positively and negatively, to changes in the refining and marketing industry.

NOTE 13:  RELATED PARTY TRANSACTIONS

     The Partnership has related party transactions with Valero Energy for pipeline tariff and terminalling fee revenues, certain employee costs, insurance costs, administrative costs and interest expense (for the period from July 1, 2000 through April 15, 2001) on the debt due to parent. The receivable from parent as of December 31, 2002 and 2001 represents the net amount due from Valero Energy for these related party transactions and the net cash collected under Valero Energy's centralized cash management program on the Partnership's behalf.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes transactions with Valero Energy:

                                              YEARS ENDED        SIX MONTHS    SIX MONTHS
                                              DECEMBER 31,         ENDED          ENDED
                                           ------------------   DECEMBER 31,    JUNE 30,
                                             2002      2001         2000          2000
                                           --------   -------   ------------   -----------
                                                           (IN THOUSANDS)
Revenues.................................  $117,804   $98,166     $47,210        $44,187
Operating expenses.......................    13,795    11,452       5,718          5,393
General and administrative expenses......     5,921     5,200       2,600          2,839
Interest expense on debt due to parent...        --     2,513       4,307             --

SERVICES AGREEMENT

     Effective July 1, 2000, UDS entered into a Services Agreement with the Partnership, whereby UDS agreed to provide the corporate functions of legal, accounting, treasury, engineering, information technology and other services for an annual fee of $5,200,000 for a period of eight years. The $5,200,000 is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Concurrent with the acquisition of UDS by Valero Energy, Valero Energy became the obligor under the Services Agreement. Management believes that the $5,200,000 is a reasonable approximation of the general and administrative costs related to the pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs to be incurred from third parties for services Valero Energy does not provide under the Services Agreement (see Note 14: Employee Benefit Plans).

     The Services Agreement also requires that the Partnership reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to the Partnership. These employee costs include salary, wage and benefit costs.

     Prior to July 1, 2000, UDS allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to third parties, which jointly own certain pipelines and terminals with the Partnership. The net amount of general and administrative costs allocated to partners of jointly owned pipelines totaled $661,000, $581,000, $251,000 and $249,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

PIPELINES AND TERMINALS USAGE AGREEMENT

     On April 16, 2001, UDS entered into a Pipelines and Terminals Usage Agreement with the Partnership, whereby UDS agreed to use the Partnership's pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from Valero Energy's McKee, Three Rivers and Ardmore refineries and to use the Partnership's refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April of 2008. Valero Energy also assumed the obligation under the Pipelines and Terminals Usage Agreement in connection with the acquisition of UDS by Valero Energy. For the year ended December 31, 2002, Valero Energy used the Partnership's pipelines to transport 97% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Rivers and Ardmore refineries, and Valero Energy used the Partnership's terminalling services for 59% of all refined products shipped from these refineries.

     If market conditions change with respect to the transportation of crude oil or refined products, or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use the Partnership's pipelines and terminals at the required levels, Valero Energy's obligation to the Partnership will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect.

OMNIBUS AGREEMENT

     The Omnibus Agreement governs potential competition between Valero Energy and the Partnership. Under the Omnibus Agreement, Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy and its affiliates control the general partner, not to engage in the business of transporting crude oil or refined products including petrochemicals or operating crude oil storage facilities or refined product terminals in the United States. This restriction does not apply to:

     - any business retained by UDS (and now part of Valero Energy) as of April 16, 2001, the closing of the Partnership's initial public offering, or owned by Valero Energy at the date of its acquisition of UDS on December 31, 2001;

     - any business with a fair market value of less than $10 million;

     - any business acquired by Valero Energy that constitutes less than 50% of the fair market value of a larger acquisition, provided the Partnership has been offered and declined the opportunity to purchase the business; and

     - any newly constructed logistics assets that the Partnership has not offered to purchase at fair market value within one year of construction.

     Also under the Omnibus Agreement, Valero Energy has agreed to indemnify the Partnership for environmental liabilities related to the assets transferred to the Partnership in connection with the Partnership's initial public offering, provided that such liabilities arose prior to and are discovered within 10 years after that date (excluding liabilities resulting from a change in law after April 16, 2001).

NOTE 14:  EMPLOYEE BENEFIT PLANS

     The Partnership, which has no employees, relies on employees of Valero Energy and its affiliates to provide the necessary services to operate the Partnership's assets. The Valero Energy employees who operate the Partnership's assets are included in the various employee benefit plans of Valero Energy and its affiliates. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e. unit options and bonuses) and other such benefits.

     The Partnership's share of allocated Valero Energy employee benefit plan expenses, excluding the compensation expense related to the contractual rights to receive common units, was $1,698,000, $1,346,000, $662,000 and $702,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

LONG-TERM INCENTIVE PLAN

     The Board of Directors of Valero GP, LLC, a wholly owned subsidiary of Valero Energy and the general partner of Riverwalk Logistics, L.P., previously adopted the "2000 Long-Term Incentive Plan" (the LTIP) under which Valero GP, LLC may award up to 250,000 common units to certain key employees of Valero Energy's affiliates providing services to Valero L.P. and to directors and officers of Valero GP, LLC. Awards under the LTIP can include unit options, restricted common units, distribution equivalent rights (DERs), contractual rights to receive common units, etc.

     Under the LTIP, in July of 2001, Valero GP, LLC granted 205 restricted common units and DERs to each of its then two outside directors. The restricted common units were to vest at the end of a three-year period and be paid in cash. The DERs were to accumulate equivalent distributions that other Valero L.P. unitholders receive over the vesting period. For the year ended December 31, 2001, the Partnership recognized $2,000 of compensation expense associated with these restricted common units and DERs, which is included in other long-term liabilities as of December 31, 2001. As a result of the change in control related to Valero Energy's acquisition of UDS on December 31, 2001, the restricted common units vested and the accrued amounts were paid to the directors.

     In January of 2002, under the LTIP, Valero GP, LLC granted 55,250 contractual rights to receive common units and DERs to its officers, certain employees of its affiliates and its outside directors. In conjunction with the grant of contractual rights to receive common units under the LTIP, Valero L.P. issued 55,250 common units to Valero GP, LLC on January 21, 2002 for total consideration of $2,262,000 (based on the then $40.95 market price per common unit), the receivable for which is classified in equity in the consolidated balance sheet as of December 31, 2002.

     One-third of the contractual rights to receive common units awarded by Valero GP, LLC will vest at the end of each year of a three-year vesting period. Accordingly, the Partnership recognized $721,000 of compensation expense associated with these contractual rights to receive common units for the year ended December 31, 2002, including $11,000 related to payroll taxes.

NOTE 15:  PARTNERS' EQUITY, ALLOCATIONS OF NET INCOME AND CASH DISTRIBUTIONS

PARTNERS' EQUITY

     In addition to common units, Valero L.P. has issued and outstanding subordinated units that are held by UDS Logistics, LLC, a wholly owned subsidiary of Valero Energy and the limited partner of Riverwalk Logistics, L.P., and there is no established public market for their trading.

     In addition, all of the subordinated units may convert to common units on a one-for-one basis on the first day following the record date for distributions for the quarter ending December 31, 2005, if Valero L.P. meets the tests set forth in the partnership agreement. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

ALLOCATIONS OF NET INCOME

     Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accordance with their respective percentage interests. Normal allocations according to percentage interests are done after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

CASH DISTRIBUTIONS

     During the subordination period, the holders of the common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of the subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after March 31, 2006 if (1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) Valero L.P.'s adjusted operating surplus, as defined in the partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable Valero L.P. to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods.

     During the subordination period, Valero L.P.'s cash is distributed first 98% to the holders of common units and 2% to the general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarter. Secondly, cash is distributed 98% to the holders of subordinated units and 2% to the general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. Thirdly, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages shown below.

     The general partner is entitled to incentive distributions if the amount Valero L.P. distributes with respect to any quarter exceeds specified target levels shown below:

                                                                  PERCENTAGE OF
                                                                  DISTRIBUTION
                                                              ---------------------
                                                                            GENERAL
QUARTERLY DISTRIBUTION AMOUNT PER UNIT                        UNITHOLDERS   PARTNER
--------------------------------------                        -----------   -------
Up to $0.60.................................................      98%          2%
Above $0.60 up to $0.66.....................................      90%         10%
Above $0.66 up to $0.90.....................................      75%         25%
Above $0.90.................................................      50%         50%

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table reflects the allocation of total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

                                                            YEAR ENDED    APRIL 16 THROUGH
                                                           DECEMBER 31,     DECEMBER 31,
                                                               2002             2001
                                                           ------------   ----------------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER UNIT DATA)
General partner interest.................................    $ 1,103          $   667
General partner incentive distribution...................      1,103               --
                                                             -------          -------
  Total general partner distribution.....................      2,206              667
Limited partnership units................................     52,969           32,692
                                                             -------          -------
  Total cash distributions...............................    $55,175          $33,359
                                                             =======          =======
Total cash distributions per unit applicable to
  partners...............................................    $  2.75          $  1.70
                                                             =======          =======

NOTE 16:  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                       FIRST    SECOND     THIRD    FOURTH
                                      QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                      -------   -------   -------   -------   --------
                                            (IN THOUSANDS, EXCEPT PER UNIT DATA)
2002:
Revenues............................  $26,024   $30,030   $32,161   $30,243   $118,458
Operating income....................   10,696    14,891    15,845    15,798     57,230
Net income(1).......................   10,423    14,939    14,950    14,831     55,143
Net income per unit applicable to
  limited partners..................     0.50      0.76      0.72      0.74       2.72
Cash distributions per unit
  applicable to limited partners....     0.65      0.70      0.70      0.70       2.75
2001:
Revenues............................  $23,422   $23,637   $26,857   $24,911   $ 98,827
Operating income....................   10,361    10,319    13,430    12,395     46,505
Net income..........................    8,786    10,356    13,771    12,960     45,873
Net income per unit applicable to
  limited partners(2)...............       --      0.46      0.70      0.66       1.82
Pro forma net income per unit
  applicable to limited
  partners(3).......................     0.45      0.53      0.70      0.66       2.34
Cash distributions per unit
  applicable to limited
  partners(2).......................       --      0.50      0.60      0.60       1.70

---------------

(1) Net income for the first quarter of 2002 includes $650,000 (net of income taxes of $395,000) for the Wichita Falls Business for the month ended January 31, 2002, which was allocated entirely to the general partner.

(2) Net income and cash distributions for the first quarter of 2001 and through April 15, 2001 were allocated entirely to the general partner. Net income per unit applicable to limited partners and cash distributions per unit applicable to limited partners for the second quarter of 2001 are based on net income and cash distributions from April 16, 2001 through June 30, 2001.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3) Pro forma net income per unit applicable to limited partners for 2001 is determined by dividing net income that would have been allocated to the common and subordinated unitholders, which is 98% of net income, by the weighted average number of common and subordinated units outstanding for the period from April 16, 2001 through December 31, 2001. The 2% general partner allocation of pro forma net income did not assume the effect of incentive distributions as none were declared in 2001.

NOTE 17:  SUBSEQUENT EVENTS

ACQUISITION OF TELFER ASPHALT TERMINAL AND STORAGE FACILITY

     On January 7, 2003, the Partnership completed its acquisition of Telfer Oil Company's (Telfer) California asphalt terminal and storage facility for $15,000,000. The asphalt terminal and storage facility assets include two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer asset acquisition, the Partnership entered into a six-year Terminal Storage and Throughput Agreement with Valero Energy. The agreement includes (a) a lease of the asphalt storage tanks and related equipment for a monthly fee of $0.60 per barrel of storage capacity, (b) the right to move asphalt through the terminal during the term of the Terminal Storage and Throughput Agreement in consideration for $1.25 per barrel of throughput with a guaranteed minimum annual throughput of 280,000 barrels, and (c) reimbursement to the Partnership of certain costs, including utilities.

     The Partnership will account for the Telfer acquisition as a purchase of a business in accordance with FASB Statement No. 141 and allocate the purchase price to the individual asset and liabilities acquired based on their fair value on January 7, 2003. A portion of the purchase price represented payment to the principal owner of Telfer for a non-compete agreement and for the lease of certain facilities adjacent to the terminal operations.

UNITS ISSUED UNDER LTIP

     On January 24, 2003, under the LTIP, Valero GP, LLC granted 30,000 contractual rights to receive common units and DERs to its officers and directors, excluding the outside directors. In conjunction with the grant of contractual rights to receive common units under the LTIP, Valero GP, LLC purchased 30,000 newly issued Valero L.P. common units from Valero L.P. for total consideration of $1,149,000. Also in January of 2003, one-third of the previously issued contractual rights vested and Valero GP, LLC distributed actual Valero L.P. common units to the officers and directors. Certain of the officers and directors settled their tax withholding on the vested common units by delivering 6,491 common units to Valero GP, LLC. As of February 1, 2003, Valero GP, LLC owns 73,319 common units of Valero L.P.

DISTRIBUTIONS

     On January 24, 2003, the Partnership declared a quarterly distribution of $0.70 per unit payable on February 14, 2003 to unitholders of record on February 5, 2003. This distribution related to the fourth quarter of 2002 and totaled $14,121,000, of which $622,000 represented the general partner's share of such distribution. The general partner's distribution included a $340,000 incentive distribution.

INTEREST RATE SWAP

     On February 14, 2003, Valero Logistics entered into an interest rate swap agreement to manage its exposure to changes in interest rates. The interest rate swap has a notional amount of $60,000,000 and is tied to the maturity of the 6.875% senior notes. Under the terms of the interest rate swap agreement, the

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

     NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Partnership will receive a fixed 6.875% rate and will pay a floating rate based on LIBOR plus 2.45%. The Partnership will account for the interest rate swap as a fair value hedge, with changes in the fair value recorded as an adjustment to interest expense in the consolidated statement of income.

AMENDED REVOLVING CREDIT FACILITY

     On March 6, 2003, Valero Logistics entered into an amended revolving credit facility with the various banks included in the existing facility and from a group of new banks to increase the revolving credit facility to $175,000,000. In addition to increasing the aggregate amount available under the facility, the amount that may be borrowed to fund distributions to unitholders was increased from $25,000,000 to $40,000,000. No other significant terms and conditions of the revolving credit facility were changed, except that the "Total Debt to EBITDA Ratio" as defined in the revolving credit facility was changed such that the ratio may not exceed 4.0 to 1.0 (as opposed to 3.0 to 1.0 in the original facility), and Valero L.P. is now irrevocably and unconditionally guaranteeing the revolving credit facility. This guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

REDEMPTION OF COMMON UNITS AND AMENDMENT TO THE PARTNERSHIP AGREEMENT

     Valero L.P. intends to redeem from UDS Logistics a number of Valero L.P. common units sufficient to reduce Valero Energy's aggregate ownership interest in Valero L.P. to 49.5% or less, including Riverwalk Logistics' 2% general partner interest. Valero L.P. intends to redeem the common units with the proceeds from debt financings, which are expected to be completed in the first quarter of 2003.

     In addition to the redemption of common units, Valero L.P. intends to amend its partnership agreement to provide that the general partner may be removed by the vote of the holders of at least 58% of its outstanding units, excluding the common and subordinated units held by affiliates of the general partner.

ASSET CONTRIBUTION TRANSACTIONS

     On March 6, 2003, the Partnership entered into the following contribution agreements:

     - Affiliates of Valero Energy intend to contribute to the Partnership certain crude oil and other feedstock tank assets located at Valero Energy's West plant of the Corpus Christi refinery, Texas City refinery and Benicia refinery to Valero Logistics in exchange for an aggregate amount of $200,000,000 in cash; and

     - Affiliates of Valero Energy intend to contribute to the Partnership certain refined product pipelines and refined product terminals connected to Valero Energy's Corpus Christi and Three Rivers refineries (referred to as the South Texas Pipelines and Terminals) in exchange for an aggregate amount of $150,000,000 in cash.

     The contribution transactions are expected to be completed in March 2003 and are conditioned upon the ability of the Partnership to obtain equity and debt financing in sufficient amounts.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Valero Energy Corporation

     We have audited the accompanying balance sheet of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002, and the related statements of income, cash flows, and changes in net parent investment for the year then ended. These financial statements are the responsibility of Valero Energy Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
March 6, 2003

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                                 BALANCE SHEET

                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
CURRENT ASSETS:
  Accounts receivable.......................................     $    300
  Other current assets......................................        1,370
                                                                 --------
     TOTAL CURRENT ASSETS...................................        1,670
                                                                 --------
Property, plant and equipment...............................      112,873
Less accumulated depreciation and amortization..............       (5,367)
                                                                 --------
  Property, plant and equipment, net........................      107,506
                                                                 --------
     TOTAL ASSETS...........................................     $109,176
                                                                 ========

                   LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................     $  3,243
  Taxes other than income taxes.............................          322
                                                                 --------
     TOTAL CURRENT LIABILITIES..............................        3,565
Long-term capital lease obligation..........................       99,280
Deferred income tax liabilities.............................       16,703
Net parent investment.......................................      (10,372)
                                                                 --------
     TOTAL LIABILITIES AND NET PARENT INVESTMENT............     $109,176
                                                                 ========

              See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                              STATEMENT OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
REVENUES....................................................     $27,897
                                                                 -------
COSTS AND EXPENSES:
  Operating expenses........................................      15,780
  General and administrative expenses.......................         820
  Depreciation and amortization.............................       3,390
                                                                 -------
     TOTAL COSTS AND EXPENSES...............................      19,990
                                                                 -------
OPERATING INCOME............................................       7,907
  Interest expense..........................................      (7,743)
                                                                 -------
INCOME BEFORE INCOME TAX EXPENSE............................         164
  Income tax expense........................................          66
                                                                 -------
NET INCOME..................................................     $    98
                                                                 =======

              See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                            STATEMENT OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................     $    98
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       3,390
  Accretion of capital lease obligation.....................       1,457
  Deferred income taxes.....................................          66
  Changes in operating assets and liabilities:
     Decrease in accounts receivable........................         642
     Decrease in other current assets.......................         104
     Increase in accounts payable and accrued liabilities...       1,015
     Increase in taxes other than income taxes..............         243
                                                                 -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........       7,015
                                                                 -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital expenditures............................        (843)
Expansion capital expenditures..............................      (1,235)
                                                                 -------
          NET CASH USED IN INVESTING ACTIVITIES.............      (2,078)
                                                                 -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash repayments to parent...............................      (4,937)
                                                                 -------
          NET CASH USED IN FINANCING ACTIVITIES.............      (4,937)
                                                                 -------
NET INCREASE IN CASH........................................          --
CASH AT BEGINNING OF PERIOD.................................          --
                                                                 -------
CASH AT END OF PERIOD.......................................     $    --
                                                                 =======
INTEREST PAID...............................................     $ 6,286
                                                                 =======

              See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                 STATEMENT OF CHANGES IN NET PARENT INVESTMENT

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE AS OF JANUARY 1, 2002...............................     $ (5,533)
  Net income................................................           98
  Net cash repayments to parent.............................       (4,937)
                                                                 --------
BALANCE AS OF DECEMBER 31, 2002.............................     $(10,372)
                                                                 ========

              See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2002

NOTE 1:  BUSINESS DESCRIPTION

     Valero Energy Corporation (Valero Energy), through capital lease agreements entered into with certain wholly owned subsidiaries of El Paso Corporation (El
Paso) effective June 1, 2001, leases and operates certain pipeline and terminal assets in south Texas, referred to herein as the South Texas Pipeline and Terminal Business (the Business). The Business is comprised of three intrastate common carrier pipelines and related terminalling assets. The three pipeline systems connect Valero Energy's refineries in Corpus Christi and Three Rivers, Texas to the Houston, San Antonio and Rio Grande Valley, Texas markets. Each of the three pipelines are subject to regulation by the Texas Railroad Commission. These regulations include rate regulations, which govern the tariff rates charged to pipeline customers for transportation through a pipeline. Tariff rates for each pipeline are required to be filed with the Texas Railroad Commission upon completion of a pipeline and when a tariff is being revised. In addition, the regulations include annual reporting requirements for each pipeline.

     The Business consists of the following assets:

     - The Houston Pipeline, a 204-mile pipeline originating in Corpus Christi, Texas and ending in the Houston ship channel area of Pasadena, Texas. The pipeline has the capacity to transport 105,000 barrels per day of refined product produced at Valero's Corpus Christi refinery and third party refineries located in Corpus Christi.

     - The San Antonio pipeline which is comprised of two segments: the north segment, which runs from Pettus, Texas to San Antonio and the south segment which runs from Pettus, Texas to Corpus Christi. The north segment is 74 miles long and has a capacity of 24,000 barrels per day. This segment ends in San Antonio at the San Antonio terminal. The south segment is 60 miles long and has a capacity of 15,000 barrels per day and ends at Valero Energy's Corpus Christi refinery.

     - The Valley Pipeline, a 130-mile pipeline originating in Corpus Christi and ending at Edinburg, Texas. The pipeline has the capacity to transport 27,100 barrels per day of refined products produced at Valero's Corpus Christi refinery.

     - A terminal located near Victoria, Texas with a storage capacity of 98,000 barrels.

     - A terminal located in San Antonio, Texas with a storage capacity of 148,200 barrels.

     - A terminal located in Edinburg, Texas with a storage capacity of 184,600 barrels.

     - Three terminals located in Houston, Texas with a total capacity of 212,900 barrels of refined product storage and 75,000 barrels of asphalt storage.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: These audited financial statements have been prepared in accordance with United States generally accepted accounting principles and include all adjustments considered necessary for a fair presentation. The financial statements represent a carve-out financial statement presentation of the operations of the Business and reflect Valero Energy's historical cost basis as of and for the year ended December 31, 2002.

     On February 27, 2003, Valero Energy's Board of Directors approved the contribution of certain assets and liabilities of the Business to Valero L.P., a publicly traded limited partnership in which Valero Energy currently owns an approximate 73.6% interest, in exchange for a cash amount of $150 million. These financial statements do not include any adjustments that might result from the transfer of the Business.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

     The financial statements include allocations and estimates of direct and indirect Valero Energy general and administrative costs attributable to the operations of the Business. In addition, the majority of the Business' revenues are derived from transportation services provided to Valero Energy, the Business' primary customer. Management believes that the assumptions, estimates and allocations used to prepare these financial statements are reasonable. However, the allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

     The Business' results of operations may be affected by seasonal factors, such as the demand for petroleum products, which vary during the year, or industry factors that may be specific to a particular period, such as industry supply capacity and refinery turnarounds.

     Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

     Property, Plant and Equipment: Property, plant and equipment is stated at cost. Additions to property, plant and equipment, including maintenance and expansion capital expenditures and capitalized interest, are recorded at cost. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the operating capacity of existing assets, whether through construction or acquisition. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation and amortization is provided principally using the straight-line method over the estimated useful lives of the related assets.

     Impairment of Long-Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

     Environmental Remediation Costs: Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. See Note 8 regarding certain environmental liabilities retained by El Paso and Valero Energy.

     Net Parent Investment: The net parent investment represents a net balance as the result of various transactions between the Business and Valero Energy. The balance is the result of the Business' participation in Valero Energy's centralized cash management program under which all of the Business' cash receipts were remitted to and all cash disbursements were funded by Valero Energy. Other transactions affecting the net parent investment include intercompany transportation and terminalling revenues and related expenses, administrative and support expenses incurred by Valero Energy and allocated to the Business, and income taxes. There are no terms of settlement or interest charges associated with the net parent investment balance.

     Revenue Recognition: Revenues are derived from pipeline transportation and terminalling of refined products. Transportation revenues (based on pipeline tariff rates) are recognized as refined products are transported through the pipeline. Rate regulations govern the tariff rates charged to pipeline customers.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

Terminalling revenues are recognized as refined products are moved out of the terminal and as additives are blended with refined products.

     Operating Expenses: Operating expenses consist primarily of fuel and power costs, telecommunication costs, labor costs of pipeline field and support personnel, maintenance, utilities and insurance. Such expenses are recognized as incurred.

     Federal and State Income Taxes: Income taxes are accounted for under the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

     Historically, the Business' results have been included in the consolidated federal income tax returns filed by Valero Energy and have been included in state income tax returns of subsidiaries of Valero Energy. The income tax provision in the statement of income represents the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of the income tax provision and deferred income taxes necessarily require certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

     Interest Expense: Interest expense consists of interest incurred on capital lease obligations.

     Comprehensive Income: The Business has reported no comprehensive income due to the absence of items of other comprehensive income in the period presented.

     Segment Disclosures: The Business operates in only one segment, the petroleum pipeline segment of the oil and gas industry.

     Derivative Instruments and Hedging Activities: The Business currently does not hold or trade derivative instruments.

NEW ACCOUNTING PRONOUNCEMENT

     In June 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Business is currently evaluating the impact of adopting this new statement, however, at the present time does not believe the statement will have a material impact on its financial position or results of operations.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

NOTE 3:  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, which primarily represents assets leased from El Paso under capital leases, consisted of the following:

                                                               ESTIMATED      DECEMBER 31,
                                                              USEFUL LIVES        2002
                                                              ------------   --------------
                                                                (YEARS)      (IN THOUSANDS)
Land........................................................     --             $  1,146
Pipelines, terminals and related buildings and equipment....   16 - 33            97,419
Rights of way...............................................     33               11,708
Construction in progress....................................     --                2,600
                                                                                --------
  Total.....................................................                     112,873
Accumulated depreciation and amortization...................                      (5,367)
                                                                                --------
  Property, plant and equipment, net........................                    $107,506
                                                                                ========

     As of December 31, 2002, assets held under capital lease had a net book value of $104.9 million, net of accumulated amortization of $5.4 million.

NOTE 4:  INCOME TAXES

     The amounts presented below relate only to the Business and were calculated as if the Business filed separate federal and state income tax returns.

     The provision for income taxes consisted of the following:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
Deferred:
  Federal...................................................       $57
  State.....................................................         9
                                                                   ---
     Total deferred.........................................        66
                                                                   ---
Provision for income taxes..................................       $66
                                                                   ===

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

     Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the Business' financial statements. The components of the Business' net deferred income tax liabilities consisted of the following:

                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
Deferred income tax assets:
  Net operating loss carry-forward..........................     $ 1,633
                                                                 -------
     Total deferred income tax assets.......................       1,633
                                                                 -------
Deferred income tax liabilities:
  Property, plant and equipment.............................      18,298
  Other liabilities.........................................          38
                                                                 -------
     Total deferred income tax liabilities..................      18,336
                                                                 -------
Net deferred income tax liabilities.........................     $16,703
                                                                 =======

     The differences between the Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
U.S. federal statutory rate.................................     35.00%
State income taxes (net of federal tax benefit).............      5.24
                                                                 -----
  Effective income tax rate.................................     40.24%
                                                                 =====

NOTE 5:  RELATED-PARTY TRANSACTIONS

     Transactions between the Business and Valero Energy included pipeline tariff and terminal throughput revenues received by the Business from Valero Energy and the allocation of salary and employee benefit costs, insurance costs, and administrative fees from Valero Energy to the Business. Such transactions cannot be presumed to be carried out on an arm's length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between the Business and Valero Energy are included as a component of the net parent investment.

     The Business participated in Valero Energy's centralized cash management program under which cash receipts and cash disbursements were processed through Valero Energy's cash accounts with a corresponding credit or charge to an intercompany account. This intercompany account is included in the net parent investment balance.

     During the year ended December 31, 2002, Valero Energy provided the Business with certain general and administrative services, including the centralized corporate functions of legal, accounting, treasury, environmental, engineering, information technology, and human resources. For these services, Valero Energy charged the Business approximately 0.5% of its total general and administrative expenses incurred in the United States, with this allocation based on investments in property and personnel headcount. Management believes that the amount of general and administrative expenses allocated to the Business is a reasonable approximation of the costs related to the Business.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

     The following table summarizes transactions between the Business and
Valero:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              --------------
                                                              (IN THOUSANDS)
Revenues....................................................     $25,801
Operating expenses..........................................       3,606
General and administrative expenses.........................         820

NOTE 6:  EMPLOYEE BENEFIT PLANS

     Employees who work in the Business are included in the various employee benefit plans of Valero Energy. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e., stock options and bonuses) and other such benefits. For the purposes of these carve-out financial statements, the Business is considered to be participating in multi-employer benefit plans of Valero Energy.

     The Business' allocated share of Valero Energy employee benefit plan expenses were $501,000 for the year ended December 31, 2002. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

NOTE 7:  LEASES

     In connection with the capital lease agreements with El Paso discussed in
Note 1, approximately $97,024,000 of capital lease obligation was attributed to the Business as of June 1, 2001. The lease agreements are for a term of 20 years and require Valero Energy to make total annual lease payments of $18.5 million for each of the first two years and increasing amounts thereafter. Approximately $6.3 million of those annual lease payments are attributable to the Business. As payments during the first two years of the capital lease term were less than interest incurred during that period, the capital lease obligation has increased since June 1, 2001. Accretion for the year ended December 31, 2002 and since the inception of the lease was $1,457,000 and $2,143,000, respectively. The Business' future minimum lease payments under the capital lease with El Paso are as follows (in thousands):

Minimum lease payments......................................  $102,537
  Less interest expense.....................................    (3,257)
                                                              --------
Capital lease obligation....................................  $ 99,280
                                                              ========

     Valero Energy has the option to purchase the facilities at the end of the second year of the lease and for increasing amounts each succeeding year through the end of the lease term. The minimum lease payments above represent payments from January 1, 2003 through June 1, 2003 (the purchase option date) plus the amount of the purchase option. See the discussion regarding the exercise of that option in Note 10, "Subsequent Events".

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

     In addition, the Business leases certain equipment and vehicles under operating lease agreements expiring through 2007. Future minimum rental payments applicable to noncancellable operating leases as of December 31, 2002, are as follows (in thousands):

2003........................................................  $ 91
2004........................................................    90
2005........................................................    89
2006........................................................    54
2007........................................................     9
                                                              ----
  Future minimum lease payments.............................  $333
                                                              ====

     Rental expense for all operating leases totaled $80,000 for the year ended December 31, 2002.

NOTE 8:  ENVIRONMENTAL MATTERS

     The operations of the Business are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which it operates. Although management believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in the petroleum pipeline industry, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws and regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Business has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from those events. However, some risk of environmental or other damage is inherent in the Business, as it is with other companies engaged in similar businesses.

     In connection with Valero Energy's lease of the El Paso assets, Valero Energy assumed all environmental liabilities related to the facilities with certain exceptions. El Paso retained liabilities for, and agreed to indemnify Valero Energy against (a) all environmental claims and costs related to offsite hazardous materials on or under certain adjacent properties, and all claims and costs pertaining to offsite environmental conditions arising under the requirements of an agreed final judgment dated April 1, 1998 between the State of Texas and Coastal Refining and Marketing, Inc. (a subsidiary of El Paso), (b) any environmental claim or cost related to the transportation or offsite disposal of any hazardous substance related to the facilities prior to June 1, 2001, (c) bodily injury and property damage resulting from exposure to or contamination by hazardous materials arising from El Paso's operation and use of the facilities prior to June 1, 2001, and (d) environmental claims and costs relating to the presence of hazardous materials resulting from El Paso's continued use of its assets that are located at or adjacent to the site of the facilities leased by Valero Energy. El Paso also retained liabilities for any pre-existing orders, judgments or citations that El Paso failed to disclose prior to June 1, 2001. Valero Energy's assumed liabilities include certain environmental remediation obligations relating primarily to soil and groundwater contamination at the leased facilities. These assumed liabilities are monitored by a corporate environmental area which is responsible for determining the propriety of any payments or adjustments to accruals related to the liabilities that arose prior to the inception of the lease with El Paso. These assumed environmental liabilities are considered the responsibility of Valero Energy, rather than the Business, and thus are not included in these financial statements. Liabilities pertaining to the Business arising subsequent to the inception of the lease are the responsibility of the Business and such costs are charged to the Business. However, no liabilities have arisen since the inception of the lease, and thus no environmental liability is reflected in the balance sheet as of December 31, 2002.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

NOTE 9:  CONTINGENCIES AND COMMITMENTS

     There are various legal proceedings and claims pending against the Business which arise in the ordinary course of business. It is management's opinion, based upon advice of counsel, that these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial position of the Business.

NOTE 10:  SUBSEQUENT EVENT

     On February 28, 2003, Valero exercised its option to purchase from El Paso the refinery in Corpus Christi and the related South Texas pipeline and terminalling assets that it had been leasing and operating since June 1, 2001. These assets were purchased for an aggregate consideration of approximately $289.3 million.

     Effective March 1, 2003, the impact of volumetric variances in the pipelines will be borne by the shippers in the Business' pipelines. The net reduction to income before income tax expense of volumetric variances in the pipelines was $636,000 for the year ended December 31, 2002.

PROSPECTUS

                                  $500,000,000

                                  VALERO L.P.

                                  COMMON UNITS

                             ---------------------

                       VALERO LOGISTICS OPERATIONS, L.P.

                                DEBT SECURITIES

              FULLY AND UNCONDITIONALLY GUARANTEED BY VALERO L.P.

                             ---------------------

     Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P.

     Valero Logistics Operations may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by Valero L.P.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The applicable prospectus supplement may also add, update or change information contained in this prospectus.

     You should read this prospectus and the prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Valero L.P. common units are listed for trading on The New York Stock Exchange under the symbol "VLI."

     SEE "RISK FACTORS" ON PAGE 4 TO READ ABOUT IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June 17, 2002.

                               TABLE OF CONTENTS

ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P......    1
ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
FORWARD-LOOKING STATEMENTS..................................    3
RISK FACTORS................................................    4
  Risks Inherent In Our Business............................    4
  Risks Inherent In An Investment In Valero L.P.............   12
  Tax Risks.................................................   14
USE OF PROCEEDS.............................................   16
RATIO OF EARNINGS TO FIXED CHARGES..........................   16
DESCRIPTION OF COMMON UNITS.................................   17
  Number of Units...........................................   17
  Voting....................................................   17
  Listing...................................................   18
  Transfer Agent and Registrar..............................   18
CASH DISTRIBUTIONS..........................................   18
  Distributions Of Available Cash...........................   18
  Operating Surplus, Capital Surplus And Adjusted Operating
     Surplus................................................   18
  Subordination Period......................................   19
  Distributions of Available Cash from Operating Surplus
     During the Subordination Period........................   20
  Distributions of Available Cash from Operating Surplus
     After the Subordination Period.........................   20
  Incentive Distribution Rights.............................   21
  Percentage Allocations Of Available Cash From Operating
     Surplus................................................   21
  Distributions From Capital Surplus........................   22
  Adjustment To The Minimum Quarterly Distribution And
     Target Distribution Levels.............................   22
  Distributions Of Cash Upon Liquidation....................   23
DESCRIPTION OF DEBT SECURITIES..............................   25
  Parent Guarantee..........................................   25
  Specific Terms of Each Series of Debt Securities in the
     Prospectus Supplement..................................   25
  Provisions Only in the Senior Indenture...................   26
  Provisions Only in the Subordinated Indenture.............   30
  Consolidation, Merger or Asset Sale.......................   30
  Modification of Indentures................................   31
  Events of Default and Remedies............................   32
  Registration of Debt Securities...........................   33
  Minimum Denominations.....................................   33
  No Personal Liability of General Partner..................   33
  Payment and Transfer......................................   33
  Form, Exchange, Registration and Transfer.................   33
  Discharging Valero Logistics' Obligations.................   34
  The Trustee...............................................   34
  Governing Law.............................................   35
BOOK ENTRY, DELIVERY AND FORM...............................   35

TAX CONSIDERATIONS..........................................   37
  Partnership Status........................................   37
  Tax Treatment Of Unitholders..............................   39
  Tax Treatment Of Operations...............................   42
  Disposition Of Common Units...............................   44
  Tax-Exempt Organizations And Other Investors..............   46
  Administrative Matters....................................   47
  State, Local, And Other Tax Considerations................   49
  Tax Consequences of Ownership of Debt Securities..........   50
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................   51
PLAN OF DISTRIBUTION........................................   52
VALIDITY OF THE SECURITIES..................................   53
EXPERTS.....................................................   53
CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS....................   53

            ABOUT VALERO L.P. AND VALERO LOGISTICS OPERATIONS, L.P.

     Valero L.P. is a publicly traded Delaware limited partnership formed in 1999 that owns, through its 100%-owned operating subsidiary, Valero Logistics Operations, L.P. (Valero Logistics), most of the crude oil and refined product pipeline, terminalling, and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy Corporation's McKee, Three Rivers, and Ardmore refineries located in Texas and Oklahoma. We transport crude oil to these refineries and transport refined products from these refineries to our terminals for further distribution to Valero Energy's company-operated convenience stores or wholesale customers located in Texas, Oklahoma, Colorado, New Mexico, and Arizona.

     The general partner of Valero L.P., Riverwalk Logistics, L.P. (Riverwalk Logistics), holds no assets other than its investment in Valero L.P. Riverwalk Logistics is an indirect wholly owned subsidiary of Valero Energy, a publicly held company whose annual and quarterly financial statements are filed with the Securities and Exchange Commission. The financial information of Riverwalk Logistics is included in the consolidated financial statements of Valero Energy.

     Our principal executive offices are located at One Valero Place, San Antonio, Texas 78212, and our phone number is (210) 370-2000.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $500,000,000 in total offering amount of the common units of Valero L.P. or debt securities of Valero Logistics described in this prospectus in one or more offerings. This prospectus generally describes us and the common units of Valero L.P. and debt securities of Valero Logistics. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read both this prospectus and any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

     As used in this prospectus, "we," "us," and "our" and similar terms mean either or both of Valero L.P. and Valero Logistics, except that those terms, when used in this prospectus in connection with

     - the common units described herein mean Valero L.P. and

     - the debt securities described herein mean Valero Logistics,

unless the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, Valero L.P. files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information Valero L.P. has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that Valero L.P. files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

     We incorporate by reference the documents listed below that Valero L.P. has previously filed with the SEC. They contain important information about us, our financial condition and results of operations. Some of these documents have been amended by later filings, which are also listed.

     - Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001 (as amended on April 4, 2002);

     - Valero L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated February 1, 2002 (as amended on April 16, 2002);

     - Valero L.P.'s Current Report on Form 8-K dated May 15, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated May 30, 2002;

     - Valero L.P.'s Current Report on Form 8-K dated June 6, 2002;

     - the description of our common units contained in our registration statement on Form 8-A, filed on March 30, 2001; and

     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and until all of the securities offered by this prospectus have been sold.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement.

     You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                                  Valero L.P.
                                One Valero Place
                            San Antonio, Texas 78212
                           Telephone: (210) 370-2000

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information relating to us that is based on the beliefs of our management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases or similar expressions, as they relate to us or our management, identify forward-looking statements. These statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations, including as a result of:

     - competitive factors such as competing pipelines;

     - pricing pressures and changes in market conditions;

     - reductions in production at the refineries that we supply with crude oil and whose refined products we transport;

     - inability to acquire additional nonaffiliated pipeline entities;

     - reductions in space allocated to us in interconnecting third party pipelines;

     - shifts in market demand;

     - general economic conditions; and

     - other factors.

     Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in Valero L.P.'s other filings with the SEC. For additional information regarding risks and uncertainties, please read Valero L.P.'s other current filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Valero L.P.'s Current Report on Form 8-K dated May 15, 2002.

                                  RISK FACTORS

     Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our securities.

     If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ENABLE US TO PAY THE REQUIRED PAYMENTS TO OUR DEBT HOLDERS OR THE MINIMUM QUARTERLY DISTRIBUTION ON THE COMMON UNITS EVERY QUARTER.

     Because the amount of cash we are able to pay to our debt holders or distribute on the common units is principally dependent on the amount of cash we are able to generate from operations, which will fluctuate from quarter to quarter based on our performance, we may not be able to pay all our debt or the minimum quarterly distribution on the common units for each quarter. The amount of cash flow we generate from operations is in turn principally dependent on the average daily volumes of crude oil and refined products transported through our pipelines, the tariff rates and terminalling fees we charge, and the level of operating costs we incur.

     Other factors affecting the actual amount of cash that we will have available include the following:

     - required principal and interest payments on our debt;

     - the costs of acquisitions;

     - restrictions contained in our debt instruments;

     - issuances of debt and equity securities;

     - fluctuations in working capital;

     - capital expenditures; and

     - adjustments in reserves made by the general partner in its discretion.

     Cash distributions to debt and equity holders are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

  YOU MAY RECEIVE LESS THAN YOUR DEBT PAYMENTS OR THE MINIMUM QUARTERLY DISTRIBUTION BECAUSE FEES AND COST REIMBURSEMENTS DUE TO VALERO ENERGY AND ITS AFFILIATES MAY BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION.

     Prior to making any distribution on the common units, we have agreed to pay Valero Energy and its affiliates an administrative fee that currently equals $5.2 million on an annualized basis in exchange for providing corporate, general and administrative services to us. Valero L.P.'s general partner, with approval and consent of the conflicts committee of its general partner, will have the right to increase the annual administrative fee by up to 1.5% each year, as further adjusted for inflation, during the eight-year term of the services agreement and may agree to further increases in connection with expansions of our operations through the acquisition or construction of new logistics assets that require additional administrative services. Additionally, we reimburse Valero Energy and its affiliates for direct expenses it incurs to provide all other services to us (for example, salaries for pipeline operations personnel). The direct expenses we reimbursed to Valero Energy and its affiliates were approximately $12 million in 2001. The payment of the annual administrative fee and the reimbursement of direct expenses could adversely affect our ability to make cash distributions to our unitholders.

  WE DEPEND UPON VALERO ENERGY FOR THE CRUDE OIL AND REFINED PRODUCTS TRANSPORTED IN OUR PIPELINES AND HANDLED AT OUR TERMINALS AND STORAGE FACILITIES, AND ANY REDUCTION IN THOSE QUANTITIES COULD REDUCE OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO OUR UNITHOLDERS OR PAYMENTS TO OUR DEBT HOLDERS.

     Because of the geographic location of our pipelines, terminals, and storage facilities, we depend almost exclusively upon Valero Energy to provide throughput for our pipelines and terminals. If Valero Energy were to decrease the throughput of crude oil and/or refined products transported in our pipelines for any reason, we would experience great difficulty in replacing those lost barrels. For example, during January and February of 2002, Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refining margins industry-wide, resulting in a decrease in throughput barrels and revenues from some of our pipelines. Because our operating costs are primarily fixed, a reduction in throughput would result in not only a reduction of revenues but a decline in net income and cash flow of similar or greater magnitude, which would reduce our ability to make cash distributions to our unitholders or payments to our debt holders.

     Valero Energy may reduce throughput in our pipelines either because of market conditions that affect refineries generally or because of factors that specifically affect Valero Energy. These conditions and factors include the following:

     - a decrease in demand for refined products in the markets served by our pipelines;

     - a temporary or permanent decline in the ability of the McKee, Three Rivers, or Ardmore refineries to produce refined products;

     - a decision by Valero Energy to redirect refined products transported in our pipelines to markets not served by our pipelines or to transport crude oil by means other than our pipelines;

     - a decision by Valero Energy to sell one or more of the McKee, Three Rivers, or Ardmore refineries to a purchaser that elects not to use our pipelines to deliver crude oil to, or transport refined products from, the refinery;

     - a loss of customers by Valero Energy in the markets served by our pipelines or a failure to gain additional customers in growing markets; and

     - the completion of competing refined product pipelines in the western, southwestern, and Rocky Mountain market regions.

  DISTRIBUTIONS TO UNITHOLDERS OR PAYMENTS TO OUR DEBT HOLDERS COULD BE ADVERSELY AFFECTED BY A SIGNIFICANT DECREASE IN DEMAND FOR REFINED PRODUCTS IN THE MARKETS SERVED BY OUR PIPELINES.

     Any sustained decrease in demand for refined products in the markets served by our pipelines could result in a significant reduction in throughput in our crude oil and refined product pipelines and therefore in our cash flow, reducing our ability to make distributions to our unitholders or payments to our debt holders. Factors that could lead to a decrease in market demand include:

     - a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel, and travel;

     - higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or diesel;

     - an increase in fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers. Pending legislation in the U.S. Congress, such as the National Fuel Savings and Security Act of 2002 and the Fuel Economy and Security Act of 2002, may mandate such increases in fuel economy in the future;

     - an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for gasoline or diesel. Market prices for crude oil and refined products are subject to wide fluctuation in response to changes in global and regional supply over which neither we nor Valero Energy have any control, and recent significant increases in the price of crude oil may result in a lower demand for refined products; and

     - the increased use of alternative fuel sources, such as battery-powered engines. Several state and federal initiatives mandate this increased use. For example, the Energy Policy Act of 1992 requires 75% of all new vehicles purchased by federal agencies since 1999, 75% of all new vehicles purchased by state governments since 2000, and 70% of all new vehicles purchased for private fleets in 2006 and thereafter to use alternative fuels. Additionally, California has enacted a regulation requiring that by the year 2003, 10% of all fleets delivered to California for sale be zero-emissions vehicles.

  OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS COULD BE REDUCED BY A MATERIAL DECLINE IN PRODUCTION BY ANY OF VALERO ENERGY'S MCKEE, THREE RIVERS, OR ARDMORE REFINERIES.

     Any significant curtailing of production at the McKee, Three Rivers, or Ardmore refineries could, by reducing throughput in our pipelines, result in our realizing materially lower levels of revenues and cash flow for the duration of the shutdown. Operations at a refinery could be partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, none of which are within our control, such as:

     - scheduled turnarounds or unscheduled maintenance or catastrophic events at a refinery;

     - labor difficulties that result in a work stoppage or slowdown at a refinery;

     - environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at a refinery;

     - increasingly stringent environmental regulations, such as the Environmental Protection Agency's Gasoline Sulfur Control Requirements and Diesel Fuel Sulfur Control Requirements which limit the concentration of sulfur in gasoline and diesel fuel;

     - a disruption in the supply of crude oil to a refinery; and

     - a governmental ban or other limitation on the use of an important product of a refinery.

     The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the refinery operations affected by the shutdown. Furthermore, we have no control over the factors that may lead to a shutdown or the measures Valero Energy may take in response to a shutdown. Valero Energy will make all decisions at the refineries concerning levels of production, regulatory compliance, refinery turnarounds, labor relations, environmental remediation, and capital expenditures.

  VALERO ENERGY'S SEVEN-YEAR AGREEMENT TO USE OUR PIPELINES AND TERMINALS WILL BE SUSPENDED IF MATERIAL CHANGES IN MARKET CONDITIONS OCCUR THAT HAVE A MATERIAL ADVERSE EFFECT ON VALERO ENERGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     If market conditions with respect to the transportation of crude oil or refined products or with respect to the end markets in which Valero Energy sells refined products change in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals at the required levels, Valero Energy's obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect. Any suspension of Valero Energy's obligation could adversely affect throughput in our pipelines and terminals and therefore our ability to make payments to debt holders or distributions to unitholders.

     The concepts of a material change in market conditions and material adverse effect on Valero Energy are not defined in the agreement. However, situations that might constitute a material change in market conditions having a material adverse effect on Valero Energy include the cost of transporting crude oil or refined products by our pipelines becoming materially more expensive than transporting crude oil or refined products by other means or a material change in refinery profit that makes it materially more advantageous for Valero Energy to shift large volumes of refined products from markets served by our pipelines to pipelines retained by Valero Energy or owned by third parties. Valero Energy may suspend obligations by presenting a certificate from its chief financial officer that there has been a material change in market conditions having a material adverse effect on Valero Energy. If we disagree with Valero Energy, we have the right to refer the matter to an independent accounting firm for resolution.

  ANY LOSS BY VALERO ENERGY OF CUSTOMERS IN THE MARKETS SERVED BY OUR REFINED PRODUCT PIPELINES MAY ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     Should Valero Energy's retail marketing efforts become unsuccessful and result in declining or stagnant sales of its refined products, Valero Energy would have to find other end-users for its refined products. It may not choose or be able to replace lost branded retail sales through wholesale, spot, and exchange sales. Any failure by Valero Energy to replace lost branded retail sales could adversely affect throughput in our pipelines and, therefore, our cash flow and ability to make payments to debt holders or distributions to unitholders.

  IF OUR ASSUMPTIONS CONCERNING POPULATION GROWTH ARE INACCURATE OR VALERO ENERGY'S GROWTH STRATEGY IS NOT SUCCESSFUL, OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Our growth strategy is dependent upon:

     - the accuracy of our assumption that many of the markets that we serve in the southwestern and Rocky Mountain regions of the United States will experience population growth that is higher than the national average; and

     - the willingness and ability of Valero Energy to capture a share of this additional demand in its existing markets and to identify and penetrate new markets in the southwestern and Rocky Mountain regions of the United States.

     If our assumption about growth in market demand proves incorrect, Valero Energy may not have any incentive to increase refinery capacity and production, shift additional throughput to our pipelines, or shift volumes from our lower tariff pipelines to our higher tariff pipelines, which would adversely affect our growth strategy. Furthermore, Valero Energy is under no obligation to pursue a growth strategy with respect to its business that favors us. If Valero Energy chooses not, or is unable, to gain additional customers in new or existing markets in the southwestern and Rocky Mountain regions of the United States, our growth strategy would be adversely affected.

  NEW COMPETING REFINED PRODUCT PIPELINES COULD CAUSE DOWNWARD PRESSURE ON MARKET PRICES, AND AS A RESULT, VALERO ENERGY MIGHT DECREASE THE VOLUMES TRANSPORTED IN OUR PIPELINES.

     We are aware of a number of proposals or industry discussions regarding refined product pipeline projects that, if or when undertaken and completed, could adversely impact some of the most significant markets we serve. One of these projects, the Longhorn Pipeline, will transport refined products from the Texas Gulf Coast to El Paso. Most of the pipeline has been constructed, and it has obtained regulatory approval and is expected to begin operation by the end of 2002. The completion of the Longhorn Pipeline will increase the amount of refined products available in the El Paso, New Mexico, and Arizona markets, which could put downward pressure on refined product prices in those markets. As a result, Valero Energy might not find it economically attractive to maintain its current market share in those markets and might decrease the throughput in our pipelines to those markets. In addition, two other refined product pipeline projects have been announced, the Williams Pipeline project from northwestern New Mexico to Salt Lake City, Utah and the Equilon Pipeline project from Odessa, Texas to Bloomfield, New Mexico. It is uncertain if and when these proposed pipelines will commence operations. If completed, these proposed pipeline projects could cause downward pressure on market prices in the New Mexico and Arizona markets and could cause Valero Energy to decrease the volumes transported in our pipelines.

  IF ONE OR MORE OF OUR TARIFF RATES IS REDUCED, IF FUTURE INCREASES IN OUR TARIFF RATES DO NOT ALLOW US TO RECOVER FUTURE INCREASES IN OUR COSTS, OR IF RATEMAKING METHODOLOGIES ARE ALTERED, OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS MAY BE ADVERSELY AFFECTED.

     Our interstate pipelines are subject to extensive regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act. This Act allows the FERC, shippers, and potential shippers to challenge our current rates that are already effective and any proposed changes to those rates, as well as our terms and conditions of service. The FERC may subject any proposed changes to investigation and possible refund or reduce our current rates and order that we pay reparations for overcharges caused by these rates during the two years prior to the beginning of the FERC's investigation. In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested parties.

     Valero Energy has agreed not to challenge, or cause others to challenge, our tariff rates until 2008. This agreement does not prevent other shippers or future shippers from challenging our tariff rates. At the end of this time, Valero Energy will be free to challenge, or cause other parties to challenge, our tariff rates. If Valero Energy or any third party is successful in challenging our tariff rates, we may not be able to sustain our rates, which may adversely affect our revenues. Cash available for payments to debt holders or distribution to unitholders could be materially reduced by a successful challenge to our rates.

     Despite Valero Energy's agreement not to challenge rates, adverse market conditions could nevertheless cause us to lower our tariff rates. Valero Energy may find it economically advantageous to reduce the feedstock consumption or the production of refined products at the McKee, Three Rivers, or Ardmore refineries or to transport refined products to markets other than those we serve, any of which would have the effect of reducing throughput in our pipelines. If a material change in market conditions occurs, the pipelines and terminals usage agreement allows Valero Energy to reduce throughput in our pipelines. Accordingly, we could be forced to lower our tariff rates in an effort to make transportation through our pipelines economically attractive to Valero Energy in order to maintain throughput volumes. However, even a significant reduction of our tariffs may not provide enough economic incentive to Valero Energy to maintain historical throughput levels.

     Under the FERC's current ratemaking methodology, the maximum rate we may charge with respect to interstate pipelines is adjusted up or down each year by the percentage change in the producer price index for finished goods minus 1%. The FERC's current methodology also allows us, in some circumstances, to change rates based either on our cost of service, or market-based rates, or on a settlement or agreement with all of our shippers, instead of the index-based rate change. Under any of these methodologies, our ability to set rates based on our true costs may be limited or delayed. If for any reason future increases in our tariff rates are not sufficient to allow us to recover increases in our costs, our ability to make payments to debt holders or distributions to unitholders may be adversely affected.

     Potential changes to current ratemaking methods and procedures of the FERC and state regulatory commissions may impact the federal and state regulations under which we will operate in the future. In addition, if the FERC's petroleum pipeline ratemaking methodology were reviewed by a federal appeals court and changed, this change could reduce our revenues and reduce cash available for payments to debt holders or distribution to our unitholders.

  A MATERIAL DECREASE IN THE SUPPLY, OR A MATERIAL INCREASE IN THE PRICE, OF CRUDE OIL AVAILABLE FOR TRANSPORT THROUGH OUR PIPELINES TO VALERO ENERGY'S REFINERIES, COULD MATERIALLY REDUCE OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     The volume of crude oil we transport in our crude oil pipelines depends on the availability of attractively priced crude oil produced in the areas accessible to our crude oil pipelines, imported to our Corpus Christi storage facilities, and received from common carrier pipelines outside of our areas of operations. If Valero Energy does not replace volumes lost due to a material temporary or permanent decrease in supply from any of these sources with volumes transported in one of our other crude oil pipelines, we would experience an overall decline in volumes of crude oil transported through our pipelines and therefore a corresponding reduction in cash flow. Similarly, if there were a material increase in the price of crude oil supplied from any of these sources, either temporary or permanent, which caused Valero Energy to reduce its shipments in the related crude oil pipelines, we could experience a decline in volumes of crude oil transported in our pipelines and therefore a corresponding reduction in cash flow. Furthermore, a reduction of supply from our pipelines, either because of the unavailability or high price of crude oil, would likely result in reduced production of refined products at the McKee, Three Rivers, and Ardmore refineries, causing a reduction in the volumes of refined products we transport and our cash flow. Some of the local gathering systems that supply crude oil that we transport to the McKee and Ardmore refineries are experiencing a decline in production. Furthermore, international political and economic uncertainties over which neither we nor Valero Energy have any control may affect imports of crude oil.

  IF WE ARE NOT ABLE TO SUCCESSFULLY ACQUIRE, EXPAND, AND BUILD PIPELINES AND OTHER LOGISTICS ASSETS OR ATTRACT SHIPPERS IN ADDITION TO VALERO ENERGY, THE GROWTH OF OUR BUSINESS WILL BE LIMITED.

     We intend to grow our business in part through selective acquisitions, expansions of pipelines, and construction of new pipelines, as well as by attracting shippers in addition to Valero Energy. Each of these components has uncertainties and risks associated with it, and none of these approaches may be successful.

     We may be unable to consummate any acquisitions or identify attractive acquisition candidates in the future, to acquire assets or businesses on economically acceptable terms, or to obtain financing for any acquisition on satisfactory terms or at all. Valero Energy may not make any acquisitions that would provide acquisition opportunities to us or, if these opportunities arose, they may not be on terms attractive to us. Moreover, Valero Energy is not obligated in all instances to offer to us logistics assets acquired as part of an acquisition by Valero Energy. Valero Energy is also under no obligation to sell to us any pipeline assets it owns.

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, and services of the acquired companies or business segments, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired businesses. As a result, our business could be adversely affected by an acquisition.

     The construction of a new pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline along an existing pipeline, involves numerous regulatory, environmental, political, and legal uncertainties beyond our control. These projects may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. This could have an adverse effect on our ability to make payments to debt holders or distributions to unitholders.

     Once we increase our capacity through acquisitions, construction of new pipelines, or expansion of existing pipelines, we may not be able to obtain or sustain throughput to utilize the newly available capacity. The underutilization of a recently acquired, constructed, or expanded pipeline could adversely affect our ability to make payments to debt holders or distributions to unitholders.

     We may not be able to obtain financing of any acquisitions, expansions, and new construction on satisfactory terms or at all. Furthermore, any debt we incur may adversely affect our ability to make payments to debt holders or distributions to unitholders.

     We also plan to seek volumes of crude oil or refined products to transport on behalf of shippers other than Valero Energy. However, volumes transported by us for third parties have been very limited historically and because of our lack of geographic relationship or interconnections with other refineries, we may not be able to obtain material third party volumes.

  ANY REDUCTION IN THE CAPACITY OF, OR THE ALLOCATIONS TO, OUR SHIPPERS IN INTERCONNECTING THIRD PARTY PIPELINES COULD CAUSE A REDUCTION OF VOLUMES TRANSPORTED IN OUR PIPELINES AND COULD NEGATIVELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS OR DISTRIBUTIONS TO UNITHOLDERS.

     Valero Energy and the other shippers in our pipelines are dependent upon connections to third party pipelines both to receive crude oil from the Texas Gulf Coast, the Permian Basin, and other areas and to deliver refined products to outlying market areas in Arizona, the midwestern United States, and the Rocky Mountain region of the United States. Any reduction of capacities in these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines. Similarly, any reduction in the allocations to our shippers in these interconnecting pipelines because additional shippers begin transporting volumes over the pipelines could also result in reduced volumes transported in our pipelines. Any reduction in volumes transported in our pipelines could adversely affect our revenues and cash flows.

  VALERO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO THE DETRIMENT OF OUR SECURITY HOLDERS.

     Valero Energy and its affiliates currently have an aggregate 71.58% limited partner interest in us and own and control both Valero L.P.'s general partner and Valero Logistics Operations' general partner. Conflicts of interest may arise between Valero Energy and its affiliates, including the general partners, on the one hand, and us, on the other hand. As a result of these conflicts, the general partners may favor their own interests and the interests of their affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

     - Valero Energy, as the primary shipper in our pipelines, has an economic incentive to seek lower tariff rates for our pipelines and lower terminalling fees;

     - Some officers of Valero Energy, who provide services to us, also devote significant time to the businesses of Valero Energy and are compensated by Valero Energy for the services rendered by them;

     - Neither of the respective partnership agreements nor any other agreement requires Valero Energy to pursue a business strategy that favors us or utilizes our assets, including any increase in refinery production or pursuing or growing markets linked to our assets. Valero Energy's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Valero Energy;

     - Valero Energy and its affiliates may engage in limited competition with us;

     - Valero Energy may use other transportation methods or providers for up to 25% of the crude oil processed and refined products produced in the Ardmore, McKee, and Three Rivers refineries and is not required to use our pipelines if there is a material change in the market conditions for the transportation of crude oil and refined products, or in the markets for refined products served by these refineries, that has a material adverse effect on Valero Energy;

     - Valero L.P.'s general partner is allowed to take into account the interests of parties other than us, such as Valero Energy, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders;

     - Valero L.P.'s general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing common units, holders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

     - Valero L.P.'s general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is paid to our holders of securities;

     - Valero L.P.'s general partner determines which costs incurred by Valero Energy and its affiliates are reimbursable by us;

     - Neither partnership agreement restricts Valero L.P.'s general partner from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

     - Valero L.P.'s general partner controls the enforcement of obligations owed to us by Valero L.P.'s general partner and its affiliates, including the pipelines and terminals usage agreement with Valero Energy;

     - Valero L.P.'s general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

     - In some instances, Valero L.P.'s general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the expiration of the subordination period.

     Valero L.P.'s partnership agreement gives the general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS, MAKE DISTRIBUTIONS TO UNITHOLDERS, OR CAPITALIZE ON BUSINESS OPPORTUNITIES.

     As of March 31, 2002, our total indebtedness was $90.1 million, consisting of approximately $80 million outstanding under our revolving credit facility and $10.1 million of other debt. On May 29, 2002, we borrowed an additional $11 million under our revolving credit facility to pay for the cash purchase price of our acquisition of a 25-mile crude hydrogen pipeline. Our leverage may:

     - adversely affect our ability to finance future operations and capital needs;

     - limit our ability to pursue acquisitions and other business opportunities; and

     - make our results of operations more susceptible to adverse economic or operating conditions.

     We currently make interest payments of approximately $3.4 million on an annualized basis on the amount of debt outstanding, of which approximately $2.6 million are interest payments under our revolving credit facility and the remainder are interest payments on the debt assumed July 1, 2000.

     In addition, we currently have approximately $29.0 million of aggregate unused borrowing capacity under our revolving credit facility. Future borrowings, under our revolving credit facility or otherwise, could result in a significant increase in our leverage.

     The payment of principal and interest on our indebtedness will reduce the cash available for payments to debt holders and distributions to the unitholders. We will not be able to make any distributions to our unitholders if there is or will be an event of default under our debt agreements. Our ability to make principal and interest payments depends on our future performance, which is subject to many factors, several of which are outside our control.

     The revolving credit facility contains restrictive covenants that limit our ability to incur additional debt and to engage in some types of transactions. These limitations could reduce our ability to capitalize on business opportunities that arise. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

     The revolving credit facility contains provisions relating to changes in ownership. If these provisions are triggered, the outstanding debt may become due. If that happens, we may not be able to pay the debt.

Valero L.P.'s general partner and its direct and indirect owners are not prohibited by the partnership agreement from entering into a transaction that would trigger these change-in-ownership provisions.

  THE TRANSPORTATION AND STORAGE OF CRUDE OIL AND REFINED PRODUCTS IS SUBJECT TO FEDERAL AND STATE LAWS RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY AND RESULTS IN A RISK THAT CRUDE OIL AND OTHER HYDROCARBONS MAY BE RELEASED INTO THE ENVIRONMENT, POTENTIALLY CAUSING SUBSTANTIAL EXPENDITURES THAT COULD LIMIT OUR ABILITY TO MAKE PAYMENTS TO DEBT HOLDERS AND DISTRIBUTIONS TO UNITHOLDERS.

     Our operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in pipeline, gathering, storage, and terminalling operations, and we may incur these costs and liabilities in the future.

     Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us. If we were not able to recover these resulting costs through insurance or increased revenues, cash distributions to unitholders or payments to debt holders could be adversely affected. The transportation and storage of crude oil and refined products results in a risk of a sudden or gradual release of crude oil or refined products into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability for natural resources damages to government agencies, personal injury, or property damages to private parties and significant business interruption.

RISKS INHERENT IN AN INVESTMENT IN VALERO L.P.

  EVEN IF THE UNITHOLDERS ARE DISSATISFIED, THEY CANNOT REMOVE OUR GENERAL PARTNER WITHOUT ITS CONSENT.

     Valero L.P.'s general partner manages our operations. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Unitholders have no right to elect the general partner or the directors of its general partner on an annual or other continuing basis. Furthermore, our general partner and its affiliates own sufficient units to be able to prevent its removal as general partner.

     In addition, the effect of the following provisions of the partnership agreement may be to discourage a person or group from attempting to remove our general partner or otherwise change our management:

     - if the holders of at least 66 2/3% of the units remove Valero L.P.'s general partner without cause and units held by Valero L.P.'s general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and will share distributions with the existing common units pro rata, existing arrearages on the common units will be extinguished, and the common units will no longer be entitled to arrearages if we fail to pay the minimum quarterly distribution in any quarter. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as general partner;

     - any units held by a person that owns 20% or more of any class of units then outstanding, other than Valero L.P.'s general partner and its affiliates, cannot be voted on any matter; and

     - Valero L.P.'s partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

     As a result of these provisions, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

  WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT UNITHOLDER APPROVAL, WHICH MAY DILUTE EXISTING UNITHOLDERS' INTERESTS.

     During the subordination period, Valero L.P.'s general partner, without the approval of the unitholders, may cause us to issue common units in a number of circumstances such as the conversion of the general partner interest and the incentive distribution rights as a result of the withdrawal of Valero L.P.'s general partner.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - an existing unitholder's proportionate ownership interest in Valero L.P. will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Valero L.P.'s partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  THE GENERAL PARTNER OF VALERO L.P. HAS A LIMITED CALL RIGHT THAT MAY REQUIRE A UNITHOLDER TO SELL ITS COMMON UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time the general partner and its affiliates own 80% or more of the common units, the general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, at such time, a unitholder may be required to sell its common units at an undesirable time or price and may therefore not receive any return on the unitholder's investment. A unitholder may also incur a tax liability upon a sale of its units.

  A UNITHOLDER MAY NOT HAVE LIMITED LIABILITY IF A STATE OR COURT FINDS THAT WE ARE NOT IN COMPLIANCE WITH THE APPLICABLE STATUTES OR THAT UNITHOLDER ACTION CONSTITUTES CONTROL OF OUR BUSINESS.

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. A unitholder could be held liable in some circumstances for Valero L.P.'s obligations to the same extent as a general partner if a state or a court determined that:

     - Valero L.P. had been conducting business in any state without compliance with the applicable limited partnership statute; or

     - the right or the exercise of the right by the unitholders as a group to remove or replace Valero L.P.'s general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted participation in the "control" of Valero L.P.'s business.

     Valero L.P.'s general partner, under applicable state law, has unlimited liability for the obligations of Valero L.P., for example its debts and environmental liabilities, if any, except for those contractual obligations of Valero L.P. that are expressly made without recourse to the general partner.

     In addition, under some circumstances a unitholder may be liable to Valero L.P. for the amount of a distribution for a period of three years from the date of the distribution.

TAX RISKS

     For a discussion of all of the expected material federal income tax consequences of owning and disposing of common units, please read "Tax Considerations."

  THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

     The federal income tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of counsel that, based on current law, we have been and will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specified factual assumptions and are not binding on the IRS or any court.

     If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, currently 35%, distributions would generally be taxed again to you as corporate distributions, and no income, gains, losses, or deductions would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of the common units.

     Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then distributions will be decreased to reflect the impact of that law on us.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS AND THE COSTS OF ANY CONTEST WILL BE BORNE BY SOME OR ALL OF THE UNITHOLDERS.

     We have not requested any ruling from the IRS with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from counsel's conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions or positions we take. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

  YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions equal to your allocable share of our taxable income or even the tax liability that results from that income. Further, you may incur a tax liability, in excess of the amount of cash you receive, upon the sale of your common units.

  TAX GAIN OR LOSS ON THE DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     Upon a sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions from us in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in the common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in the common unit, even if the price is less than your original cost. A portion of the amount realized, whether or not representing gain, will likely be ordinary income. Furthermore, should the IRS successfully contest some conventions we use, you could realize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

  INVESTORS, OTHER THAN INDIVIDUALS WHO ARE U.S. RESIDENTS, MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING COMMON UNITS.

     Investment in common units by some tax-exempt entities, regulated investment companies, and foreign persons raises issues unique to these persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, from the ownership of a common unit will be unrelated business income and thus will be taxable to the unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay taxes on their share of our taxable income.

  WE HAVE REGISTERED AS A "TAX SHELTER" WITH THE SECRETARY OF THE TREASURY. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered as a "tax shelter" with the Secretary of the Treasury. As a result, we may be audited by the IRS and tax adjustments could be made. The rights of a unitholder owning less than a 1% interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

  WE TREAT A PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER. A SUCCESSFUL IRS CHALLENGE COULD ADVERSELY AFFECT THE VALUE OF THE COMMON UNITS.

     Because we cannot match transferors and transferees of common units, we have adopted certain depreciation conventions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to you or could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AND RETURN FILING REQUIREMENTS AS A RESULT OF AN INVESTMENT IN COMMON UNITS.

     In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Texas, Colorado, New Mexico, Kansas, and Oklahoma. Of these states, Colorado, New Mexico, Kansas, and Oklahoma currently impose a personal income tax. It is the responsibility of each unitholder to file all federal, state, and local tax returns that may be required of the unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes. These general corporate purposes could include, among other things:

     - repayment of debt;

     - working capital;

     - capital expenditures; and

     - future acquisitions, which may consist of acquisitions of discrete assets or businesses.

     The actual application of proceeds from the sale of any particular tranche of securities issued using this prospectus will be described in the applicable prospectus supplement relating to such tranche of securities. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                  THREE MONTHS
                                             TWELVE MONTHS ENDED DECEMBER 31,        ENDED
                                           ------------------------------------    MARCH 31,
                                           1997    1998    1999    2000   2001        2002
                                           -----   -----   -----   ----   -----   ------------
Ratio of Earnings to Fixed Charges.......  44.1x   59.5x   70.8x   8.7x   11.8x      17.6x

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

                          DESCRIPTION OF COMMON UNITS

     References in this "Description of Common Units" to "we," "us" and "our" mean Valero L.P.

NUMBER OF UNITS

     We currently have 9,654,572 common units outstanding, of which 5,230,250 are held by the public and 4,424,322 are held by an affiliate of our general partner. We also have 9,599,322 subordinated units outstanding, all of which are held by an affiliate of our general partner, for which there is no established public trading market. The common units and the subordinated units represent an aggregate 98% limited partner interest and the general partner interests represent an aggregate 2% general partner interest in Valero L.P.

     Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion. However, during the subordination period, we may not issue equity securities senior to the common units or an aggregate of more than 4,462,161 common units or other units having rights to distributions or in liquidation ranking on a parity with the common units without the prior approval of at least a majority of the outstanding common units voting as a class and at least a majority of the outstanding subordinated units voting as a class; provided that, we may issue an unlimited number of additional common units or parity securities prior to the end of the subordination period and without unitholder approval for acquisitions which increase cash flow from operations per unit on a pro forma basis.

VOTING

     Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

     Holders of subordinated units will sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

     - a sale or exchange of all or substantially all of our assets;

     - the election of a successor general partner in connection with the removal of our general partner;

     - dissolution or reconstitution of Valero L.P.;

     - a merger of Valero L.P.;

     - issuance of limited partner interests in some circumstances; and

     - specified amendments to our partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

     The subordinated units are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

     - a two-thirds vote of all outstanding units voting as a single class; and

     - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

LISTING

     Our outstanding common units are listed on The New York Stock Exchange under the symbol "VLI". Any additional common units we issue will also be listed on the NYSE.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

                               CASH DISTRIBUTIONS

     References in this "Cash Distributions" section to "we," "us" and "our" mean Valero L.P.

DISTRIBUTIONS OF AVAILABLE CASH

     General. Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date and to our general partner.

     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

     - less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

      - provide for the proper conduct of our business;

      - comply with applicable law, any of our debt instruments, or other agreements; or

      - provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

     - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year to the extent we have sufficient cash from our operations after the establishment of reserves and the payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter.

     Event of Default under the Credit Facility. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under Valero Logistics' revolving credit facility.

     Increase in Quarterly Distribution. On April 19, 2002, we announced an increase in the quarterly distribution from $0.60 per unit to $0.65 per unit for the 2002 first quarter cash distribution, which was paid on May 15, 2002.

OPERATING SURPLUS, CAPITAL SURPLUS AND ADJUSTED OPERATING SURPLUS

     General. All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

     Definition of Operating Surplus. For any period, operating surplus generally means:

     - our cash balance on the closing date of our initial public offering; plus

     - $10 million; plus

     - all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

     - all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

     - the amount of reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures.

     Definition of Capital Surplus. Capital surplus will generally be generated only by:

     - borrowings other than working capital borrowings;

     - sales of debt and equity securities; and

     - sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

     Definition of Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

     Adjusted operating surplus for any period generally means:

     - operating surplus generated with respect to that period; less

     - any net increase in working capital borrowings with respect to that period; less

     - any net reduction in reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

     - any net decrease in working capital borrowings with respect to that period; plus

     - any net increase in reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

SUBORDINATION PERIOD

     General. During the subordination period, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.60 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. The subordination period will extend until the first day of any quarter beginning after March 31, 2006 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of this removal:

     - the subordination period will end and each subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

     - First, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.66 per unit for that quarter (the "first target distribution");

     - Second, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until each unitholder receives a total of $0.90 per unit for that quarter (the "second target distribution"); and

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, and 2% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                  MARGINAL PERCENTAGE INTEREST IN
                                                TOTAL QUARTERLY            DISTRIBUTIONS
                                                 DISTRIBUTION     -------------------------------
TARGET DISTRIBUTION                              TARGET AMOUNT    UNITHOLDERS    GENERAL PARTNER
-------------------                             ---------------   ------------   ----------------
Minimum Quarterly Distribution................         $0.60          98%               2%
First Target Distribution.....................          0.66          90%              10%
Second Target Distribution....................          0.90          75%              25%
Thereafter....................................    above 0.90          50%              50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

     - the minimum quarterly distribution;

     - target distribution levels;

     - unrecovered initial unit price;

     - the number of common units issuable during the subordination period without a unitholder vote; and

     - the number of common units into which a subordinated unit is convertible.

     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Valero L.P., to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Valero L.P. to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

     Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

         (1) the unrecovered initial unit price for that common unit; plus

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

         (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

         (1) the unrecovered initial unit price on that subordinated unit; and

         (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to our general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 90% to the units, pro rata, and 10% to our general partner, pro rata, for each quarter of our existence;

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

     - Fifth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

         (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

         (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to our general partner for each quarter of our existence;

     - Thereafter, 50% to all unitholders, pro rata, 48% to the holders of incentive distribution rights, and 2% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

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

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

     The debt securities will be either senior debt securities or subordinated debt securities of Valero Logistics, which does not have any debt securities outstanding at this time. All debt securities will be unsecured. The senior debt securities will have the same rank as all of Valero Logistics' other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture -- Subordinated Debt Securities Subordinated to Senior Debt" below.

     If Valero Logistics offers senior debt securities, it will issue them under a senior indenture. If Valero Logistics offers subordinated debt securities, it will issue them under a subordinated indenture. In addition to the following summary, you should refer to the applicable provisions in the senior indenture and the subordinated indenture for more detailed information. Valero Logistics has filed forms of each of the senior indenture and the subordinated indenture as exhibits to the registration statement of which this prospectus is a part.

     Neither indenture limits the aggregate principal amount of debt securities that Valero Logistics may issue under that indenture. The debt securities may be issued in one or more series as Valero Logistics may authorize from time to time.

PARENT GUARANTEE

     Valero Logistics' payment obligations under any series of debt securities will be fully and unconditionally guaranteed by Valero L.P. Valero L.P. will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by Valero L.P.

     Pursuant to the parent guarantee, Valero L.P. will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The parent guarantee will be enforceable against Valero L.P. without any need to first enforce any debt securities against Valero Logistics.

     Valero L.P.'s guarantee of the senior debt securities:

     - will be Valero L.P.'s unsecured and unsubordinated general obligation;
       and

     - will rank on a parity with all of Valero L.P.'s other unsecured and unsubordinated indebtedness.

     If a series of subordinated debt securities is guaranteed by Valero L.P., then the guarantee will be subordinated to the senior debt of Valero L.P. to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of Valero Logistics.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     Valero Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - whether the debt securities are senior or subordinated debt securities;

     - the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

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

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right Valero Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

     - any conversion or exchange provisions;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate Valero Logistics to repurchase or otherwise redeem the debt securities;

     - any changes to or additional events of default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

     - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

  SUMMARY

     The senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of Valero Logistics and senior in right of payment to any subordinated debt (including the subordinated debt securities) of Valero Logistics. The senior indenture will contain restrictive covenants, including provisions that:

     - limit the ability of Valero Logistics to put liens on any of its property or assets; and

     - limit the ability of Valero Logistics to sell and lease back its principal assets.

     Subordinated debt securities issued under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. Valero Logistics has described below these provisions and some of the defined terms used in them.

  LIMITATION ON LIENS

     The senior indenture will provide that Valero Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

     This restriction does not apply to:

         1. Permitted Liens, as defined below;

         2. any lien upon any property or assets of Valero Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

         3. any lien upon any property or assets created at the time of acquisition of such property or assets by Valero Logistics or any subsidiary or within one year after such time to secure all

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

            or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

         4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by Valero Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

         5. any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

         6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

         7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Valero Logistics or the applicable subsidiary has not exhausted its appellate rights;

         8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

         9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

        10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of Valero Logistics or any subsidiary.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     "Permitted Liens" means:

         1. Liens upon rights-of-way for pipeline purposes created by a person other than Valero Logistics;

         2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

         3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

         4. liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by Valero Logistics or any subsidiary;

         5. liens of, or to secure the performance of, leases, other than capital leases;

         6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

         7. any lien upon property or assets acquired or sold by Valero Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

         8. any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

         9. any lien in favor of Valero Logistics or any subsidiary;

        10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by Valero Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

        11. any lien securing industrial development, pollution control or similar revenue bonds;

        12. any lien securing debt of Valero Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Valero Logistics or any subsidiary in connection therewith;

        13. liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

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

        14. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

     - all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

     - the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on the consolidated balance sheet of Valero L.P. for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

  RESTRICTIONS ON SALE-LEASEBACKS

     The senior indenture will provide that Valero Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by Valero Logistics or any subsidiary of any property or assets to a person (other than Valero Logistics or a subsidiary) and the taking back by Valero Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

         1. the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

         2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         3. Valero Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

         4. Valero Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of Valero Logistics, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of Valero Logistics or its subsidiaries.

     Notwithstanding the foregoing, Valero Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of Valero Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

     "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of

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

a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

     "Pari Passu Debt" means any debt of Valero Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

  SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

     The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of Valero Logistics. "Senior Debt" is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by Valero Logistics, that are not expressly subordinate or junior in right of payment to any other indebtedness of Valero Logistics.

  PAYMENT BLOCKAGES

     The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that Valero Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

  NO LIMITATION ON AMOUNT OF SENIOR DEBT

     The subordinated indenture will not limit the amount of Senior Debt that Valero Logistics may incur.

CONSOLIDATION, MERGER OR ASSET SALE

     Pursuant to each of the indentures, Valero Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

     - (a) in the case of a merger, Valero Logistics is the surviving entity, or
       (b) the entity formed by such consolidation or into which Valero Logistics is merged or the entity which acquires by sale or transfer, or which leases, Valero Logistics' properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of Valero Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

     - the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

     - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

     - Valero Logistics has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

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

MODIFICATION OF INDENTURES

     Valero Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

     - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

     - change the redemption date for any debt security;

     - reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

     - change the place of payment where any debt security or any premium or interest on any debt security is payable;

     - change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on any debt security;

     - modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

     - reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

     - modify any of the above provisions.

     Valero Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to provide for the assumption of obligations of Valero Logistics under such indenture and the debt securities issued thereunder by a successor;

     - to provide for the assumption of Valero L.P.'s guarantee under such indenture by a successor;

     - to add covenants and events of default or to surrender any rights Valero Logistics has under such indenture;

     - to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture -- Limitations on Liens;"

     - to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

     - to supplement such indenture in order to establish a new series of debt securities under such indenture;

     - to provide for successor trustees;

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for uncertificated securities in addition to certificated securities;

     - to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

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

     - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

     - to qualify such indenture under the Trust Indenture Act.

     The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by Valero Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

EVENTS OF DEFAULT AND REMEDIES

     "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

     - failure to pay interest on any debt security of that series for 30 days;

     - failure to pay the principal of or any premium on any debt security of that series when due;

     - failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - failure to pay any indebtedness of Valero Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to Valero Logistics by the trustee or to Valero Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

     - certain events of bankruptcy, insolvency or reorganization of Valero Logistics; or

     - any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

     The subordination provisions of the subordinated indenture do not affect the obligation of Valero Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to
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

certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

REGISTRATION OF DEBT SECURITIES

     Valero Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

MINIMUM DENOMINATIONS

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of Valero Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for its obligations under the indentures or the debt securities. In addition, Valero GP, LLC, the general partner of Valero L.P.'s general partner, and the directors, officers, employees and members of Valero GP, LLC will not have any liability for Valero L.P.'s obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by Valero Logistics and specified in a prospectus supplement.

     Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by Valero Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Valero Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. Valero Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. Valero Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

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     Valero Logistics will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. Valero Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. Valero Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, Valero Logistics will not be required

     - to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security Valero Logistics is redeeming in part.

DISCHARGING VALERO LOGISTICS' OBLIGATIONS

     Valero Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. Valero Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If Valero Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

     Valero Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, Valero Logistics must deliver to the trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. Valero Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in Valero Logistics becoming an investment company in violation of the Investment Company Act of 1940.

THE TRUSTEE

  RESIGNATION OR REMOVAL OF TRUSTEE

     Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. Valero Logistics may appoint a separate trustee for any series of debt securities. The term "trustee" refers to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

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  LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF VALERO LOGISTICS

     There are limitations on the right of the trustee, in the event that it becomes a creditor of Valero Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

     The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     Every application by Valero Logistics for action by the trustee shall be accompanied by a certificate of certain of Valero Logistics' officers and an opinion of counsel (who may be Valero Logistics' counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by Valero Logistics.

GOVERNING LAW

     The indentures and the debt securities will be governed by the laws of the State of New York.

                         BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company (DTC) will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with or on behalf of DTC. This means that Valero Logistics will not issue certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC advises us that it is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

     DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

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

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Valero Logistics will wire principal and interest payments on the global notes to DTC's nominee. Valero Logistics and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, Valero Logistics, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest on the global notes, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or Valero Logistics.

     Debt securities represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

     - DTC notifies Valero Logistics that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Valero Logistics within 90 days; or

     - Valero Logistics determines not to require all of the debt securities of a series to be represented by a global note and notifies the trustee of the decision of Valero Logistics.

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

                               TAX CONSIDERATIONS

     This section is a summary of the material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both Valero L.P. and Valero Logistics.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          1. the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Treatment of Unitholders -- Treatment of Short Sales");

          2. whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          3. whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Disposition of Common Units -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS with respect to our, or Valero Logistics', classification as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead, we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, each of Valero L.P. and Valero Logistics has been and will continue to be classified as a partnership for federal income tax purposes.

     In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. has relied on the following factual representations and covenants made by us and the general partner:

     - Neither Valero L.P. nor Valero Logistics has elected or will elect to be treated as an association or corporation;

     - Valero L.P. and Valero Logistics have been and will be operated in accordance with all applicable partnership statutes, the applicable partnership agreement and in the manner described in this prospectus; and

     - For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation, storage or marketing of any mineral or natural resource, including oil, gas, or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of crude oil, natural gas, and products thereof. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and the unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If Valero L.P. or Valero Logistics were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of Valero L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either Valero L.P. or Valero Logistics as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

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

     The discussion below is based on Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

TAX TREATMENT OF UNITHOLDERS

     Limited Partner Status. Unitholders who have become limited partners of Valero L.P. will be treated as partners of Valero L.P. for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of Valero L.P. for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to these common units for federal income tax purposes. Please read "-- Treatment of Short Sales."

     Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of Valero L.P. for federal income tax purposes.

     Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss, and deduction for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, a unitholder will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue

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

Code. That income will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of the Section 751 assets deemed relinquished in the exchange.

     Tax Rates. In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual is generally 20% if the asset was held for more than 12 months at the time of disposition.

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their own tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

     Basis of Common Units. A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

     Limitations on Deductibility of Our Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder that is subject to the "at-risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder, or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

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

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Allocation of Income, Gain, Loss, and Deduction. In general, if we have a net profit, our items of income, gain, loss, and deduction are allocated among the general partner and the unitholders in accordance with their particular percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income is allocated to the recipients to the extent of these distributions. If we have a net loss, the amount of that loss will be allocated first, to the general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts as maintained under the partnership agreement, and, second, to the general partner.

     Specified items of our income, deduction, gain, and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and affiliates of the general partner, and to account for the differences between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, specified items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss, or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to us, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions, and rights of the partners to distributions of capital upon liquidation.

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

     Counsel is of the opinion that, with the exception of the issues described in "-- Disposition of Common Units -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner, in which event the partner could file a claim for credit or refund.

     Treatment of Short Sales. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read
"-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Tax Basis, Depreciation, and Amortization. The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the contributing partners and other unitholders at that time. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction."

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

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Treatment of Unitholders -- Allocation of Income, Gain, Loss and Deduction" and
"-- Disposition of Common Units -- Recognition of Gain or Loss."

     Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

     Uniformity of Units. Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "-- Disposition of Common Units -- Section 754 Election."

     Consistent with the regulations under Section 743 of the Internal Revenue Code, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply rules described in the regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values,

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and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss, or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership

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

interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "allocation date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the allocation date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components, (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with these Treasury Regulations. Please read
"-- Tax Treatment of Operations -- Uniformity of Units."

     Although Andrews & Kurth, May, Day, Caldwell & Keeton L.L.P. is unable to opine as to the validity of this method because there is no clear authority on this issue, we intend to depreciate or amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules

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

described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex, and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

     Notification Requirements. A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that describes the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will cause a termination of Valero Logistics. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons, and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable

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income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts, or estates that own common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns for their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on any net income or gain.

     Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to these partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign unitholders at the highest marginal rate applicable to individuals at the time of the distribution. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a common unit if that foreign unitholder has owned 5% or less in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of those conventions may not yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as the tax matters partner of Valero L.P.

     The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

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

     OUR TAX SHELTER REGISTRATION NUMBER IS 00294000008. ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority"; or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL, AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance, or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own assets or do business in Texas, Colorado, New Mexico, Kansas, and Oklahoma. Of these states, Colorado, New Mexico, Kansas, and Oklahoma currently impose a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally

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does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Treatment of Unitholders -- Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

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

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in Valero L.P. by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

          (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in Valero L.P. is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in Valero L.P., be deemed to own an undivided interest in the assets of Valero L.P., with the result that the general partner would also be a fiduciary of the plan and the operations of Valero L.P. would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b) the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Valero L.P.'s assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers,

     - through agents,

     - through underwriters or dealers, or

     - pursuant to delayed delivery contracts or forward contracts.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for, us in the ordinary course of business.

     Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

                           VALIDITY OF THE SECURITIES

     The validity of the securities and certain federal income tax matters related to the securities will be passed upon by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS

     The financial statements of:

     - Valero L.P., formerly Shamrock Logistics, L.P. and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business), (collectively, the Partnerships) as of December 31, 2001 and 2000 (successor), and for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor) included in Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this prospectus and elsewhere in the registration statement;

     - Wichita Falls Crude Oil Pipeline and Storage Business as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included in Valero L.P.'s Current Report on Form 8-K/A filed April 16, 2002, and incorporated by reference in this prospectus and elsewhere in the registration statement; and

     - Valero L.P., formerly Shamrock Logistics, L.P. and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business), (collectively, the Partnerships) as of December 31, 2001 (restated) and 2000 (successor), and for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor) included in Valero L.P.'s Current Report on Form 8-K filed May 16, 2002, and incorporated by reference in this prospectus and elsewhere in the registration statement;

have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     On March 22, 2002, upon the recommendation of the audit committee, the board of directors approved the dismissal of Arthur Andersen LLP (Arthur Andersen) as Valero L.P.'s independent public accountants and the selection of Ernst & Young LLP (Ernst & Young) as Valero L.P.'s new independent public accountants to audit the consolidated financial statements of Valero L.P. for the year ending December 31, 2002. This change became effective upon the completion by Arthur Andersen of its audits of the financial statements of the Wichita Falls Crude Oil Pipeline and Storage Business, which were filed on Form 8-K/A on April 16, 2002. It should be noted that Arthur Andersen has not audited, or performed a review in accordance with standards established by the American Institute of Certified Public Accountants of, any financial statements of Valero L.P. as of any date or for any period subsequent to December 31, 2001.

                             5,750,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

                                (VALERO LP LOGO)

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                                MARCH    , 2003
                          ----------------------------

                                LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                              SALOMON SMITH BARNEY

                                  UBS WARBURG

                           CREDIT SUISSE FIRST BOSTON

                              RBC CAPITAL MARKETS

                             SANDERS MORRIS HARRIS